UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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TRONOX HOLDINGS PLC
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Fellow Shareholder:
You are cordially invited to attend the Annual General Meeting of Shareholders of Tronox Holdings plc, which will be held at 9 a.m. (U.S. Eastern Daylight Time) on May 5, 2021.
The accompanying notice of meeting and Proxy Statement describe the matters to be voted on at the meeting. The Board of Directors recommends that you vote FOR all the proposals set forth in the accompanying notice of meeting and Proxy Statement.
Since last year’s Annual General Meeting of Shareholders much has changed at Tronox. Like all companies and organizations, we weathered a history-making global pandemic. Tronox emerged from the pandemic a more resilient, flexible company confident in its ability to execute on its strategy of being the world’s leading vertically integrated producer of titanium dioxide. Unlike other companies, however, Tronox underwent a sudden and unexpected change in leadership when late in 2020, Mr. Jeffry Quinn, who was then serving as our Chairman and CEO, requested a leave of absence immediately after he discovered the Securities and Exchange Commission and United States Department of Justice had identified him as an unnamed co-conspirator in an insider trading complaint filed in federal court. The complaints suggested that in 2016, long before serving as our CEO, Mr. Quinn may have provided material non-public information to an individual who traded in the shares of Ferro Corporation, an NYSE-listed chemical company on which Mr. Quinn was then serving as a director. While the allegations of insider trading are unrelated to Tronox, the Board and Mr. Quinn agreed that as of December 27, 2020 it was in the best interests of all parties for Mr. Quinn to take a leave of absence from Tronox. Approximately three-months later, on March 18, 2021, Mr. Quinn fully retired from all his positions with the Company. When the Company entered into the retirement agreement with Mr. Quinn, we restructured both our executive and board leadership as follows:
•
Mr. John Romano, formerly our Executive Vice President, Chief Commercial and Strategy Officer, and Mr. Jean-Francois Turgeon, formerly our Executive Vice President and Chief Operating Officer, were each elected as Co-CEO; and

•	I have been elected as Non-Executive Chairman of the Board whereas I previously served as your Lead Independent Director.
Thanks to the strong succession planning activities undertaken by Mr. Quinn and your Board, Tronox has two battled-tested leaders in Messrs. Romano and Turgeon who are ready to seamlessly assume the mantle of leadership. Both individuals will stay focused on our long-term strategies and have been extremely well accepted by shareholders, customers, employees and other stakeholders.
YOUR VOTE IS MORE IMPORTANT THAN EVER THIS YEAR. We encourage you to read the Proxy Statement and vote your shares as way of showing support for the executive and board governance changes that were implemented to ensure continuity of strategy and demonstrate the strength of the Company. Shareholders may vote via the Internet, by telephone or by completing and returning a proxy card.
On behalf of the Board of Directors, we want to thank you for your continued support of Tronox.
Sincerely,

Ilan Kaufthal
Chairman

NOTICE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF TRONOX HOLDINGS PLC
(Registered Company No. 11653089)
Date:	May 5, 2021

Time:	9:00 am EDT

Location:	410 Park Avenue, Suite 1400, New York, New York 10022

Record Date:	5:00 p.m. (U.S. Eastern Daylight Time) on March 26, 2021

Meeting Agenda:	1.	Election of each of the ten director nominees listed in the accompanying Proxy Statement by separate ordinary resolutions.
	2.	A non-binding advisory vote to approve executive compensation.
	3.	Ratify the appointment of PricewaterhouseCoopers LLP (U.S.) as the Company’s independent registered public accounting firm.
4.
Approve receipt of our U.K. audited annual report and accounts and related directors' and auditor's reports for the fiscal year ended December 31, 2020 included in Appendix A to this Proxy Statement (the “Annual Report and Accounts”).

5.
Approve on a non-binding advisory basis our U.K. directors' remuneration report for the fiscal year ended December 31, 2020, contained in the Annual Report and Accounts and included in Appendix A to this Proxy Statement (the “Directors’ Remuneration Report”).

6.
Re-appoint PricewaterhouseCoopers LLP (“PwC U.K.”) as our U.K. statutory auditor under the U.K. Companies Act 2006 to hold office from the conclusion of the Annual Meeting until the conclusion of the next general meeting at which the annual report and accounts are laid before the Company.

	7.	Authorize the Board or the Audit Committee to determine the remuneration of PwC U.K. in its capacity as the Company’s U.K. statutory auditor.

We encourage shareholders to vote as soon as possible. Shareholders of record on the Record Date are entitled to vote in the following ways:
By Internet:	By Telephone:	By Mail:

You can vote your shares online at www.proxyvote.com	In the U.S. or Canada, you can vote your shares by calling +1-800-690-6903.
You can vote by mail by marking, dating and signing your proxy card and returning it in the business reply envelope to Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901 U.S.A.

A shareholder of record is entitled to appoint more than one proxy in relation to the 2021 Annual Meeting (provided that each proxy is appointed to exercise the rights attached to different ordinary shares). Such proxy need not be a shareholder of record, but must attend the 2021 Annual Meeting and vote as the shareholder of record instructs for such vote to be counted. The proxy may exercise all or any of a shareholder’s right to attend, ask questions and vote at the 2021 Annual Meeting and need not be a shareholder of Tronox Holdings plc.
This Notice of Annual General Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about April 1, 2021.
By Order of the Board of Directors,

Jeffrey N. Neuman
Senior Vice President,
General Counsel and Secretary
Registered Office: Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, DN40 2PR, United Kingdom

Page
PROXY SUMMARY	1
PROPOSAL 1 – ELECTION OF DIRECTORS	8
SUSTAINABILITY AND CORPORATE RESPONSIBILITY	23
2020 NON-EMPLOYEE DIRECTOR COMPENSATION	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	27
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
PROPOSAL 2 – ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)	31
COMPENSATION DISCUSSION AND ANALYSIS	33
REPORT OF THE AUDIT COMMITTEE	71
PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	72
PROPOSAL 4 – VOTE TO RECEIVE THE ANNUAL REPORT AND ACCOUNTS	74
PROPOSAL 5 – VOTE TO APPROVE, AS A NON-BINDING ADVISORY RESOLUTION, THE U.K. DIRECTORS’ REMUNERATION REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020.	75
PROPOSAL 6 – RE-APPOINTMENT OF OUR U.K. STATUTORY AUDITOR	76
PROPOSAL 7 – AUTHORIZATION OF THE BOARD OR THE AUDIT COMMITTEE TO DETERMINE THE REMUNERATION OF PRICEWATERHOUSECOOPERS LLP AS OUR U.K. STATUTORY AUDITOR	77
GENERAL INFORMATION	78
ADDITIONAL INFORMATION	82
APPENDIX A: ANNUAL REPORT AND ACCOUNTS (WITH DIRECTORS’ REMUNERATION REPORT)	A-1
In the Notice of Annual Meeting and this Proxy Statement, references to “Tronox,” the “Company,” “we,” “us,” or “our” and similar expressions refer to Tronox Holdings plc and “Annual Meeting” refers to the annual general meeting of the shareholders of Tronox Holdings plc, unless the context of a particular reference provides otherwise. In this Proxy Statement, references to “shares” refer to ordinary shares of Tronox Holdings plc.

PROXY SUMMARY
Like all companies and organizations, Tronox had a history-making global pandemic thrust upon it in 2020, but we were able to weather the challenge, and in our view, emerged a more resilient, flexible company, confident in our ability to execute on our strategy of being the world’s leading vertically integrated producer of titanium dioxide.
We also experienced an unexpected change in leadership near year-end 2020, when Mr. Jeffry Quinn, who was then serving as our Chairman and CEO, requested a leave of absence immediately after he discovered the Securities and Exchange Commission and United States Department of Justice had identified him as an unnamed co-conspirator in an insider trading complaint filed in federal court. The complaint suggested that in 2016, long before serving as our CEO, Mr. Quinn may have provided material non-public information to an individual who traded in the shares of Ferro Corporation, an NYSE-listed chemical company on which Mr. Quinn was then serving as a director. While the allegations of insider trading are unrelated to Tronox, the Board and Mr. Quinn agreed that it was in the best interests of all parties for Mr. Quinn to take a leave of absence from Tronox. Approximately three-months later, on March 18, 2021, the Company entered into a retirement agreement with Mr. Quinn, and we restructured both our executive and Board leadership structure as follows:
•
Mr. John Romano, formerly our Executive Vice President, Chief Commercial and Strategy Officer, and Mr. Jean-Francois Turgeon, formerly our Executive Vice President and Chief Operating Officer, were each appointed Interim Co-CEO on December 27, 2020, and then elected as permanent Co-CEOs on March 18, 2021; and

•
Mr. Ilan Kaufthal, who was serving as the Company’s Lead Independent Director, was asked to serve as Non-Executive Chairman of the Board on an interim basis on December 27, 2020, and then elected as permanent Non-Executive Chairman of the Board on March 18, 2021.

Thanks to the thorough succession planning of Mr. Quinn and your Board, Tronox was well-positioned to ask its two seasoned commercial and operating leaders, Messrs. Romano and Turgeon, to lead the company as Co-CEOs. Both individuals had collaborated closely with Mr. Quinn in developing our corporate strategy and running the business on a day-to-day basis, and they are highly regarded by our shareholders, customers, employees and other stakeholders.
The Board is confident in the ability of Messrs. Romano and Turgeon to jointly share the leadership of the Company in an admittedly somewhat unusual Co-CEO structure for the following reasons:
•	They have worked closely together as two of our named executive officers for seven years and share a common vision for Tronox;
•	They demonstrate a high level of mutual respect, trust and support for one another;
•	They conduct themselves with an appropriate level of humility, and are well regarded in the organization for openness, transparency and an outward mindset;
•	They each have a clear and distinct role in the Company - and a depth of knowledge/expertise - that is equally important to our success, and which the organization already understands;
•	They are quick to coordinate with one another on important decisions and speak with one voice;
•	They are aligned and in full agreement on the key elements of our strategy:
•	making Tronox the world’s leading vertically integrated TiO2 producer;
•	allocating our capital to pay down debt and lower our leverage; and
•	investing in systems and technology to make Tronox a lean, efficient, low-cost, sustainable producer.
•	Finally, they are passionate about the safety of our people, foster diversity and inclusion throughout our global organization, and are committed to environmental sustainability.

PROXY SUMMARY
What We Do and How We Do It
We are the world’s leading integrated manufacturer of TiO2 pigment. We operate titanium-bearing mineral sand mines and beneficiation and smelting operations in Australia, South Africa and Brazil to produce feedstock materials that can be processed into TiO2 for pigment, high purity titanium chemicals, including titanium tetrachloride, and ultrafine TiO2 used in certain specialty applications. It is our long-term strategic goal to be vertically integrated and consume all our feedstock materials in our nine TiO2 pigment facilities located in the United States, Australia, Brazil, U.K., France, the Netherlands, China and the Kingdom of Saudi Arabia. We believe that vertical integration is the best way to achieve our ultimate goal of delivering low cost, high-quality pigment to our TiO2 customers throughout the world. The mining, beneficiation and smelting of titanium bearing mineral sands also creates meaningful quantities of zircon, which we also supply to customers around the world.
The following chart highlights our fully integrated business across the TiO2 value chain.

Mineral Sands and Beneficiation
TiO_2 Pigment Process
End Markets
Titanium and Zircon Bearing Sands
Mineral Separation
Rutile
Leucoxene
Ilmenite
Zircon
Activated Carbon
SR Kiln
Synthetic Rutile
Slag Furnaces
Slag
Pig Iron
Chloride Process
Sulphate Process
TiO_2
Filtration and purification
Welding Electrodes
Titanium Tetrachloride: Ti-metal, catalysts, pigments
Coatings (58%)
Plastics (26%)
Paper and Specialty (16%)
Air Emission control
Steel / casting
Ceramics
Chemicals
Refractory / foundry

Shareholder Engagement
At our most recent annual meeting of shareholders held on June 25, 2020, our Say-on-Pay advisory vote passed with the affirmative vote of approximately 99% of the votes cast. We believe the positive Say-on-Pay advisory vote was a reflection of the focus and commitment by the Board and the Company’s Human Resources and Compensation Committee (the “HRCC”) to make important changes regarding our executive compensation program during the years ended 2017 and 2018 based upon prior feedback received from shareholders and comments made by proxy advisory firms.
During the past year and into 2021, we continued our practice of active engagement with shareholders on many levels. Our Chairman and members of the Tronox executive team interacted frequently with shareholders both in 1:1 meetings and at investor conferences. These interactions were aimed at providing insight and transparency into our financial results, operations and long-term strategy.

PROXY SUMMARY
In terms of shareholder engagement specifically related to compensation, sustainability and governance, we invited our top ten shareholders to meet telephonically with our Chairman in the late autumn of 2020 and then again in 2021 following the announcement that Mr. Quinn would be retiring as our Chairman and CEO to be replaced by Messrs. Romano and Turgeon as Co-CEOs and Mr. Kaufthal as Chairman.
•
At the meetings in the late autumn, we discussed a wide range of compensation and Environment, Sustainability and Governance (“ESG”) issues. While our large institutional shareholders expressed strong support for our governance practices and executive compensation practices, several large institutional shareholders told us that they expected Tronox to improve its ESG disclosures. Specifically, investors expressed the view that Tronox should align the annual report which it currently issues under the Global Reporting Initiative (GRI) with disclosure standards promulgated by the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD).

•
After announcing Mr. Quinn’s departure on March 18, 2021, we reached out to as many of our large shareholders as possible to explain to them the leadership and governance changes enacted in connection with Mr. Quinn’s departure and the steps undertaken by the Board to ensure that no employees, officer or directors of Tronox had been engaged in any wrongdoing. Our shareholders expressed support for the manner in which the transition was handled commending Tronox’s Board for acting swiftly and effectively in announcing management changes that demonstrated the strength of its succession planning. Shareholders also expressed strong support for Mr. Kaufthal assuming the role of Chairman and increasing the amount of time and effort spent in guiding the Company under the Co-CEO leadership structure.

Voting Matters
Management Proposals		Board Vote Recommendation	Page Reference
Proposal 1	Election of Directors	For Each Nominee	8
Proposal 2	Non-binding Advisory Vote to Approve the Compensation of Our Named Executive Officers (Say-On-Pay)	For	31
Proposal 3	Ratification of Appointment of Independent Registered Public Accounting Firm	For	72
Proposal 4	Approve U.K. Audited Annual Report and Accounts	For	74
Proposal 5	Approve U.K. Directors’ Remuneration Report	For	75
Proposal 6	Approve Re-Appointment of U.K. Statutory Auditor	For	76
Proposal 7	Authorize the Board or the Audit Committee to Determine Remuneration of U.K. Statutory Auditor	For	77
The approval of the aforementioned proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and actually cast on each such specific proposal. In determining the number of shares present and entitled to vote, and in counting how many votes are cast for each specific proposal, abstentions and, if applicable, broker non-votes may or may not be counted as described below.
With respect to Proposal 1, abstentions and, if applicable, broker non-votes are not treated as votes cast with respect to a director, and thus, will not be counted in determining the outcome of the election of directors. A director will be approved if a majority of shares cast “FOR” votes for such director. Separate resolutions for the election of each director will be submitted for shareholder vote at the Annual Meeting.
With respect to Proposals 2 and 5, abstentions are deemed present and entitled to vote for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for,” will have the effect of a negative vote for each such proposal. Broker non-votes are not considered entitled to vote for purposes of determining whether Proposals 2 and 5 have been approved by shareholders, and thus, will not be counted as a vote cast “for” or “against” on such proposals.
With respect to Proposals 3, 4, 6 and 7, abstentions are deemed present and entitled to vote for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly,

PROXY SUMMARY
an abstention, because it is not a vote “for,” will have the effect of a negative vote for each proposal. With respect to such proposals, if your shares are held through a broker, bank or other nominee, they will have discretion to vote on your behalf if you do not provide voting instructions.
Each of our current Directors is standing for re-election to hold office until the next annual meeting of shareholders or until his or her successor is duly elected and qualified.
Certain proposals on which shareholders are being asked to vote are customary, or required for public limited companies incorporated in England and Wales to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions. Specifically, proposals 4 through 7 are customary proposals, and may be mandated by English law.

PROXY SUMMARY

Nominees for Director
Cristal Nominees. Upon closing of the Cristal Transaction, Cristal Netherlands became our largest single shareholder. Pursuant to the terms of a shareholders agreement with Cristal Netherlands and Cristal which was signed at closing, Cristal Netherlands has the right to nominate two of our directors. Similar to last year, Cristal Netherlands has again nominated Mr. Mutlaq Al-Morished and Mr. Moazzam Khan to stand for re-election. Messrs. Al-Morished and Khan bring a wealth of business experience in the TiO2 and chemical industries and will be of invaluable assistance in managing our newly acquired operations in Saudi Arabia. Due to their lack of independence under NYSE listing standards, neither gentlemen will serve on any of our committees.
With respect to Mr. Al-Morished, Mr. Al-Morished is the CEO of TASNEE, a Saudi-listed public company and the parent company of Cristal, and also serves on the board of directors of four other Saudi listed public companies. Although Mr. Al-Morished could be deemed to be “over-boarded” under our Corporate Governance Guidelines, as well as proxy advisory firms’ guidelines and shareholders’ policies, the Board urges shareholders to vote “FOR” Mr. Al-Morished. As the de facto CEO of our largest shareholder, Mr. Al-Morished is well positioned to represent all shareholders’ interest on our Board. In addition, the Board believes he is uniquely positioned to help us succeed in operating our Yanbu pigment plant as it is important that the Company has individuals such as Mr. Al-Morished on our Board to help us navigate the Saudi business and political environment. Moreover, Mr. Al-Morished does not serve on any of our Board committees which reduces the amount of time he needs to effectively carry out his Board responsibilities.
Director Nominees. The following table provides summary information about each Director nominee, all of whom are currently members of the Board, as well as the expected composition of each Board committee following the Annual Meeting, assuming each Director is re-elected.
Director	Age (1)	Director Since	Current Occupation	Independent	A	HRCC	CG
Ilan Kaufthal	74	2011	Chairman of the Board, Tronox Holdings plc Eastwind Advisors	X			C
Mutlaq Al- Morished	64	2019	CEO, TASNEE
Vanessa Guthrie	60	2019	Non-executive Director of Santos Limited and Adbri Limited	X	M		M
Peter B. Johnston	69	2012	Former Interim CEO, Tronox Limited; Former Global Head of Nickel Assets, Glencore	X	M	M
Ginger M. Jones	56	2018	Former Senior Vice President and CFO, Cooper Tire & Rubber Company	X	C	M
Stephen Jones	59	2019	Former President & CEO, Covanta Holding Corporation	X	M	C
Moazzam Khan	63	2019	Managing Director, Cristal International Holdings B.V.
Sipho Nkosi	66	2012	Former CEO, Exxaro Resources Limited	X		M	M
John Romano	56	2021	Co-Chief Executive Officer
Jean-Francois Turgeon	54	2021	Co-Chief Executive Officer
(1)	As of March 15, 2021
A	Audit Committee	C	Chairperson
HRCC	Human Resources and Compensation Committee	M	Member
CG	Corporate Governance and Nominating Committee

Corporate Governance Highlights
The Board is committed to continually improving its corporate governance processes, practices and procedures. Our governance policies and structures are designed to promote the Board’s thoughtful oversight of Tronox’s business decisions and ensure intelligent risk-taking, with the goal of furthering our long-term strategic goal of being the world’s most vertically integrated and lowest cost producer of TiO2. Highlights include:

PROXY SUMMARY
✔
An increasingly diverse Board with the appropriate mix of skills, experience and perspective. Assuming all director nominees are elected at the Annual Meeting, 20% will be women, including the chairperson of our Audit Committee, 50% will be non-U.S. citizens and 10% will be black South Africans. In addition, assuming all director nominees are elected at the Annual Meeting, of the independent directors, 33% will be women;

✔	Separation of Chairman and CEO roles enables our Co-CEOs to focus on managing the Company while our independent Chairman takes a more active role in ensuring a successful leadership transition;
✔
A commitment by 2022 to link disclosure standards promulgated by the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) to our annual comprehensive sustainability report meeting the Global Reporting Initiative (“GRI”) Framework for Sustainability Reporting;

✔
Assuming all director nominees are elected at the Annual Meeting, six of our ten Directors will be independent under NYSE listing standards, with the non-independent Directors consisting of our Co-Chief Executive Officers, and the two members appointed by Cristal Netherlands. While such Directors are not deemed to be independent, we believe their interests are aligned with the Company’s as a result of their significant ownership interest in the Company;

✔	Directors are elected annually under a majority voting standard;
✔	All Board Committees are fully independent;
✔	Policy limiting the number of public company boards on which Directors may serve;
✔	Minimum share ownership requirements for Directors and executive officers; and
✔	Anti-Hedging of Company Securities Policy.

PROXY SUMMARY

Executive Compensation Program Highlights
Our executive compensation program is designed to incentivize and motivate our executive officers to manage our business well over the long-term, to drive performance improvements, and to increase shareholder value. The incentive compensation elements of our program are designed to closely align the financial interests of our executives with those of our shareholders. Highlights include:
✔
An increase in the proportion of our annual bonus plan linked to ESG goals. In 2021, for the first time, we will include a reduction in our carbon emissions, measured as tons of CO2 emissions per ton of production, as one of the metrics used to determine the cash bonus payable to our executives. 20% of our annual bonus plan is linked to ESG metric - 15% to safety and 5% to carbon emission reduction;

✔
In response to shareholder feedback, design changes to our long-term incentive plan such that 50% of the pay-out under our performance-based long-term incentive plan will now be linked to improvement in ROIC (return on invested capital) over a 3-year period;

✔	Emphasis on performance-based compensation: 78% of our Co-CEOs target compensation and 69% of our other NEOs’ target compensation is “at-risk”;
✔	Use of metrics in the annual incentive compensation plans for the Co-CEOs and other NEOs which are expected to drive long-term shareholder value;
✔	Minimum share ownership requirements for the CEO (5x base salary) and other NEOs, (3x base salary) which reinforce our focus on shareholder alignment;
✔	No excise tax gross-up provisions in any change-in-control provisions;
✔	No re-pricing of stock options without shareholder approval;
✔	No cash buyout of underwater options;
✔	Annual review of executive compensation design, market competitiveness, and best practices;
✔	50% of the long-term incentive program equity grants only vest if the Company achieves pre-determined performance metrics (i.e., TSR, ROIC) aligned with shareholder interests; and
✔	Retention of an independent compensation consultant to provide guidance and support to the HRCC.

TRONOX HOLDINGS PLC
Registered Office:
Laporte Road, Stallingborough, Grimsby
North East Lincolnshire, DN40 2PR, United Kingdom
PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 5, 2021
PROPOSAL 1—ELECTION OF DIRECTORS
Tronox’s business and affairs are managed under the direction of the Board, which assuming all the director nominees are elected at the Annual Meeting, will be comprised of ten members. Six of those members are independent.
In connection with the consummation of the Cristal Transaction, Cristal Netherlands became our largest single shareholder. Pursuant to the terms of a shareholders agreement with Cristal which was signed at closing, Cristal Netherlands has the right to nominate two directors to our Board. Similar to last year, Cristal Netherlands has again nominated Mr. Mutlaq Al-Morished and Mr. Moazzam Khan to stand for re-election. Messrs. Al-Morished and Khan bring a wealth of business experience in the TiO2 and chemical industries and will be of invaluable assistance in managing our newly acquired operations in Saudi Arabia. Due to their lack of independence under NYSE listing standards, neither of the gentlemen will serve on any of our Board committees.
With respect to Mr. Al-Morished’s nomination, Mr. Al-Morished is the CEO of TASNEE, a Saudi-listed public company and the parent company of Cristal, and also serves on the board of directors of four other Saudi listed public companies. Although Mr. Al-Morished could be deemed to be “over-boarded” under our Corporate Governance Guidelines, as well as proxy advisory firms’ guidelines and shareholders’ policies, the Board urges shareholders to vote “FOR” Mr. Al-Morished. As the de facto CEO of our largest shareholder, Mr. Al-Morished is well positioned to represent all shareholders’ interests on our Board. In addition, the Board believes he is uniquely positioned to help us succeed in operating our Yanbu pigment plant as it is important that the Company has individuals such as Mr. Al-Morished on our Board to help us navigate the Saudi business and political environment. Moreover, Mr. Al-Morished does not serve on any of our Board committees which reduces the amount of time he needs to effectively carry out his Board responsibilities.
In addition, upon consummation of the Cristal Transaction, the Board appointed Dr. Talal Al-Shair as director emeritus for the purpose of providing such consulting and advisory service to the Board as the Board shall request from time to time. Dr. Talal is the founder of Cristal and has extensive experience and knowledge regarding Cristal and industry-related matters.
Accordingly, the nominees for election as Directors this year are Ilan Kaufthal, Mutlaq Al-Morished, Vanessa Guthrie, Peter B. Johnston, Ginger M. Jones, Stephen Jones, Moazzam Khan, Sipho Nkosi, John Romano and Jean-Francois Turgeon. Each of these nominees, other than Messrs. Khan and Al-Morished, have been nominated by the Corporate Governance and Nominating Committee in accordance with our Articles of Association.
Each of the nominees must be elected by a majority of votes cast in favor of the proposal at the Annual Meeting to hold office until their successors are duly named and approved at the next annual general meeting of the Company. Your Board of Directors recommends a vote FOR these nominees by shareholders. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise in your voting instructions.
We expect each nominee for election as a Director to be able to serve if elected. Separate resolutions for the election of each nominee will be submitted for shareholder vote at the Annual Meeting.

PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors recommends that shareholders vote “FOR” the election of each of the following nominees:
NAME	AGE (1)	POSITION
Ilan Kaufthal	74	Chairman of the Board
Mutlaq Al-Morished	64	Director
Vanessa Guthrie	60	Director
Peter B. Johnston	69	Director
Ginger M. Jones	56	Director
Stephen Jones	59	Director
Moazzam Khan	63	Director
Sipho Nkosi	66	Director
John Romano	56	Director
Jean-Francois Turgeon	54	Director
 (1)  As of March 15, 2021.
Set forth below is a description of the backgrounds of the Director nominees. Except as otherwise indicated below, each of our independent directors, other than Mr. Jones and Dr. Guthrie, joined Tronox Holdings plc effective as of March 28, 2019 in connection with the re-domicile transaction which changed our country of incorporation from Australia to the United Kingdom (the “Re-Domicile Transaction”). There are no family relationships among any of our Directors.
Ilan Kaufthal
Director since 2011 Chairman of the Board Chairperson of Corporate Governance and Nominating Committee Independent Director
Ilan Kaufthal has been Chairman of the Board since March 18, 2021, and a director of Tronox Holdings plc effective as of March 29, 2019, which was the effective date of the Redomicile Transaction. Mr. Kaufthal was appointed Lead Independent Director on March 28, 2019 and served in such capacity until his appointment as Chairman on an interim basis on December 27, 2020. Prior to the Re-Domicile Transaction, Mr. Kaufthal was Non-Executive Chairman of Tronox Limited from June 27, 2017 to March 28, 2019, was its Lead Independent Director from September 6, 2016 to June 27, 2017, a Director since June 15, 2012 and was a Director of Tronox Incorporated from February 2011 until June 15, 2012. He is Chairman of East Wind Advisors, a specialized investment banking firm serving companies in the media, education and information industries. Mr. Kaufthal joined East Wind in 2010 as Chairman, bringing over 30 years of experience as an investment banker and senior corporate executive to the franchise. From 2008 until 2013, Mr. Kaufthal served as Senior Advisor for Irving Place Capital. Until 2008, Kaufthal was a Vice Chairman of Investment Banking at Bear, Stearns & Co and prior to joining Bear, Stearns in 2000, he served for 13 years as Vice Chairman and head of mergers and acquisitions of Schroders & Co. Preceding Schroders, he was with NL Industries and served as its Senior Vice President and Chief Financial Officer. Mr. Kaufthal is the Chairman of IDB Bank NY and serves on the Board of Directors of Macsteel Ltd. Mr. Kaufthal was formerly a director of Cambrex Corporation (NYSE: CBM), a supplier to the pharmaceutical industries, and formerly a director of Quinpario Acquisition Corp 2 (NASDAQ: QPACU), a special purpose acquisition company. He also serves on the Advisory Board of Jerusalem Venture Partners Media Fund and is a Trustee of the Russell Berrie Foundation. He is the Chairman of the Board of the American Friends of Bezalel and a member of the Board of Visitors at Columbia University Medical Center. Ilan holds an MBA from New York University and a BS from Columbia University. Mr. Kaufthal brings to the Board his financial, investment, business skills and previous experience in the titanium dioxide business.

PROPOSAL 1—ELECTION OF DIRECTORS
Mutlaq Al-Morished
Director since 2019 Non-Independent Director
Mr. Al-Morished is currently the Chief Executive Officer of National Industrialization Company (TASNEE), which is a 79% shareholder of Cristal and one of the largest Saudi diversified industrial companies having investments in several fields. Mr. Al-Morished is also the Chairman of the board of National Metal Manufacturing & Casting Co. (Maadaniyah) and serves as a board member of General Organization of Saudi Arabian airlines, Alinma Tokio Marine (ATMC), Aluminium Bahrain (ALBA), Gulf Petrochemical & Chemical Association (GPCA), CITI Group in Saudi Arabia and Alinma Bank. Prior to joining TASNEE, Mr. Al-Morished was the Executive Vice President of Corporate Finance and Chief Financial Officer of Saudi Basic Industries Corporation (SABIC) from 2004 through 2015. Mr. Al-Morished was also the Vice President of Metals SBU, Executive Vice President of Shared Services and President of Saudi Petrochemical Company (SADAF) and Saudi Iron & Steel Com (HADEED), consecutively. Mr. Al-Morished previously served as Chairman of the Board of YANSAB, SABIC Capital in the Netherlands, SAUDI KAYAN, SABIC Captive Insurance Limited in the U.K. and Alinma Investment Co. He was also a board member of Gulf Bank in Bahrain & the Advisory Board for Economic Affairs of the Supreme Economic Council of Saudi Arabia. Mr. Al-Morished holds a Master of Business Administration degree from Stanford University, a Master of Science degree in Nuclear Engineering from Princeton University and a Bachelor of Science degree in Nuclear Physics & Mathematics from the University of Denver. Mr. Al-Morished will bring to the Board years of extensive senior management, business and leadership experience in the TiO2 and other chemicals businesses.
Vanessa Guthrie
Director since 2019 Audit Committee Corporate Governance and Nominating Committee Independent Director
Dr. Vanessa Guthrie has been a Director of Tronox Holdings plc since March 28, 2019. Dr. Guthrie is a highly accomplished executive and Board director with a career spanning 30 years in the resources sector across diverse roles in operations, environment, community and indigenous affairs, corporate development and sustainability. From 2013 to 2016, Dr. Guthrie was the Managing Director and Chief Executive Officer of Toro Energy Limited, an Australian uranium mining company (ASX: TOE). In March 2019, Dr. Guthrie was appointed as an advisor to the Australian government’s Australia-India Council on the development of the economic relationship between Australia and India. Dr. Guthrie is also currently a non-executive Director of Santos Limited (ASX: STO) (“Santos”), one of the leading independent oil and gas producers in the Asia-Pacific region and is a member of Santos’s EHS and Sustainability Committee and People and Remuneration Committee, as well as is currently a non-executive Director of Lynas Rare Earths Limited (formerly Lynas Corporation Limited) (ASX: LYC, OTC: LYSDY), an Australian rare-earths mining company. In addition, Dr. Guthrie is Deputy Chair and Lead Independent Director of Adbri Limited (formerly Adelaide Brighton Ltd.) (ASX: ABC) (“Adbri”),

PROPOSAL 1—ELECTION OF DIRECTORS
one of Australia’s leading integrated construction materials and lime producers, and is a member of the Safety, Health and Environment committee and Chair of Adbri’s People and Culture committee. Dr. Guthrie is also a non-executive Director of Pro Chancellor of Curtin University where she is chair of the Finance Committee and non-executive Director of Cricket Australia. Dr. Guthrie was previously a non-executive Director of the Australian Broadcasting Corporation. Dr. Guthrie also served previously as Deputy Chair of the Western Australia Cricket Association. Dr. Guthrie has qualifications in geology, environment, law and business management, including a PhD in Geology, and was awarded an Honorary Doctor of Science from Curtin University in 2017 for her contribution to sustainability, innovation and policy leadership in the resources industry.
Peter B. Johnston
Director since 2012 Audit Committee Human Resources and Compensation Committee Independent Director
Peter B. Johnston has been a Director of Tronox Holdings plc effective as of the Implementation Date. Prior to the Re-Domicile Transaction, Mr. Johnston was interim CEO of Tronox Limited from May 15, 2017 to November 30, 2017 and had been a Director of Tronox Limited since August 1, 2012. He was appointed Global Head of Nickel Assets for Glencore in May 2013 and held that position until his retirement in December 2015. Previously he was Managing Director and Chief Executive Officer of Minara Resources Pty Ltd from 2001 to 2013. He was Vice Chairman of the Nickel Institute; past Chairman of the Minerals Council of Australia; past President of the Chamber of Minerals & Energy (WA); and past Vice President of the Australian Mines and Metals Association. Mr. Johnston also was a director of Silver Lake Resources Limited (ASX:SLR). He formerly was employed by WMC Ltd between 1993 and 2001, during which he held the position of Executive General Manager with responsibility over nickel and gold operations, Olympic Dam Operations, Queensland Fertilizers Ltd., and human resources. Mr. Johnston is currently a member of the board of NRW Holdings Limited (ASX:NWH). Mr. Johnston brings to the Board extensive senior management, operating and leadership experience through his business career in the mining industry.
Ginger M. Jones
Director since 2018 Chairperson of Audit Committee Human Resources and Compensation Committee Independent Director
Ginger M. Jones has been a Director of Tronox Holdings plc effective as of March 28, 2019. Prior to the Re-Domicile Transaction, Ms. Jones had been a Director of Tronox Limited since April 4, 2018. Jones served as Vice President and Chief Financial Officer of Cooper Tire & Rubber Company beginning in December 2014 and was promoted to Senior Vice President and Chief Financial Officer in February 2016. Ms. Jones retired from Cooper Tire & Rubber Company in December 2018, where she was responsible for Cooper’s financial operations, investor relations, business information systems and corporate strategic planning. Prior to joining Cooper, Ms. Jones served as Senior Vice President and Chief Financial Officer of Plexus Corp. from 2007 to

PROPOSAL 1—ELECTION OF DIRECTORS
2014, and Vice President and Corporate Controller of Banta Corporation from 2002 to 2007. A certified public accountant, Ms. Jones began her career with Deloitte & Touche. Ms. Jones holds a Master of Business Administration from The Ohio State University and a bachelor’s degree in Accounting from the University of Utah. Ms. Jones is a board member of Nordson Corporation (NASDAQ:NDSN), an American multinational corporation that designs and manufactures dispensing equipment for consumer and industrial adhesives, sealants and coating, and currently serves on the audit committee. Ms. Jones was formerly a member of the board of directors of Libbey Inc. Ms. Jones brings to the Board her financial, accounting and auditing experience and her public company director experience.
Stephen Jones
Director since 2019 Chairperson of Human Resources and Compensation Committee Audit Committee Independent Director
Stephen Jones has been a Director of Tronox Holdings plc since March 28, 2019. From March 2015 through October 2020, Mr. Jones was President, Chief Executive Officer and a director of Covanta Holding Corporation (NYSE: CVA), a leading global provider of sustainable waste and energy solutions. Prior to joining Covanta in January 2015, Mr. Jones was employed from 1992 through September 2014 by Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases and equipment. Mr. Jones held a variety of senior-level management positions at Air Products including in the company’s tonnage gases, equipment, energy and industrial chemicals businesses, culminating with his role as Air Products’ China president based at the company’s office in Shanghai. Mr. Jones is also a member of the board of directors of Badger Daylighting Ltd., a Canadian environmental services company specializing in soil excavation (TSE: BAD). Prior to joining Air Products in 1992, Mr. Jones practiced corporate law at Dechert LLP in Philadelphia, PA, primarily in the area of mergers and acquisitions. Mr. Jones earned a Bachelor of Science degree in economics from Bloomsburg University of Pennsylvania, a Master of Business Administration with a concentration in finance from Temple University and a law degree from the University of Pennsylvania. In addition, he participated in the INSEAD Advanced Management Program in Fontainebleau, France. Mr. Jones is also a director of the Bloomsburg University Foundation. Mr. Jones’ experience managing and growing domestic and international companies and his business acumen are valuable assets to the Board.
Moazzam Khan
Director since 2019 Non-Independent Director
Moazzam Khan has been a director of the Company since April 2019. In addition to serving on the Board of Directors of Tronox, Mr. Khan serves as the managing director of Cristal International Holdings BV (formerly known as Cristal Inorganic Chemicals Netherlands Cooperateif W.A.). Prior to joining Cristal, Mr. Khan worked for Saudi Basic Industries Corporation (SABIC) for over twenty years and was the Chief Financial Officer of SABIC Capital B.V. from April 2009 to September 2015. At SABIC, Mr. Khan held various leadership roles in

PROPOSAL 1—ELECTION OF DIRECTORS
Finance, Treasury, Corporate Ratings, Mergers and Acquisitions, Corporate Integration and Restructurings, Taxation and SAP implementations. Prior to SABIC, Mr. Khan worked for KPMG in Saudi Arabia. Mr. Khan was the Chairman of the Board of SABIC Luxembourg S.à r.l., and the Managing Board of SABIC Capital B.V. as well as held directorship roles at SABIC International Holdings B.V., SABIC Ventures B.V., SABIC Ventures US Holdings LLC, JVSS Holding Company, Inc., SD Verwaltungs GmbH and Cristal International B.V. Mr. Khan is a fellow member of The Institute of Chartered Accountants in England and Wales (FCA) and holds a degree in Economics as well as leadership and business accreditations from Wharton Business School.
Sipho Nkosi
Director since 2012 Human Resources and Compensation Committee Corporate Governance and Nominating Committee Independent Director
Sipho Nkosi has been a Director of Tronox Holdings plc effective as of the Implementation Date. Prior to the Re-Domicile Transaction, Mr. Nkosi had been a Director of Tronox Limited since June 15, 2012. Mr. Nkosi is the former Chief Executive Officer of Exxaro Resources. Mr. Nkosi is the independent non-executive chairman of Sasol Limited (NYSE:SSL), an integrated energy and chemical company based in South Africa, and serves as chairman of its corporate governance and nominating committee. Mr. Nkosi is also a co-founder and chairman of Talent10, an investment holding company. He began his career as a market analyst with Ford Motor Company South Africa in 1980 after which he was appointed as marketing coordinator at Anglo American Coal in 1986. He joined Southern Life Association as senior manager, strategic planning in 1992 and the following year accepted the position of marketing manager, new business development at Trans-Natal Coal Corporation, which later became Ingwe Coal Corporation. Mr. Nkosi joined Asea Brown Boveri (South Africa) Ltd. in 1997 as Vice President Marketing and ABB Power Generation in 1998 as Managing Director. He was the founder and chief executive officer of Eyesizwe Holdings and following its merger with Kumba’s non-iron ore resources was appointed Chief Executive Officer of the renamed entity Exxaro Resources Limited in 2007. Mr. Nkosi holds a Bachelor of Commerce degree from the University of Zululand, an Honors degree in Commerce (Economics) from the University of South Africa and a Master of Business Administration from the University of Massachusetts in the United States. Mr. Nkosi also holds the Advanced Management Diploma from Oxford University. Mr. Nkosi brings to the Board his experiences and skills in growing leading businesses, innovation and strategy, and leadership development.
John Romano
Director since 2021 Co-Chief Executive Officer Non-Independent Director
Mr. Romano has been one of our Co-CEOs since March 18, 2021. Prior to such appointment, Mr. Romano was Executive Vice President and Chief Commercial Strategy Officer since June 2019 and was appointed our interim Co-CEO on December 27, 2020. Prior to such appointment in June 2019, Mr. Romano was Senior Vice President and Chief Commercial Officer since October 2014. Before such time he served as our Senior Vice

PROPOSAL 1—ELECTION OF DIRECTORS
President and President, Pigment and Electrolytic Operations from June 15, 2012 to October 2014; the Executive Vice President of Tronox Incorporated since January 1, 2011 and Vice President, Sales and Marketing of Tronox Incorporated since January 2008. Mr. Romano was an executive officer of Tronox Incorporated during its bankruptcy proceedings, from which it emerged in 2011. Before that he served as Vice President, Sales for Tronox Incorporated from 2005 to January 2008; Vice President, Global Pigment Sales for Tronox LLC from January 2005 to November 2005; Vice President, Global Pigment Marketing for Tronox LLC from 2002 to 2005 and Regional Marketing Manager for Tronox LLC from 1994 to 2002. Mr. Romano started his Career with the company in September of 1988. Mr. Romano holds a Bachelor’s degree in Accounting from Oklahoma State University.
Jean-Francois Turgeon
Director since 2021 Co-Chief Executive Officer Non-Independent Director
Mr. Turgeon has been one of our Co-CEOs since March 18, 2021. Prior to such appointment, Mr. Turgeon was Executive Vice President and Chief Operating Officer since September 2017 and was appointed our interim Co-CEO on December 27, 2020. Before that he served as our Executive Vice President and President of Tronox Titanium Dioxide since January 2014. Prior to joining Tronox, Mr. Turgeon worked for Rio Tinto Group for 24 years, serving as the managing director of Rio Tinto’s iron and titanium business. He is also the former chairman of Richards Bay Mineral in South Africa and Rio Tinto, Fer et Titane, in Canada. Mr. Turgeon holds a Bachelor’s degree in chemical engineering from Université Laval and a Master’s degree in hydrometallurgy from McGill University.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
Tronox’s Board of Directors is committed to values associated with sustainability and corporate responsibility as not only the best way to create long term value for our shareholders but also as a reflection of our core beliefs and corporate purpose.
In 2020, we demonstrated our commitment to sustainability and corporate responsibility in numerous ways:
•
Delivered the best worker safety record in Tronox’s history: a disabling injury rate (DIR) of 0.13 and a total recordable injury frequency rate (TRIFR) of 0.38, which places us in the 1st quartile (0.0 to 0.2 range) and 2nd quartile (0.3 to 0.6 range) respectively among the U.S. Bureau of Labor Statistics Chemical Manufacturing Companies (2019 Tronox performance was used to compare to 2019 available BLS statistics);

•
Published our first report for the combined legacy Cristal and Tronox businesses under the Global Reporting Initiative (GRI) Framework for Sustainability Reporting which is available at www.tronox.com/about-us/sustainability;

•
Increased the proportion of our annual bonus plan linked to ESG goals. In 2021, for the first time, we will include a reduction in our carbon emissions, measured as tons of CO2 emissions per ton of production, as one of the metrics used to determine the cash bonus payable to our executives. 20% of our annual bonus plan is now linked to ESG metrics - 15% to safety and 5% to carbon emission reduction;

•	Direct and in-kind investments of approximately $2.6 million to support local communities around the world;
•	Continued investments in energy efficiency, renewable energy sources and minimizing use of municipal water sources either through re-use or use of “fit-for-purpose” water such as sea water; and
•	We spent approximately $11.1 million in connection with the rehabilitation activities at our mining sites.
The Board recognizes that stakeholder expectations related to sustainability and corporate responsibility are steadily increasing and that robust disclosure is essential for investors to effectively assess the adequacy of our strategy and actions. The Board takes seriously the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD) and the standards put forth by the Sustainability Accounting Standards Board (SASB). Hence, the Board has directed management by 2022 to achieve the following by the time Tronox publishes its 2022 GRI report:
•	Disclose the identification, assessment, management, and oversight of sustainability-related risks in accordance with the four pillars of TCFD; and
•	Publish SASB-aligned reporting as a company in the Chemicals Sustainable Industry Classification System.
VALUES
The following reflect our core values that are we believe are each supportive of strong sustainable practices:
•	We have an uncompromising focus on operating safe, reliable and responsible facilities.
•	We honor our responsibility to create value for stakeholders.
•	We treat others with respect, and act with personal and organizational integrity.
•	We build our organization with diverse, talented people who make a positive difference and we invest in their success.
•	We are adaptable, decisive and effective.
•	We are trustworthy and reliable, and we build mutually rewarding relationships.
•	We share accountability and have high expectations for ourselves and one another.
•	We do the right work the right way in every aspect of our business.
•	We celebrate the joy of working together to accomplish great things.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Code of Ethics and Business Conduct
Tronox’s Code of Ethics and Business Conduct (the “Code of Conduct”) applies to all officers, directors and employees of Tronox as well our agents, suppliers, contractors and other partners who are providing goods and services to Tronox or acting on our behalf. The purpose of the Code of Conduct is to ensure that Tronox conducts business ethically, honestly, and in full compliance with applicable laws and regulations. This applies to every business decision in every area of the company worldwide.
The Code of Conduct is available on the Company’s website at https://www.tronox.com/about-us/our-values. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or Director, the Company will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines
Tronox has adopted a set of Corporate Governance Guidelines which address qualifications for members of the Board, Director responsibilities, Director access to management and independent advisors, Director compensation and many other matters related to the governance of the Company. The Corporate Governance Guidelines are available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance.”

Director Independence
The listing standards of the NYSE, as well as our Corporate Governance Guidelines, require that a majority of the Board be comprised of independent directors. For a director to be considered independent under these standards:
•	The director must meet the bright–line independence tests under the listing standards of the NYSE; and
•
The board must affirmatively determine that the director otherwise has no material relationship with us, directly or as a partner, shareholder or officer of an organization that has a relationship with us.

Based on these standards, the Board has affirmatively determined that all of the current Directors, except for Messrs. Romano, Turgeon, Al-Morished and Khan, are independent. The Board based these determinations primarily on a review of the responses of our Directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the Directors.

Board Leadership Structure
Chairman of the Board of Directors
The Company’s Articles of Association allows the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. The Board does not have a policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. This approach gives the Board flexibility to determine whether the two roles should be separate or combined based on the Company’s needs and the Board’s assessment of the Company’s leadership from time to time.
From March 28, 2019 through December 27, 2020, Mr. Jeffry Quinn served as both Chairman of the Board and Chief Executive Officer of the Company. However, on December 27, 2020 Mr. Quinn requested a leave of absence from his Chairmanship and Chief Executive Officer position. At the same time, Messrs. Romano and Turgeon each assumed the position of Co-CEO on an interim basis and the Board elected our then current Lead Independent Director, Ilan Kaufthal, to serve as Chairman of the Board on an interim basis. On March 18, 2021, Mr. Quinn and the company entered into a retirement agreement pursuant to which Mr. Quinn stepped

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
down from his roles as Chief Executive Officer and a member of the Board. On the same day, the Board unanimously approved Mr. Kaufthal to continue in the role of Chairman and appointed Messrs. Romano and Turgeon as Co-CEOs on a permanent basis. The Board believes that this leadership structure, in which the roles of Chairman and CEO are separated, best serves the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s shareholders and other stakeholders, including its oversight of management, and the Company’s overall corporate governance. The Board also believes that electing Mr. Kaufthal to the Chairman position allows our Co-CEOs to focus on managing the Company while enabling Mr. Kaufthal to take a more active role in ensuring a successful leadership transition.
Directors meet in executive session without the presence of the Company’s executive management team at meetings of the Board held in person, as well as telephonic meetings. At these executive sessions, the Directors review among other things, the performance of the Company’s management. In fiscal year 2020, the Directors met in executive session 17 times.
If the Chairman of the Board and the Chief Executive Officer roles are vested in the same person then the Board considers it to be useful and appropriate that an independent lead director be designated to perform such duties, and have specific responsibilities, as described in the Company’s Corporate Governance Guidelines. For the foreseeable future, the Board intends to vest the Chairman role in one of the independent Board members.
The Company’s Corporate Governance Guidelines, a copy of which is available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance,” sets forth the policy and procedure with respect to meetings of non-management Directors and the role, if applicable, of lead independent Directors at such executive sessions, including the procedure by which a lead independent Director is chosen.

Majority Vote Standard
Pursuant to our Articles of Association, we have adopted a majority vote standard for the election of our Directors. Each Director shall be elected if such Director receives a majority of the votes cast by the holder of shares present in person or represented by proxy at the meeting and entitled to vote. For this purpose, a “majority of the votes cast” shall mean that number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Directors’ election.

Over-Boarding Policy
Our Corporate Governance Guidelines limit the number of public company directorships Board members may hold. Specifically, a Director cannot sit on the board of directors of more than five public companies (including the Company’s Board); however, any Director who is a chief executive officer of a public company cannot sit on more than two public company boards (other than the company for which he or she serves as the chief executive officer). All Directors, other than Mr. Al-Morished, are in compliance with this policy. However, as stated elsewhere in this Proxy Statement, the Board believes that there are unique justifications with respect to Mr. Al-Morished’s appointment to our Board even though he is also the CEO of Tasnee and on the board of multiple Saudi-listed companies.

Share Ownership Guidelines
We have share ownership guidelines that apply to each of our Co-CEOs, all executive officers and all other direct reports of the Co-CEOs at the Vice President level, as well as our Directors. The guidelines ensure that executives and Directors are aligned with the interests of our shareholders by requiring them to hold significant levels of Company stock. All shares owned outright and 60% of time-based restricted shares or restricted share units count towards share ownership. Executives and Directors have five years to reach their ownership guidelines.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
Additionally, in the fourth quarter 2018, the HRCC amended the share ownership guidelines such that once a covered person has satisfied their respective share ownership guidelines, a decrease in the Company’s share price will not be considered to result in non-compliance on a subsequent determination date as long as such covered person holds the guideline or greater number of shares held at the time the guidelines were initially met.
The ownership guidelines are as follows:
POSITION	PERCENTAGE OF BASE SALARY
Co-Chief Executive Officer	500%
Executive Officers	300%
Other Direct Reports of the Co-CEOs at VP Level and Above	100%
Percentage of Annual Cash Retainer
Non-employee Directors	500%
As of the date of this Proxy Statement, all of our NEOs have met their ownership guideline other than Mr. Neuman who joined the Company in 2018. In addition, as of the date hereof, each of our non-executive director nominees have met their ownership guideline other than Messrs. Jones, Al-Morished and Khan and Dr. Guthrie, each of whom joined the board in 2019.

Claw-Back Policy
The Company has adopted a recoupment or “Claw-Back” Policy for executives, including all the NEOs. This policy allows for claw-back of incentive compensation, from both the annual and long-term plans, if payments pursuant to those plans were based on financial results that were subsequently restated due to fraud or intentional misconduct and the payment was greater than it would have been if calculated based on the accurate financial statements.

Anti-Hedging Policy
The Company has adopted a policy prohibiting Directors, executive officers, employees on our restricted trading list and related persons thereto from hedging or entering into monetization transactions or similar arrangements with respect to Company securities. This policy was established in order to avoid the appearance of improper or inappropriate conduct by any such Director, executive officer, employee or related person.
In addition, all Directors, executive officers, employees on our restricted trading list and related persons thereto are prohibited from engaging in short sales of our securities. Further, such individuals are prohibited from buying or selling puts or calls or other derivative securities on the Company’s securities.

Political Contributions
Our Code of Conduct prohibits us from using any corporate funds to make political contributions, whether direct or indirect.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Board Meetings and Committees
During 2020, the Board of Directors held a total of 21 meetings, substantially all of which were held telephonically and held primarily to keep the Board apprised of any developments the COVID-19 pandemic was having with respect to our business. The average attendance at meetings of the Board and committees during 2020 was approximately 99%. All Directors attended at least 90% of the aggregate of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which they served that were held during the aforementioned period.
The Board of Directors has established three committees: a Corporate Governance and Nominating Committee, a Human Resources and Compensation Committee and an Audit Committee. During 2020, the Corporate Governance and Nominating Committee held a total of 5 meetings, the Human Resources and Compensation Committee held a total of 4 meetings, and the Audit Committee held a total of 6 meetings. Each such committee is governed by a written charter, and a current copy of each such charter is available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance”.
The table below provides current membership for each of the Board committees.
NAME	AUDIT	HUMAN RESOURCES AND COMPENSATION	CORPORATE GOVERNANCE AND NOMINATING
Ilan Kaufthal			C
Mutlaq Al-Morished
Vanessa Guthrie	M		M
Peter B. Johnston	M	M
Ginger M. Jones	C	M
Stephen Jones	M	C
Moazzam Khan
Sipho Nkosi		M	M
John Romano
Jean-Francois Turgeon
C	Chairperson
M	Member

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

The Board’s Role in Risk Oversight
Tronox’s Board as a whole takes a uniquely active, hands-on role in the risk oversight function. It does this primarily through its direct involvement in the Enterprise Risk Management (ERM) process as well as by taking responsibility for two of what the Board regards as Tronox’s most acute risks, Safety, Health, Environment and Quality (“SHEQ”) and cyber security.
Enterprise Risk Management
Our entire Board provides oversight to the Vice President, Internal Audit in managing the ERM process. Early in the process, each of our Board members met 1:1 with the Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President, Internal Audit to discuss the Company’s most significant risks and the effectiveness of the mitigation plans intended to address those risks. Feedback from our directors is used to help identify key risks and improve the effectiveness of the mitigation activities.
After the ERM process is complete, the Vice President, Internal Audit and other key “risk owners” presents the results of analysis to the full Board typically at its February meeting. A more in-depth discussion on key risks is led by the key “risk owner” as part of the Board’s ERM discussion. Frequently, these reviews lead to requests for additional work and analysis on sub-components of each risk.
Additional Risk Oversight by the Entire Board
The Board is particularly focused on two critical risks which it believes warrants direct oversight given Tronox’s long term strategy and production footprint. First, with regard to SHEQ, the Board frequently assesses the effectiveness of our health, safety, and environmental programs and initiatives, including our progress toward the enhancement of our global reputation, our corporate social responsibility, and the stewardship and sustainability of our products and operations. In this regard, in 2021, nearly every meeting of the Board commenced with a report from our Senior Vice President, External Affairs and Chief Sustainability Officer on the key safety and sustainability metrics tracked by the Company.
Cybersecurity and the resiliency and sustainability of our information systems is also a risk which the entire Board monitors carefully. In addition to being a part of the annual ERM discussion, our Chief Information Officer and Director, IT Security reports to the entire Board at least once per annum --- and in 2020 twice --- on how the Company identifies and mitigates information security risks.
In addition, our General Counsel periodically updates the Board on best practices related to Board oversight of cybersecurity and disclosure. As a result, with the strong support of the Board, in 2020 Tronox established an IT Security Council to help set corporate risk tolerance and related policy. The council is chaired by the General Counsel and managed by our Director, IT Security with senior level representation from key functions and business units. The Board believes that the substantial investments being made by the Company in a multi-year operational and business transformation program which we call “Project newTRON” will continue to advance the cybersecurity protection and IT capabilities of the Company.
Roles of our Committees in Managing Risk
As described in more detail below, each of our committees also plays an important role in risk oversight:
•
The Audit Committee oversees the management of risks related to the Company’s financial performance and financial statements, the financial reporting process and internal controls, internal and external audit functions, tax and accounting matters, anti-bribery and corruption, and other exposures. In addition, our Audit Committee routinely discusses with senior management and our independent registered public accounting firm any financial risk exposures, including risks related to financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies and credit and liquidity matters, steps taken to manage those exposures and our Company’s risk tolerance in relation to our overall strategy;

•	The HRCC has oversight responsibility with respect to the risks relating to the design and implementation of our compensation and benefit plans; and
•
The Corporate Governance and Nominating Committee’s primary focus is to ensure that the Board has the policies, practices and procedures in place to adequately oversee risk through board membership and structure, succession planning for our Directors, and corporate governance more generally.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Audit Committee
The primary responsibilities of the Audit Committee are to:
•	Oversee the accounting and financial reporting processes of the Company as well as its affiliated and subsidiary companies, as well as oversee the internal and external audit processes;
•
Assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which is provided to shareholders and others, and the system of internal controls which management has established; and

•	Oversee the Company’s independent registered public accounting firm, including their independence and objectivity.
However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and our independent registered public accounting firm. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. The Company maintains an internal audit function to provide management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal control.
The Audit Committee is currently comprised of four members, each of whom was elected by the Board of Directors. Ginger Jones, because of her accounting background and extensive financial experience, meets the NYSE listing standard of having accounting or related financial management expertise and the SEC definition of an “Audit Committee financial expert”. Each of the other members of our Audit Committee has financial management experience or is financially literate. Each committee member meets the additional independence requirements for members of an Audit Committee in the NYSE Corporate Governance Rules.

Human Resources and Compensation Committee
The HRCC administers our executive compensation program and assists the Board in fulfilling its oversight responsibilities with respect to the compensation we pay to our executive officers. Among its other duties, the HRCC:
•	Evaluates and determines the salary, incentives and benefits making up the total compensation of our Co-CEOs and other executive officers;
•	Reviews and monitors management succession planning and development, including promotability of all officers;
•
Defines the terms and conditions, including performance metrics, for the stock options, restricted shares/units and other long-term equity awards for our executive officers and approves all grants made to the executive officers;

•	Reviews and approves the annual corporate goals and objectives of our Co-CEOs; and
•	Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters.
Each member of the HRCC is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists the Board with respect to:
•	the organization and function of the Board;
•	corporate governance principles applicable to the Company;
•
the Company’s policies and programs that relate to matters of corporate responsibility, including oversight of the Company’s political advocacy activities and the activities of the Company’s political action committee;

•	the structure, format and frequency of Board meetings;
•	remuneration of non-executive Directors; and
•
If and when the Board determines to recruit new members, establishing the requirements, qualities and characteristics such new Board members should possess and obtaining suitable candidates for the Board to select.

The Corporate Governance and Nominating Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more of the members of the Board to possess.

Human Resources and Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2020, none of our HRCC members: (i) have ever been an executive officer or employee of our Company; or (ii) is or was a participant in a “related person” transaction in fiscal year 2020. During the fiscal year ended December 31, 2020, no executive officer of our Company served on the compensation committee (or its equivalent) or board of directors of any company that has an executive officer that serves on the Board or our HRCC.

Annual Board and Committee Self-Evaluations
Annual Board Self-Evaluations
The Board conducts an annual self-evaluation that is intended to determine whether the Board, its committees, and each member of the Board are functioning effectively, and to provide an opportunity to reflect upon, and improve, processes and effectiveness. The self-evaluations provide each director with an opportunity to assess the effectiveness and performance of the Board, its committees, as well as topics such as, among others, Board and committee composition and refreshment; timing, agenda, and content of Board and committee meetings; Board dynamics and function; and executive succession planning. A summary of the results is presented to the Board on an anonymous basis, identifying any themes or issues that have emerged. The Board considers the results and ways in which Board processes and effectiveness may be improved.
Annual Committee Self-Evaluations
Each committee conducts its own annual self-evaluation and reports the results to the Board. Each committee’s evaluation includes an assessment of the committee’s compliance with the committee’s charter, as well as ways in which committee processes and effectiveness may be improved.

Communications with the Board of Directors
The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors, including Mr. Ilan Kaufthal, our Chairman of the Board, any Board committee or any

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management independent Directors, any individual Directors or committee of Directors, correspondence should be addressed to the Board of Directors or any such individual Directors or committee of Directors by either name or title. All such correspondence should be sent to Tronox Holdings plc, c/o Corporate Secretary, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA with a request to forward the same to the intended recipient. To communicate with the Board of Directors electronically, shareholders and other interested parties should go to our website at www.tronox.com. Under the heading “Investor Relations – Governance – Contact the Board” you will find an on-line form that may be used for writing an electronic message to the Board of Directors. In general, all communications delivered to the Company’s Corporate Secretary for forwarding to the Board of Directors or specified members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Corporate Secretary reserves the right not to forward to members any abusive, threatening or otherwise inappropriate materials.

2020 NON-EMPLOYEE DIRECTOR COMPENSATION
Non-employee directors receive compensation for Board service, which is designed to fairly compensate them for their Board responsibilities and align their interests with the long-term interests of shareholders. The Corporate Governance and Nominating Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors’ compensation.
The principal components of our non-employee directors’ compensation are as follows:
•	Each non-employee director receives:
•	An annual cash retainer of $75,000 for service on the Board of Directors payable quarterly in arrears; and
•
An annual equity grant of time-based restricted share units (RSUs) with a grant value of $150,000 that is granted on the date of the Company’s annual general meeting (AGM) of shareholders and vests the earlier of (a) the date of the next annual general meeting of shareholders or (b) May 31st of the year following the grant date (assuming such individual is a Board member at the time of vesting). Dividend equivalents accrue and are paid when the RSUs vest.

•
A non-executive Chairman of the Board will receive an additional annual retainer of $120,000. A Lead Independent Director (in the situation whereby the Chairman of the Board role is held by an executive of the Company) will receive an additional annual retainer of $50,000;

•	The chairman of the Audit Committee will receive an additional annual retainer of $50,000;
•	The chairman of the HRCC will receive an additional annual retainer of $20,000;
•	The chairman of the Corporate Governance and Nominating Committee will receive an additional annual retainer of $20,000;
•
A committee member of each of the Audit Committee, HRCC, Corporate Governance and Nominating Committee, or any other committee established by the Board of Directors, respectively, who is not serving as chairman of such committee, will receive an additional annual committee retainer of $15,000; and

•
The Company also maintains certain tax equalization and other tax-related benefits for Directors to mitigate or eliminate additional incremental tax burden as a result of conducting business in the UK.

As part of the Company’s plan to transition the equity grant date for legacy Directors from January each year to the date of the AGM (typically May each year), the legacy Directors received the last January annual grant of RSUs on January 29, 2019 that vested on the anniversary date of the grant (January 29, 2020). On January 29, 2020, the legacy directors (Messrs. Kaufthal, Hines, Hinman, Johnston, Nkosi and Ms. Jones), received a “stub period” pro-rated equity grant (scheduled to vest on the date of the 2020 AGM) that reflected the time from January 29, 2020 to the anticipated May 6, 2020 date of the AGM at which point each would then receive the full annual grant and be fully transitioned to the AGM date as the annual equity grant date. Due to COVID-19, the date of the AGM occurred later in the year (June 24, 2020) and these RSUs vested later than anticipated. As a result, on May 5, 2020, the Nominating and Governance Committee approved a cash payment of $20,082 for Messrs. Hines and Hinman, who retired from the Board at the 2020 AGM, that reflects the cash equivalent of a pro-rated equity grant value from May 7, 2020 to June 24, 2020.
On December 27, 2020, Jeffry N. Quinn requested a leave of absence and the Board approved the appointment of Mr. Kaufthal as Interim Chairman of the Board and adjusted his compensation package as follows:
•	Increased his annual retainer of $50,000 (as Lead Director) by $70,000 to equal the annual retainer for the role of non-executive Chairman of the Board ($120,000);
•
Added a monthly cash stipend of $15,000 for the additional work he has assumed mentoring and coaching the Co-CEOs until they are established in their roles (to be evaluated quarterly by the Board); and

•	Approved a one-time equity grant on December 28, 2020 of time-based RSUs with a grant value of $150,000 that vest the earlier of: (1) the conclusion of the Interim Co-CEO period or (2) six months.

2020 NON-EMPLOYEE DIRECTOR COMPENSATION
The Board approved the foregoing changes to Mr. Kaufthal’s compensation in recognition of the significant contribution made by Mr. Kaufthal to ensure a smooth leadership transition after Mr. Quinn’s request to take a leave absence. Many of our shareholders commented on the swift, decisive action taken by the Board in response to the SEC and DOJ complaints and how the Board, under Mr. Kaufthal’s leadership was able to implement a succession plan so promptly and successfully. In addition, on a go-forward basis, the Board recognized the important role that Mr. Kaufthal will continue to play in guiding the Company:
•
Guiding Messrs. Turgeon and Romano and the executive leadership team through a period of leadership transition including providing advice and guidance on the organizational changes that will be required under a Co-CEO structure;

•
Providing his perspective on critical capital allocation decisions as evidenced by the role Mr. Kaufthal played after Mr. Quinn’s departure in navigating the termination of the Company’s proposed acquisition of a smelter in Norway, known as TTI, after the U.K. antitrust regulator raised competition concerns that made it unlikely the transaction would be approved in a reasonable period of time;

•
Assisting in the conclusion of the exit of one of our large shareholders, Exxaro Resources, and the restructuring of our indebtedness in a way that will lower our interest costs and provide more balance sheet flexibility; and

•	Ensuring the proper focus on developing a long-term plan for how Tronox will transition its operations as the global economy works toward eliminating greenhouse gas emissions by 2050.
On March 18, 2021, the Board approved the appointment of Mr. Kaufthal to the role of Chairman of the Board on a go-forward basis.
The following table sets forth the total compensation for the year ended December 31, 2020 paid to our non-employee Directors during 2020.
NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2020
NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($) (2)	ALL OTHER COMPENSATION ($) (3)	TOTAL ($) (4)
Ilan Kaufthal (5)	142,583	322,338		464,921
Mutlaq Al-Morished	75,000	138,271		213,271
Vanessa Guthrie	105,000	138,271		243,271
Peter B. Johnston	105,000	172,340		277,340
Ginger M. Jones	140,000	172,340	12,012	324,352
Stephen Jones	110,000	138,271		248,271
Moazzam Khan	75,000	138,271		213,271
Sipho Nkosi	105,000	172,340		277,340
Andrew P. Hines (6)	70,852	34,069		104,921
Wayne A. Hinman (6)	73,269	34,069		107,338
(1)
Amounts reported in this column include quarterly cash fees paid in arrears. In addition, included in this column is a cash payment of $20,082 for Messrs. Hines and Hinman, who retired from the Board at the June 2020 AGM, that reflects the cash equivalent of a pro-rated equity grant value from May 7, 2020 to June 24, 2020 which was a part of the overall plan to transition legacy directors from an annual equity grant date of January to the date of the AGM (typically in May each year), but due to COVID-19 the date of the AGM occurred later in the year (June 2020).

(2)
Amounts reported in this column represent the aggregate grant date fair value for restricted shares units granted to each Director computed in accordance with the share-based compensation accounting guidance under ASC Topic 718. Each Director (other than Mr. Al-Morished, Ms. Guthrie, Mr. Jones, and Mr. Khan) received a grant of 3,609 restricted share units (determined by dividing the grant date transition stub period equity value of $40,575 by the ten (10) day average closing price for the Company’s shares for the first 10 trading days in 2020 of $11.24) valued at the NYSE closing price on January 29, 2020 of $9.44. These restricted share units vested on the date of the 2020 AGM. Each Director (other than Messrs. Hines and Hinman who retired on the date of the 2020 AGM) received the annual equity grant on the date of the Company’s annual general meeting of shareholders (on June 24, 2020) that vests the earlier of (a) the date of the next annual general meeting of shareholders or (b) May 31st of the year following the grant date (assuming such individual is a Board member at the time of vesting). As such, on June 24, 2020, each Director (other than Messrs. Hines and Hinman) received a grant of restricted share

2020 NON-EMPLOYEE DIRECTOR COMPENSATION
units of 20,215, reflecting the annual equity grant value of $150,000 divided by the ten (10) day average closing price for the Company’s shares prior to the grant date of $7.42 and valued at the NYSE closing price on June 24, 220 of $6.84. Dividends will be accrued on all restricted share units until the units vest and will be paid at that time. On December 28, 2020, as part of his Interim Chairman of the Board compensation package, Mr. Kaufman received a grant of 10,431 restricted share units, reflecting a grant value of $150,000 divided by the NYSE closing price on December 28, 2020 of $14.38. These time-based RSUs cliff vest the earlier of conclusion of interim Co-CEO period or June 28, 2021. As of December 31, 2020, each non-employee Director (other than Messrs. Kaufthal, Hines and Hinman) held 20,215 unvested restricted share units and Mr. Kaufthal held 30,646 unvested restricted share units.
(3)	Amount reflects spousal airfare travel paid by the Company.
(4)
Amounts reported below are excluded from this column. The Company maintains certain tax equalization and other tax-related benefits for Directors to mitigate or eliminate additional incremental tax burden as a result of the Company’s corporate reorganization in the first quarter of 2017, when Tronox Limited became managed and controlled in the United Kingdom, and all of our Board meetings were held in the UK. Although all of our directors are non-resident UK taxpayers, they are liable for UK tax on items such as accommodations and meals while conducting business in the UK that are not considered taxable benefits in the US. Because of these unusual circumstances, the Company pays the cost to prepare their UK income tax filings, provides tax reimbursements associated with the UK travel-related expenses and cost of the UK tax filing, and may make certain tax equalization payments (although none were required and paid in 2020) as reflected in the table below (based on December 31, 2020 Fx rate). In 2020, no Board meetings took place in the UK, however tax reimbursements were paid as part of each Director’s April 2020 UK tax filing. While the Company anticipates that only some of our future Board meetings will take place in the UK, we intend to continue to mitigate or eliminate any associated incremental tax burden our Directors might incur as a consequence of those meetings.

NAME	UK Tax Preparation ($)	Tax Reimbursements ($)	Total ($)
Ilan Kaufthal	2,048	-	2,048
Mutlaq Al-Morished	2,048	637	2,685
Vanessa Guthrie	2,048	166	2,214
Peter B. Johnston	2,048	-	2,048
Ginger M. Jones	2,048	-	2,048
Stephen Jones	2,048	449	2,497
Moazzam Khan	2,048	-	2,048
Sipho Nkosi	2,048	1,006	3,054
Andrew P. Hines	2,048	2,099	4,147
Wayne A. Hinman	2,048	590	2,638
(5)	Mr. Kaufthal was appointed Interim Chairman of the Board on December 27, 2020.
(6)	Messrs. Hines and Hinman retired from the Board at the 2020 AGM (June 24, 2020).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows information regarding the beneficial ownership of shares of Tronox Holdings plc as of March 23, 2021 by:
•	Each current Director and Nominee of Tronox Holdings plc;
•	The current Co-CEOs and each named executive officer;
•	All persons currently serving as Directors and executive officers of Tronox Holdings plc, as a group; and
•	Each person known to us to own beneficially 5.0% or more of Tronox Holdings plc outstanding shares.
Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules and regulations. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Tronox Holdings plc shown as beneficially owned by them. The table is based on 152,863,523 shares outstanding as of March 23, 2021. All information concerning security ownership of certain beneficial owners is based upon filings made by such persons with the SEC or upon information provided by such persons to us. Unless otherwise noted below, the address for each beneficial owner listed in the table below is: c/o Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.
NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF ORDINARY SHARES BENEFICIALLY OWNED	% OF TOTAL OWNED
5% Shareholders
Cristal International Holdings B.V. Strawinskylaan 1543, Tower C, 15th floor, 1077 XX Amsterdam, the Netherlands	37,580,000	24.6%
FMR LLC (1)	11,339,140	7.4%
The Vanguard Group (2)	8,059,318	5.3%
Named Executive Officers and Directors (3)
Jean-Francois Turgeon	512,058	*
John Romano	605,455	*
Timothy Carlson	244,899	*
Willem van Niekerk	473,138	*
Jeffrey Neuman	88,581	*
R. Charles Mancini	440,866	*
Jeffry N. Quinn	632,485	*
Ilan Kaufthal	236,547	*
Mutlaq Al-Morished	35,583	*
Vanessa Guthrie	36,072	*
Peter B. Johnston	111,283	*
Ginger M. Jones	64,728	*
Stephen Jones	36,072	*
Moazzam Khan	31,762	*
Sipho Nkosi	119,056	*
All Executive Officers, Directors and Nominees as a group (15 persons)	3,668,585	2.4%
(1)
Information regarding FMR LLC is based solely on the Amendment to the 13G filed with the SEC on February 8, 2021 for the calendar year ended December 31, 2020. FMR LLC has the sole power to dispose of or to direct the disposition of 11,339,140 of the ordinary shares. The filing reports that Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(2)
Information regarding The Vanguard Group, Inc. is based solely on the Amendment to the 13G filed with the SEC on February 10, 2021 for the calendar year ended on December 31, 2020. The Vanguard Group, Inc. has the shared power to vote or direct the vote of 113,462 of the ordinary shares, the sole power to dispose of or to direct the disposition of 7,847,630 of the ordinary shares and the shared power to dispose or to direct the disposition of 211,688 ordinary shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Shares listed for each Executive Officer, Director and Nominee includes: (i) shares owned by the individual (ii) shares subject to options that are exercisable within 60 days of March 23, 2021 and (iii) restricted share units that will vest within 60 days of March 23, 2021. Shares subject to options that are exercisable within 60 days include: John Romano, 141,299; Jean-Francois Turgeon, 33,333; Willem van Niekerk, 141,168; and R. Charles Mancini, 166,368; and 482,168 for all Executive Officers and Directors as a group. None of these options contain an exercise price lower than our share price as of March 23, 2021 of $16.34. Shared scheduled to vest within 60 days of March 23, 2021 include 20,215 restricted share units for Messrs. Kaufthal, Al-Morished, Johnston, Jones, Khan, Nkosi and Ms. Guthrie and Ms. Jones; 392,593 for Mr. Quinn, and 554,313 for all Executive Officers and Directors as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our Directors and executive officers, among others, to file with the SEC and NYSE an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our staff assists our executive officers and Directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal year 2020 all of our covered officers and Directors filed the required reports on a timely basis under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company has adopted a written Related Party Transactions Policy that is administered by the Corporate Governance and Nominating Committee. A copy of the Company’s Related Party Transactions Policy can be found on the Company’s website, http://www.tronox.com, under “Investor Relations - Governance.”
The Related Party Transactions Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Related persons subject to the policy include executive officers, Directors, nominees for election as a Director, owners of more than 5% of our total equity, and any members of the immediate family of any of the foregoing persons. Under the Related Party Transactions Policy, our General Counsel determines whether a transaction requires review by the Corporate Governance and Nominating Committee, and transactions requiring review are referred to the Corporate Governance and Nominating Committee for a determination as to whether or not the related party transaction is fair, reasonable and consistent with the policy, and whether it or the Board has the authority under the laws of the United Kingdom to approve or ratify the Related Party Transaction or whether it should be ratified or approved by shareholders. The ratification or approval by the Governance and Nominating Committee, or recommendation that such transaction needs to be approved by shareholders, shall be made in accordance with applicable law, including the laws of the United Kingdom, and the Company’s organizational documents as from time to time in effect. If the Company becomes aware of an existing transaction with a related person that has not been approved under this policy, the matter is referred to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee then evaluates all options available, including ratification, revision, termination or whether the approval of shareholders should be sought.

PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. We encourage shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the executive compensation tables that follow such section for a more detailed discussion of our compensation program and policies, the compensation and governance-related actions taken in fiscal year 2020 and the compensation awarded to our named executive officers.
The primary goal of our executive compensation program is the same as our goal for operating the Company—to maximize corporate performance and thereby create value for our shareholders. To achieve this goal we have designed an executive compensation program based on the following principles:
•	Paying for performance - A significant portion of each executive’s potential cash compensation is made subject to achieving business performance measures.
•
Alignment with the interests of shareholders - Equity awards align our executives’ financial interests with those of our shareholders by providing value to our executives if the market price of our shares increases.

•	Attracting and retaining top talent - The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives in our industry.
•
Integration of ESG into executive compensation: 20% of our executives’ annual incentive compensation is determined by their individual performance, a significant portion of which is an evaluation of how they lead, manage and live our values, the first one of which is: We have an uncompromising focus on operating safe, reliable and responsible facilities. Another 20% of our annual bonus plan is linked to ESG metrics - 15% to safety and 5% to carbon emission reduction. The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie the Company’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with an acceptable risk profile. The foundation of our compensation philosophy is to:
•	Promote creation of long-term shareholder value;
•	Recruit and retain qualified high performing executive officers;
•	Motivate high levels of performance; and
•	Offers compensation that is competitive in the marketplace.
Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives where performance is above target over the long term, we believe the program will reward above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.
For these reasons, our Board of Directors recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED, on an advisory basis.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices

PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the HRCC value the opinions expressed by our shareholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.
The accompanying proxy will be voted in favor of the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers, as stated in the above advisory resolution, unless the shareholder indicates to the contrary on the proxy.
Vote Required to Approve, on an Advisory Basis, the Executive Compensation Paid to our Named Executive Officers
The advisory vote on executive compensation will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the executive compensation.
The Board of Directors recommends a vote “FOR”, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
The following Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the decisions that the HRCC have made under those programs, and the factors considered in those decisions. This CD&A focuses on the compensation of the following individuals for the 2020 fiscal year that we refer to collectively as our “NEOs”.
2020 NAMED EXECUTIVE OFFICERS
NAME	AGE (1)	TITLE
Jean-François Turgeon (2)	54	Co-Chief Executive Officer
John D. Romano (2)	56	Co-Chief Executive Officer
Timothy C. Carlson	55	Senior Vice President, Chief Financial Officer and Principal Accounting Officer
Willem Van Niekerk	61	Senior Vice President, Technology and Saudi Arabia
Jeffrey N. Neuman	59	Senior Vice President, General Counsel & Secretary
R. Charles Mancini	60	Senior Vice President, Chief Human Resources Officer
Jeffry N. Quinn (2)	62	Former Chairman and Chief Executive Officer
(1)	As of March 15, 2021.
(2)
Jeffry N. Quinn requested, and the Board approved, a leave of absence starting December 27, 2020, during which period he continued to receive his salary. Messrs. Turgeon and Romano were each appointed as Interim Co-CEO during the period of Mr. Quinn’s leave of absence. On March 18, 2021, the Company entered into a retirement agreement with Mr. Quinn pursuant to which he retired from his positions with Tronox at which point Messrs. Turgeon and Romano were appointed permanent Co-CEOs of the Company. See a description of these events under the caption “Mr. Quinn’s Retirement from Tronox and the Election of Messrs. Romano and Turgeon as Co-CEOs” below.

Set forth below is a description of the backgrounds of our NEOs. There are no family relationships among any of our NEOs.
Jean-Francois Turgeon
Co-Chief Executive Officer
Mr. Turgeon’s biographical information is set forth under the caption “—Election of Directors,” above.
John Romano
Co-Chief Executive Officer
Mr. Romano’s biographical information is set forth under the caption “—Election of Directors,” above.
Timothy C. Carlson
Senior Vice President, Chief Financial Officer and Principal Accounting Officer
Timothy C. Carlson was a Director of Tronox Limited from June 27, 2017 to April 4, 2018 and has been our Senior Vice President and Chief Financial Officer since October 2016 and Principal Accounting Officer since June 6, 2020. He leads the Company’s global finance team, including treasury, financial planning, accounting, tax and risk management. Mr. Carlson previously served as the chief financial officer of Precision Valve Corporation, a private equity-owned business where he led EBITDA improvement activities, improved internal controls, and standardized the Company’s financial reporting and operating metrics. From September 2007 to May 2014, he was chief financial officer, and treasurer of ATMI, Inc., a publicly traded global supplier of semiconductor materials and materials packaging and delivery systems used in the manufacturing of microelectronics devices. Earlier in his career, Mr. Carlson held a series of global finance, strategic planning, and auditing roles at various divisions of Campbell Soup Company and started his career with Ernst & Young. Mr. Carlson holds a Bachelor of Science degree in economics from the University of Pennsylvania, Wharton School of Business and is a licensed certified public accountant.
Willem Van Niekerk
Senior Vice President, Technology and Saudi Arabia
Dr. Van Niekerk has served as our Senior Vice President, Technology and Saudi Arabia since April 1, 2020 and prior to such time was SVP, Business Transformation since June 2019. Before serving in such role, Dr. Van Niekerk was SVP, Strategy from March 2018 and prior to that role he served as Senior Vice President, Strategic

COMPENSATION DISCUSSION AND ANALYSIS
Planning and Business Development since June 15, 2012. Prior to joining Tronox Limited upon completion of the Exxaro Transaction, he served as the Executive General Manager of Corporate Services for Exxaro, which includes the mineral sands business, since May 2009. In this role, he was responsible for Exxaro’s technology, research and development, information management and supply chain management departments. Prior to that, he served as Manager of Growth for Exxaro’s mineral sands and base metals business and as General Manager for Marketing and Business Development for Exxaro’s mineral sands business. Dr. Van Niekerk co-managed the Tiwest Joint Venture from June 2006 to January 2008. He oversaw the design and development of the titanium smelting technology for the slag furnaces at KZN Sands. Dr. Van Niekerk has a PhD in pyrometallurgy from the University of Pretoria, an executive MBA from Henley Management College (Brunel University) and a Bachelor of Commerce from the University of South Africa.
Jeffrey N. Neuman
Senior Vice President, General Counsel & Secretary
Mr. Neuman has served as our Senior Vice President, General Counsel and Corporate Secretary since April 2018. He is responsible for managing all of Tronox’s legal, regulatory, corporate governance and compliance matters. Before joining Tronox, Mr. Neuman served as vice president, corporate secretary and deputy general counsel of Honeywell International Inc. In that capacity, he oversaw many aspects of Honeywell’s corporate law department, including corporate governance, SEC and NYSE compliance, shareholder relations, corporate transactions, including mergers and acquisitions, treasury operations, and company-wide intellectual property and trademark functions. Mr. Neuman joined Honeywell in 2002, and during his time there held various roles of increasing responsibility. Earlier in his career, he worked as an M&A attorney with the New York law firm of Davis Polk & Wardwell. Prior to becoming an attorney, he was an investment banker at Merrill Lynch. Mr. Neuman earned his Bachelor of Arts in history from Wesleyan University, a Master of Arts in regional studies of East Asia from Harvard University and a Juris Doctorate from Northwestern University School of Law.
R. Charles Mancini
Senior Vice President, Chief Human Resources Officer
Mr. Mancini joined Tronox in April 2012 and has been responsible for the Human Resources organization, with a focus on talent acquisition, management and development, since 2018. His experience includes a wide range of leadership roles, including serving as Chief Operating Officer of PICS Telecom, CFO of Current Group, a clean energy technology company, and CFO of One Communications. He was also CEO of ECI Conference Services, CEO and Board Chairman of Global Name Registry and General Manager of GlobalCenter Europe. Mr. Mancini ran sales and marketing for Global Crossing Europe, M&A for Frontier Communications, and held positions in the Financial Advisory Services Group at Coopers & Lybrand and at SunTrust Banks. He holds a Bachelor of Science in Economics from Florida State University and an MBA from the Duke University Fuqua School of Business.
OTHER EXECUTIVE OFFICERS
John Srivisal
Senior Vice President, Business Development and Finance
Mr. Srivisal joined Tronox in March 2018 as Senior Vice President, Business Development to lead the company’s merger, acquisition, divestiture and joint venture transactions. In May 2019, Mr. Srivisal became the Company’s Chief Integration Officer and on May 1, 2020, Mr. Srivisal became SVP, Business Development and Finance. Mr. Srivisal brings 20 years of transaction experience that includes acting as a principal, as well as advising companies, creditors, financial sponsors and government entities in a variety of industries on recapitalizations, restructurings, financings, leveraged buyouts, mergers, acquisitions, divestitures and joint ventures. Mr. Srivisal previously served as CEO of Quinpario Acquisition Corp. 2, and he was a partner in Quinpario Partners, LLC. He was also VP, Transaction Execution at Solutia Inc., where he had global responsibility for merger, acquisition, divestiture and joint venture transactions. Prior to joining Solutia, Mr. Srivisal was an investment banker at Rothschild Inc., and Peter J. Solomon Company. Mr. Srivisal graduated magna cum laude with a Bachelor of Science degree in economics (concentration in finance) and a minor in mathematics from the Wharton School of the University of Pennsylvania.

COMPENSATION DISCUSSION AND ANALYSIS
Melissa H. Zona
Senior Vice President, External Affairs and Chief Sustainability Officer
Ms. Zona was appointed to her current role in September 2019, leading Tronox’s sustainability, corporate communications, government relations, and environmental safety and health activities. She joined Tronox in January 2018 as Vice President, Corporate Communications and Public Relations, bringing 20 years of communications and public relations experience, primarily in the chemicals and manufacturing industries. Ms. Zona spent the majority of her career with Solutia, Inc., a specialty chemicals company that was acquired by Eastman Chemical in 2012. During her time at Solutia, she led the evolution of the corporation’s global voice, ensuring communications were engaging, informative and valued by employees and company influencers. Ms. Zona holds a Bachelor of Science degree in criminal justice from Jacksonville State University.
Jennifer Guenther
Vice President, Investor Relations
Ms. Guenther has served as our Vice President, Investor Relations since April 1, 2020. Before serving in such role, Ms. Guenther was Vice President, Business Development since August 2018. Prior to joining Tronox, Ms. Guenther worked at Goldman Sachs & Co. in the Investment Banking Division in both the Industrial Mergers and Acquisitions and Leveraged Finance teams. Prior to Goldman Sachs, Ms. Guenther worked at Solutia Inc., where she was an integral member of the corporate strategy and development team and subsequently served as the Chief of Staff to the CEO and Chairman of the Board. Jennifer holds an MBA from Harvard Business School and graduated with honors from the University of Missouri with a bachelor of science in business administration emphasizing in finance and a bachelor of arts in international studies. Ms. Guenther has over 10 years of experience across finance, business development, and strategy in the industrial and chemical sectors.

Compensation Philosophy - How Executive Pay is Linked to Company Performance
Our executive compensation program is designed to incentivize and motivate our executive officers to lead and manage our business well over the long-term, drive performance improvements, and to increase shareholder value. It is also designed to enable us to compete effectively with other firms in attracting, motivating and retaining talented executives.
The incentive compensation elements of our program are designed to closely align the financial interests of our executives with those of our shareholders. We believe the portion of compensation that is at-risk and tied to organization-wide performance metrics should increase as the level of responsibility increases.
We also believe a portion of at-risk compensation should be tied to an executive’s individual performance, and those leaders should be measured not just on results, but also on how each leader delivers results. We expect our executives to manage wisely and with good judgment, to develop strong, engaged and motivated management teams, and to lead with our values. Because of the inherent risk in mining and chemical operations, we place a high priority on our leaders to create, maintain and reinforce a strong safety culture. Because of the environmental risks in our business, we place a high priority on managing responsibly and sustainably.
We regularly assess how our executive compensation program compares to companies with a similar profile to ours. Our objective is to deliver compensation at a competitive market level which will enable executive officers who demonstrate consistent performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives who deliver performance that is above target over the long-term, we believe the program will reward above the competitive median. Conversely, the program will pay less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on our performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

COMPENSATION DISCUSSION AND ANALYSIS

Summary of our Executive Compensation Program
Set forth below is a summary of our key executive compensation practices.
•	We seek and carefully consider shareholder feedback regarding our compensation practices.
•	We strive to link our executive compensation to our performance as follows:
—	In 2020, 85% of the target compensation for Mr. Quinn and 69% of the target compensation for other NEOs is “at-risk”.
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We select metrics in our short-term incentive plan that focus our NEOs on achieving key annual financial and operational goals and objectives that drive overall performance that are expected to drive long-term shareholder value. Our short-term incentive plan also has an individual performance metric whereby our CEO and other NEOs performance is measured against pre-defined objectives.

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Metrics in our long-term incentive plan focus our NEOs on achieving long-term financial goals that are expected to lead to increased shareholder value; annual grants with overlapping performance periods reward sustained performance over the long-term.

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For our NEOs, 80% of targeted 2020 short-term incentive plan payout was linked to overall Tronox results, including Adjusted EBITDA less Capital Expenditures, Adjusted EBITDA Margin Relative to TiO2 Peers and safety metrics.

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50% of the annual long-term equity awards are performance-based RSUs with 50% linked to TSR performance percentile ranking versus a peer group and the other 50% based on Operating Return on Net Assets (ORONA) performance over a three-year measurement period. The maximum overall vesting payout is subject to 200% of target RSUs.

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50% of the annual long-term equity awards are time-based RSUs that vest over a three-year time period. These time-based RSUs are intended to incentivize executives to create shareholder value through share price appreciation and provide an employee retention incentive.

—
Metrics and targets for both the short-term and long-term incentive plans are based on the Company’s strategic and business plans and annual budgets that are approved by the full Board and are analyzed and tested for reasonableness by the HRCC at the beginning of the performance period. The HRCC actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

•	The HRCC also reviews compensation programs in hindsight when evaluating any future proposed changes.
•	Peer group appropriateness
—	Our 2020 benchmarking compensation peer group includes 16 companies that the HRCC believes reflect appropriate industry, size, geographic scope, and market dynamics.
•	No re-pricing of stock options
•	Independent compensation consultants
—	The HRCC directly retained Frederic W. Cook & Co. (“FW Cook”) and FIT Remuneration Consultants, LLP for 2020. Both consulting firms did not provide any other services to the Company.

2020 Business Performance & Accomplishment
Our 2020 performance demonstrated the strength and resiliency of Tronox and our vertically integrated business model. Throughout the COVID-19 pandemic, our operations have been designated as essential to support the continued manufacturing of products such as food and medical packaging, medical equipment, pharmaceuticals, and personal protective gear. Our focus remained on the safety, health and well-being of our

COMPENSATION DISCUSSION AND ANALYSIS
employees and their families; operating safely in all respects while managing our ongoing operations; and protecting, preserving, and strengthening our business and laying the foundation for the future. Despite the challenging external circumstances, Tronox delivered a record safety year, with the lowest injury rates in our history.
Our financial results reflected the benefits of our vertically integrated business model and optimized operations through the economic downturn the first half of the year and subsequent market recovery in the second half. In response to the pandemic, we took measures to minimize the impact of the challenged macroeconomic environment on our operations and cash flow, including delaying capital expenditures, delaying merit increases, reducing discretionary costs, prudently managing working capital, and increasing liquidity to preserve financial flexibility. Despite the challenges presented by COVID-19, we increased 2020 net sales revenue by 4% and delivered a 9% increase in Adjusted EBITDA, to $668 million. Our Adjusted EBITDA margin improved to 24 percent, and we generated free cash flow of $160 million. We also achieved total synergies from the Cristal Transaction of $243 million during the year, exceeding the $220 million run-rate target for 2022 that we presented to investors at our 2019 Investor Day by $23 million, two years ahead of schedule.
Optimizing our vertically integrated business model and unified commercial approach resulted in a TiO2 market leading financial performance and cash generation despite the ongoing macroeconomic challenges due to the pandemic. Our operating leaders were able to maintain business continuity at all of our sites throughout the year, in spite of significant challenges from country specific COVID-19 restrictions and quarantines. Customer TiO2 requirements changed in various ways, and in spite of significant COVID-19 related logistical disruptions, our teams were able to find ways to meet their delivery requirements. TiO2 demand varied by region, and our operating teams were able to adjust production volumes and control costs where necessary to meet our customer demands while optimizing our financial performance. Our commercial teams stayed close to customers and receivable days did not increase. In spite of the challenges, cash generated from operating activity only declined 14% to $355 million, and we were able to generate $160 million in free cash flow.

COMPENSATION DISCUSSION AND ANALYSIS

The Executive Compensation Process
Role of the Human Resources and Compensation Committee
The HRCC administers our executive compensation program and assists the Board of Directors in fulfilling its oversight responsibilities with respect to the compensation of executive officers. Among its other duties, the HRCC:
•	Evaluates and determines the salary, incentives, and benefits making up the total compensation of our CEO, other NEOs and other executive officers;
•	Reviews and monitors management succession planning and development, including the readiness for promotion of all officers;
•
Defines the terms and conditions, including performance metrics, for restricted shares/units, and other long-term equity awards for our executive officers and reviews and approves all grants made to the executive officers;

•	Reviews and approves the annual corporate goals and objectives of our CEO; and,
•
Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters. The HRCC cannot delegate this authority and regularly reports its activities to the Board.

The HRCC is comprised of four members, each of whom is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Internal Revenue Code. Currently, the members of the HRCC are Stephen Jones, Chairman, Peter Johnston, Ginger Jones, and Sipho Nkosi.
The HRCC operates pursuant to a written charter (available on Tronox’s website at www.tronox.com, under “Investor Relations – Corporate Governance”) which is reviewed by the HRCC on an annual basis and approved by the Board. The HRCC meets at least quarterly and more frequently as circumstances require, including in executive session with the HRCC’s independent compensation consultant.
The compensation of our CEO is reviewed and approved by the non-employee, independent members of the Board of Directors. When making recommendations with respect to our executive officers other than the CEO, the HRCC considers the recommendations made by the CEO and his evaluation of the other executive officers’ performance.
Aspects considered by the HRCC and our CEO when reviewing the Company’s performance include: share price, the Company’s performance as measured against the performance goals established for the previous year, non-controllable events that may impact the Company’s performance, attainment of significant non-financial milestones and any other factors or goals it determines to be relevant to measuring the Company’s performance. The individual performance of our executive officers is measured against individual performance goals that were set for each executive officer by our CEO.
Use of Compensation Consultants
The HRCC has the sole authority to hire and terminate its consultant, approve its compensation, determine the nature and scope of its services, and evaluate its performance. The HRCC engaged two consulting firms during 2020, FW Cook and FIT Remuneration Consultants, LLP.
The HRCC has engaged FW Cook since 2016 as its compensation consultant to provide information to the HRCC to assist it in making determinations regarding our compensation programs for executives. For the Corporate Governance and Nominating Committee, FW Cook provides information regarding non-employee Director compensation.
In November 2019, FW Cook provided the HRCC with among other things, a competitive pay analysis comparing the compensation of our executive officers against benchmark compensation statistics to assist the HRCC in determining 2020 executive officer compensation actions. During 2020, FW Cook provided the HRCC with program design advice, an independent review of 2020 compensation proposals developed by

COMPENSATION DISCUSSION AND ANALYSIS
management, comparative analysis of non-employee director compensation, review of trends and regulatory developments, assistance with peer group review, risk assessment review of incentive programs, and program advice on 2021 compensation programs. In November 2020, FW Cook provided the HRCC with a competitive pay analysis comparing the compensation of our executive officers against benchmark compensation statistics to assist the HRCC in determining 2021 executive officer compensation actions. In December 2020, FW Cook provided the HRCC with competitive pay analysis of Co-CEO situations and assisted the HRCC in developing the interim Co-CEO compensation packages and the permanent Co-CEO packages.
A representative from FW Cook attended all HRCC meetings in 2020, and FW Cook did not perform any other services for the Company or its management other than that described above.
FW Cook provides information and data to the HRCC from its surveys, proprietary databases and other sources, which the HRCC utilizes along with information provided by management and obtained from other sources. In making its decisions, the HRCC reviews such information and data provided to it by FW Cook and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the human resources, legal, and finance groups. The HRCC considers executive compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.
During 2020, the HRCC also engaged FIT Remuneration Consultants, LLP to assist the HRCC and the Corporate Governance and Nominating Committee in drafting required 2020 UK disclosure as a result of the Company’s re-domiciling to the UK in March 2019. A representative from this firm participated in various HRCC meetings during 2020 to discuss draft UK required disclosures for 2020.
In connection with its engagement of FW Cook and FIT Remuneration Consultants, LLP, the HRCC considered various factors bearing upon each firm’s independence including, but not limited to, the amount of fees received by each firm from Tronox as a percentage of each firm’s respective total revenue, their policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact their independence. After reviewing these and other factors, the HRCC determined that both firms were independent and that their engagements did not present any conflicts of interest. Both FW Cook and FIT Remuneration also determined that they were independent from management and confirmed this in written statements delivered to the Chairperson of the HRCC.
CEO’s Role in the Compensation-Setting Process
Typically, at an HRCC meeting early in the year, the CEO makes recommendations to the HRCC regarding compensation for the executive officers other than himself. The CEO participates in the HRCC discussion at the HRCC’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the executive officers. The HRCC utilizes the information provided by the CEO along with other information from within the Company, input from its independent compensation consultant, and the knowledge and experience of the HRCC members in making compensation decisions. The Chair of the HRCC recommends the CEO’s compensation to the HRCC in executive session, not attended by the CEO.
Annual Evaluation
At the end of the fiscal year, the CEO completes a self-evaluation of his own performance and reviews his evaluation with the HRCC. The full board also provides input on the CEO’s performance and submits this to the Chairman of the HRCC for consolidation. The HRCC consolidates all input and the Chairman of the HRCC and the Chairman of the Corporate Governance and Nominating Committee discuss the Board’s assessment of the CEO’s performance. The HRCC also determines the incentive amount, long-term incentive award, and any base salary change for the CEO.
In addition, each executive officer completes a self-evaluation for his own performance and reviews his evaluation with the CEO. The CEO then summarizes these results and brings them to the HRCC along with his initial recommendation for each executive’s base salary increase, annual incentive award, and long-term incentive award. The HRCC will then determine the amounts for any base salary increase and annual and long-term incentive awards for each executive officer.

COMPENSATION DISCUSSION AND ANALYSIS
Performance Objectives
At the beginning of the year our CEO recommended, and the HRCC approved performance objectives for the 2020 fiscal year based, in part, on an active dialogue with the CEO regarding strategic objectives and performance targets for the Company. Metrics are tied to our strategic business plans and to annual budgets reviewed by the full Board. Short-term management objectives are designed to achieve specific goals that are expected to drive long-term shareholder value. Metrics are analyzed and tested for reasonableness prior to HRCC approval at the beginning of the performance period. The HRCC actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.
Competitive Market Overview
Our executive compensation program is designed to be competitive within the various marketplaces in which we compete for employees. While the HRCC does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the HRCC recognizes that our compensation practices must be competitive in the marketplace, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the HRCC considers in assessing the reasonableness of compensation. Although the HRCC considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, and performance, in making its compensation determinations.
With the input of its independent compensation consultant, the HRCC reviews the peer group annually and revises such group as appropriate. We endeavor to identify companies that are comparable to our core businesses as well as comparable from a size perspective.
In August 2019, the HRCC, with the assistance of FW Cook, conducted its annual review of the Company’s peer group to be used in connection with 2020 compensation determinations. In light of the Cristal acquisition in April 2019, the Committee wanted to ensure that companies in the peer group were reasonably relative to the increased size of the Company following the completion of the acquisition. As a result of this review, the Committee approved the following changes to the peer group for purposes of the 2020 target compensation setting process: (i) A. Schulman, Eastman Chemical Company, Materion Corp, SunCoke Energy, Teck Resources Ltd., and Tredegar Corp. were removed from the peer group; and (ii) Ashland Global, H.B. Fuller, Minerals Technologies, Olin Corp., PolyOne, Stepan Company, Trinseo, and Venator Materials were added to the peer group.
Following these changes, our peer group for fiscal year (the “2020 Peer Group”) includes the following 16 companies:
Chemical Companies with TiO2 Segments	Specialty and Diversified Chemical Companies		Commodity Chemical Companies & Other
The Chemours Co.	Albemarle Corp	H.B. Fuller Co.	Cabot Corp
Venator Materials	Ashland Global Holdings Avient Corp[1] Celanese Corp Ferro Corp	Huntsman Corp. Minerals Technologies Stepan Co.	Cleveland-Cliffs Koppers Holdings Olin Corp. Trinseo
1	Name change from PolyOne Corp. to Avient Corp. in July 2020.
As of November 2019, our revenue and number of employees were between the 46th and 75th percentiles of the 2020 Peer Group companies.
In August 2020, the HRCC, with the assistance of FW Cook, conducted its annual review of the Company’s peer group to be used in connection with 2021 compensation determinations and determined the continued suitability of the peer group. After reviewing various attributes (e.g. revenue and number of employees) of the 2020 Peer Group the HRCC agreed that no changes were necessary and that this same peer group would be used for 2021 (the “2021 Peer Group”).

COMPENSATION DISCUSSION AND ANALYSIS
As of November 2020, our revenue and number of employees were between the 42nd and 75th percentiles of the 2021 Peer Group companies.

Mr. Quinn’s Retirement from Tronox and the Election of Messrs. Romano and Turgeon as Co-CEOs
On December 27, 2020, Mr. Jeffry Quinn, who was then serving as our Chairman and CEO, requested a leave of absence immediately after he discovered the Securities and Exchange Commission and United States Department of Justice had identified him as an unnamed co-conspirator in an insider trading complaint filed in federal court (the “Insider Trading Complaints”). The Insider Trading Complaints suggested that in 2016, long before serving as our CEO, Mr. Quinn may have provided material non-public information to an individual who traded in the shares of Ferro Corporation, an NYSE-listed chemical company on which Mr. Quinn was then serving as a director. While the allegations of insider trading are unrelated to Tronox, the Board and Mr. Quinn agreed that it was in the best interests of all parties for Mr. Quinn to take a leave of absence from Tronox.
In connection with Mr. Quinn’s request for a leave of absence, the Board elected Messrs. Romano and Turgeon each as Interim Co-CEO. On March 18, 2021, Mr. Quinn retired from all of his positions with Tronox pursuant to the terms of a retirement agreement (the “Retirement Agreement”) and Messrs. Turgeon and Romano were elected as permanent Co-CEOs.
Under the terms of the Retirement Agreement, Mr. Quinn retired from all of his positions with Tronox as of March 18, 2021. The terms of the Retirement Agreement reflected the Board’s judgment on the following factors:
•	As of the date of the Retirement Agreement, Mr. Quinn had been charged with no crime nor was he even directly named in the Insider Trading Complaints.
•
Based on a review the Board had initiated promptly after Mr. Quinn requested to take a leave of absence, and which had been conducted by outside counsel, there is no evidence that any of Mr. Quinn’s actions identified in the Insider Trading Complaints related to his service to Tronox, its employees or trading in Tronox shares nor was there any evidence that any action of Mr. Quinn during his tenure as CEO violated the Company’s Code of Conduct;

•
Since being elected as Tronox’s CEO in late 2017, Mr. Quinn had made many important contributions to the success of the organization including completion and integration of the Cristal acquisition and development and implementation of Tronox’s long-term strategy of becoming the world’s leading vertically integrated producer of TiO2; and

•	Thanks to the effectiveness of Mr. Quinn and the Board’s succession planning, the Company had in place two experienced, well-qualified executives ready to lead Tronox as Co-CEOs.
The value of the benefits that Mr. Quinn received under terms of the Retirement Agreement were substantially in-line with the benefits Mr. Quinn would have received under his offer letter had he been terminated “without cause.” See a description of these terms section captioned “Potential Payments Upon Termination Or A Change Of Control” below. The Retirement Agreement is more favorable to the Company in that it provides the Company with strong “claw-back” rights were it to become known that Mr. Quinn’s actions as described in the Insider Trading Complaints implicated Tronox, its employees or trading in Tronox shares or if Mr. Quinn had committed any material wrongdoing during his service to Tronox as its CEO.
As part of its program of regular, consistent engagement with its large shareholders on matters related to governance and executive compensation matters, members of the Board of Directors and management have been communicating with our large shareholders on Mr. Quinn and the leadership transition necessitated by his retirement. Based on feedback from these shareholders, the Board is confident that the terms of the Retirement Agreement are reasonable, consistent with the compensation philosophy of the company and in the best interest of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation
These are the components of the 2020 fiscal year executive compensation included in the Summary Compensation Table, and benefits under broad-based benefit plans in which executive officers participate. As described above, we target the median of each element of direct compensation as compared to the 2020 Peer Group (as described under “The Executive Compensation Process – Competitive Market Overview”). We also provide additional benefits and perquisites to be competitive with local practices and with our peer group.
Component	Key Features	Objectives	Principal 2020 Actions
Base Pay	Fixed annual cash amount, paid at regular payroll intervals Reviewed annually and adjusted if needed based on performance and market comparison	Provide a regular source of income at reasonable, competitive levels.
Mr. Quinn’s salary was increased from $1,000,000 to $1,100,000. Mr. Quinn requested a leave of absence effective December 27, 2020 and subsequently retired from Tronox pursuant to the terms of Retirement Agreement on March 18, 2021.

When Mr. Quinn requested his leave of absence, the Board elected Messrs. Romano and Turgeon each as Interim Co-CEO and approved a $25,000 per month stipend for each during the for the duration of the interim Co-CEO period. Messrs. Romano and Turgeon were subsequently elected as permanent Co-CEOs on March 18, 2021.

Other NEOs received merit increases that ranged from 3.3% to 8.1%.

Short-term Incentive
Performance-based cash compensation opportunity: committee determines payout based on company, regional or site performance, if applicable, and levels of individual contributions.

Proxy officers participate in the same AIP with our other executives and our other employees, but payout is determined based on overall company performance and levels of individual contribution.
Focus executive officers and organizations they lead on achieving key annual financial and operational goals and objectives that drive overall performance and reward for successful performance.
Pursuant to the terms of the Retirement Agreement, Mr. Quinn remained eligible for 2020 AIP.

AIP payments were calculated using a predetermined formula based on overall company metrics established at the beginning of the year, plus personal performance results.

2020 AIP payments for the NEOs ranged from 149.3% to 150.0% of target.

On December 27, 2020, in connection with Mr. Quinn’s leave of absence, the Board approved a one-time bonus of $500,000 for Messrs. Turgeon and Romano for service as Interim Co-CEOs to be paid at the end of the interim Co-CEO period which occurred on March 18, 2021 when Mr. Quinn retired from Tronox and Messrs. Turgeon and Romano were elected permanent Co-CEOs.

Long-term Incentive (1)
Equity-based compensation: amount realized, if any, dependent on company achieving long-range financial goals and sustained or increased stock price.

LTIP opportunity delivered through:

- Time-based RSUs (50% of total LTIP award):

 • Vest in 3 equal annual installments
over a three-year service period.

Focus executive officers on achieving and sustaining longer-term business results and reward performance.

Performance-based RSUs motivate officers to achieve three-year financial goals that are expected to lead to increased shareholder value; annual grants with overlapping performance periods reward

LTIP awards were granted to each NEO. The former CEO’s dollar value of his LTIP award was increased from $3,700,000 to $4,700,000. LTIP grants were awarded to other NEOs with a dollar value based on the guideline of 150% of base salary. The LTIP dollar value is then converted to number of RSUs based on the closing price of the Company’s

COMPENSATION DISCUSSION AND ANALYSIS
Component	Key Features	Objectives	Principal 2020 Actions

• Award settled in ordinary shares of company stock.

• Dividend equivalents accrue and paid only upon vesting.

- Performance-based RSUs (50% of total LTIP award):

• 50% RSUs eligible for vesting based on achievement of Company performance Total Shareholder Return (TSR) performance versus Capital Markets Peer Group over a three-year performance period.

• 50% RSUs eligible for vesting based on achievement of Company Operating Return on Net Assets (ORONA) and will vest based the Average Annual ORONA over the three-year measurement period.

• Maximum overall vesting is subject to 200% of target RSUs.

• Vest shortly after the end of three-year performance period.

• Award settled in ordinary shares of company stock.

• Dividend equivalents accrue and paid only upon vesting. No dividend equivalents are paid on above target RSUs that vest.
sustained performance over the long-term.
stock on the date of grant.

Amounts actually earned will vary based on stock price and corporate performance.

In connection with Mr. Quinn’s leave of absence, on December 27, 2020, the Board approved a special time-based RSU award of $750,000 vesting March 5, 2023 for Messrs. Turgeon and Romano for service as Interim Co-CEOs.

Benefits
Additional elements defined by local practice including medical and other insurance benefits, pension and other long-term savings plans, and post-employment compensation. Cost of health and welfare benefits partially borne by employees, including executive officers.
		Intended to provide competitive benefits that promote employee health, financial security, and income security in the event of an executive’s involuntary termination.	No significant changes to programs in 2020.
Limited Perquisites
Financial counseling assistance valued at up to $10,000 per year per executive officer to assist with financial planning given significant Company stockholdings and/or complex foreign tax situations.

Full or partial tax equalization payments (inclusive of any additional tax reimbursements associated with the tax paid, as appropriate) and payment of UK tax incurred on accommodation and meals while conducting business in the UK (inclusive of any additional tax reimbursements associated with the tax paid).

Intended to provide assistance to executives in making strategic decisions regarding their financial and tax arrangements.

Intended to mitigate or eliminate incremental tax burden as a result of the Company conducting business in the UK, where applicable for UK activities.

Provided tax equalization payments and related tax reimbursement payments regarding UK tax to mitigate or eliminate incremental tax burden as a result of the Company conducting business in the UK, where applicable for UK activities.

(1)
The LTIP dollar value awarded may differ from the Fair Value of the award as reported in the 2020 Summary Compensation Table which reports the value of long-term incentives granted in accordance with applicable accounting rules.

We combine the aforementioned elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives, but do not reward failure to perform on these objectives, and align the interests of our executive officers and other senior personnel with those of our shareholders.
We utilize the particular elements of compensation described above because we believe that it provides a mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of

COMPENSATION DISCUSSION AND ANALYSIS
financial security, while motivating him or her to focus on business metrics that will produce a high level of short-term and long-term performance for Tronox that will create value for shareholders. Our compensation mix, which includes short-term and long-term incentives as well as time and performance vesting features, is competitive and reduces the risk of recruitment of our top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term and long-term financial and stock performance. All incentives are intended to be aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market. For purposes of compensation competitiveness, the competitive market consists of our current peer group as described previously under “The Executive Compensation Process – Competitive Market Overview.”
The HRCC focuses on the total compensation opportunity for each NEO but also on the mix of compensation. A substantial portion of the compensation opportunity beyond base salary is at-risk and must be earned based upon achievement of annual and long-term performance goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on such NEO’s position and the opportunity for that position to influence performance outcomes; the relative levels of compensation are based on differences in the levels and scope of responsibilities of the NEOs. Generally, the more senior the level of such NEO and the broader his or her responsibilities, the greater the amount of pay opportunity that is variable.
The relationship between fixed and variable pay and between fixed and short-term and long-term incentives in our compensation program is illustrated by the following charts which show the relative portions of base salary, target annual incentive, and the target value of equity awards that, in aggregate, comprised the 2020 fiscal year target total direct compensation.
For purposes of the illustration below, we have modeled the pay mix of our former CEO, Mr. Quinn, and other NEOs since he was paid during the full year 2020. Note that the pay mix illustration below excludes one-time equity grants awarded to Messrs. Romano and Turgeon on December 28, 2020 upon appointment as Interim Co-CEOs.

AIP = Annual Incentive Plan; LTIP = Long-Term Incentive Plan; RSUs = Restricted Stock Units.

COMPENSATION DISCUSSION AND ANALYSIS

Components of Compensation
Base Salary
We consider base salary an element of total compensation that is tied to job responsibility and individual contributions to our success and is intended to attract and retain highly talented executive officers. While the HRCC uses benchmark statistics to guide it in its decisions regarding levels of base salary, it has considerable discretion and considers the experience, tenure and recent individual performance of our NEOs when making decisions regarding base salary. In February 2020, after reviewing competitive pay levels, the current industry and business climate, and in consideration of the now larger size and scope of the Company as a result of the Cristal acquisition, the HRCC approved salary increases that ranged from 3.3% to 8.1% for the NEOs reporting to the CEO. Our CEO at the time, Mr. Quinn, received a salary increase resulting in his salary increasing from $1,000,000 to $1,100,000.
On December 27, 2020, in connection with Mr. Quinn’s request for a leave of absence from Tronox and the appointment of Messrs. Romano and Turgeon each as Interim Co-CEO, the Board approved a $25,000 per month stipend for Messrs. Turgeon and Romano for the duration that they served as Interim Co-CEO. This stipend served as a temporary differential in base salary for serving in the Interim Co-CEO role. Effective with their election as permanent CEOs, the HRCC recommended, and our Board approved, an annual base salary $900,000 for Messrs. Turgeon and Romano. The recommendation was based on the same principles described above that the HRCC applies when determining base salaries for our NEOs. FW Cook, our independent compensation consultant, advised the HRCC that typical practice for setting Co-CEO compensation is to set target compensation equal for both individuals and to benchmark the role based on an average of the CEO and second highest paid executive at peer companies. FW Cook provided relevant benchmark data that was evaluated by the HRCC in reaching its decision.
2020 Short-Term Incentive Plan
For 2020, Tronox’s executive officers were eligible to receive cash awards under the 2020 Annual Incentive Plan. This plan is covered under the Tronox Holdings plc Amended and Restated Annual Bonus Incentive Plan.
The size of the target incentive payable to each executive officer is set as a percentage of each executive officer’s base salary (the “Target Percentage”). The target incentive is paid for achieving the targeted objectives described below. The threshold level of performance pays 50% of target and achieving maximum performance pays 200% of target.
Annually, the HRCC reviews the competitive analysis of total cash compensation and total direct compensation for the NEOs, and considers the input of our CEO and our independent compensation consultant, FW Cook. Based on this evaluation, the HRCC may selectively adjust the annual incentive award target of the NEOs. In February 2020, the HRCC made no changes to the Target Percentage for any NEO. The Target Percentage for Mr. Quinn was 125% of his base salary and the Target Percentage for the other NEOs ranged from 70% (for Senior Vice Presidents) to 75% (for Executive Vice Presidents) of base salary.
On December 27, 2020, Mr. Quinn requested a leave of absence from his position as Chairman and CEO. As part of their compensation for each serving as Interim Co-CEO during Mr. Quinn’s leave of absence, the Board approved a one-time bonus of $500,000 to be paid to Messrs. Turgeon and Romano at the end of the interim Co-CEO period.
As a result of the Retirement Agreement with Mr. Quinn, in connection with the election of Messrs. Romano and Turgeon as permanent Co-CEOs, the Board approved that each Co-CEOs’ Target Percentage would be set at 100% of base salary.
Our NEOs have a portion of their incentive tied to overall Tronox performance (80%) and a portion tied to individual performance (20%). Each year the HRCC determines appropriate metrics for measuring overall Tronox performance and makes changes from time-to-time to drive shareholder value and to best measure and motivate management’s delivery of the Company’s strategic priorities at that point in time.

COMPENSATION DISCUSSION AND ANALYSIS
Historically financial results have represented 80% of the overall Tronox performance metrics, and 20% have represented safety/sustainability metrics. In 2020 those elements and weights remained the same, although the key financial metrics were changed to focus on cash generation and on operating performance independent of market cyclicality.
For 2020 the HRCC established overall Tronox performance objectives that included two financial metrics and two safety metrics:
•
2020 Adjusted EBITDA less Capital Expenditures weighted at 50%. We are using this metric as a measure of our cash flow, which is one of the primary metrics that our investors use to evaluate our financial performance. We have assigned it our highest weighting.

•
Adjusted EBITDA Margin Relative to TiO2 Peers (Adjusted EBITDA margin as compared to the average Adjusted EBITDA margin achieved by the Company’s TiO2 Peers) weighted at 30%. Given that our Adjusted EBITDA can rise or fall with TiO2 market demand, irrespective of management actions, the HRCC wanted to incorporate a metric that measures management’s performance independent of market cyclicality. Since we typically see our direct TiO2 peers’ financial performance rise and fall in a similar fashion to ours, we sought a metric that would assess whether Tronox management had delivered differentiated performance relative to its TiO2 peers. This metric rewards management only if Tronox management outperforms its peers, as measured by Adjusted EBITDA margin.

•
2020 Disabling Injury Frequency Rate weighted at 10%. This metric measures the frequency of serious injuries to our employees and contractors. Safety is one of our highest priorities, and we have observed that a strong safety culture and work environment has a correlation with financial and operating performance.

•	2020 Total Recordable Injury Frequency Rate weighted at 10%. This metric measures the frequency of all injuries, with the exception of first aid cases, to our employees and contractors.
For purposes of the 2020 Annual Incentive Program, the results were calculated as follows:
•
2020 Adjusted EBITDA less Capital Expenditures is calculated by deducting 2020 capital expenditures as reported in the Company’s Statement of Cash Flows from reported 2020 Adjusted EBITDA, a non-GAAP measure.

•
Adjusted EBITDA margin is calculated by dividing reported Adjusted EBITDA in the four quarters ending September 30, 2020 by reported net sales revenue in the same period. For our peer companies (Chemours Titanium Technologies Segment, Venator Titanium Dioxide Segment and Kronos Holdings) it is calculated in a similar fashion, except, for comparative purposes, we also deduct a pro-rata portion of corporate and other costs from Adjusted EBITDA for the Chemours Titanium Technologies Segment and the Venator Titanium Dioxide Segment. We then divide the aggregate Adjusted EBITDA for the three TiO2 peers by their aggregate net sales revenue. The TiO2 Peer’s adjusted EBITDA margin is then deducted from Tronox’s Adjusted EBITDA margin.

•
2020 Disabling Injury Frequency Rate is calculated by dividing the number of reported lost time injuries and restricted work injuries to employees and contractors during the year by the number of total employee and contractor hours worked during the year and multiplying by 200,000.

•
2020 Total Recordable Injury Frequency Rate is calculated dividing the number of recordable injuries to employees and contractors during the year by the number of total employee and contractor hours worked during the year and multiplying by 200,000.

In the event of a fatality to an employee, contractor or visitor at a Tronox location, or the loss of life to someone in the community near a Tronox site caused by a site-specific event, the HRCC has full discretion to adjust safety payouts downward for individuals, sites, regions or all of Tronox, including eliminating the payout of any and all safety components. In determining the scale and application of the downward adjustment, the HRCC would evaluate and consider:
•	The facts and circumstances of the fatality, and the response to the incident at the site;

COMPENSATION DISCUSSION AND ANALYSIS
•
The trended monthly and full year safety metrics for the site where the incident occurred and for all of Tronox, compared to prior year and to target, assessing whether safety improved following the incident; and,

•	The actions taken by management following the incident to address gaps and prevent something like it from occurring again, at the site, in the region, and across all of Tronox.
The HRCC also established a minimum level of $25 million in Free Cash Flow that must be achieved for any payout to occur under the AIP.
To reflect performance above or below targets, the overall Tronox metrics each have sliding scales that provide for annual incentive bonus payouts greater than the target bonus if results are greater than target (up to a maximum 200% payout) or less than the target bonus if results are lower than the target (down to a threshold of 50% of target payout, below which there would be no payout).
The following chart summarizes the 2020 Annual Incentive Plan metrics and their relative weighting for the CEO and other executive officers.

At its February 6, 2020 meeting, the HRCC set the overall Tronox objectives as follows:
Objective	Weighting	Threshold 50%	Target 100%	Maximum 200%
Adj EBITDA less Capital Expenditures	50%	$295 million	$445 to $490 million	$640 million
Adj EBITDA Margin Relative to TiO2 Peers	30%	0.0%	2.0%	6.0%
Safety: Disabling Injury Frequency Rate	10%	0.28	0.25	≤ 0.14
Safety: Total Recordable Injury Frequency Rate	10%	0.61	0.56	≤ 0.44
At its February 4, 2021 meeting, the HRCC reviewed the Company’s performance compared to the overall Tronox objectives and determined the following:
•
For the fiscal year 2020 Tronox reported actual Adjusted EBITDA of $668 million and capital expenditures of $195 million. The $473 million in Adjusted EBITDA less Capital Expenditures was within the target range of $445 million to $490 million, resulting in a target payout for this component.

•
In the four quarters ending September 30, 2020 Tronox reported $620 million in Adjusted EBITDA on net sales revenue of $2,669 million, an Adjusted EBITDA margin of 23.2%. During the same period, our three TiO2 peers recorded an aggregate $662 million in Adjusted EBITDA (calculated as described above) on $5,357 million in aggregate net sales revenue, a 12.3% margin. Accordingly, Tronox outperformed its TiO2 peers by 10.9%, resulting in a maximum payout for this component.

COMPENSATION DISCUSSION AND ANALYSIS
•
In the fiscal year 2020 Tronox management made a concerted effort to operate safely during the pandemic. Our disabling injury frequency rate (DIFR) of 0.13 injuries to employees and contractors per 200,000 hours worked, and our total recordable injury frequency rate (TRIFR) of 0.38 injuries to employees and contractors per 200,000 hours worked, were both lower than the best ever injury frequency rates recorded in both the legacy Tronox and legacy Cristal operations. These strong results, together with no fatalities, resulted in a maximum payout for this component.

The actual 2020 overall Tronox results versus the AIP metrics were calculated as follows:
	Performance Levels
	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Actual Payout %	Metric Weighting	Resulting Payout %
Adj EBITDA less Capital Expenditures	$295M	$445M-$490M	$640M	$473M	100%	50%	50%
Adj EBITDA Margin Relative to TiO2 Peers	0.0%	2.0%	6.0%	10.9%	200%	30%	60%
Safety DIFR	0.32	0.28	≤0.20	0.13	200%	10%	20%
Safety TRIFR	0.70	0.62	≤0.50	0.38	200%	10%	20%
					TOTAL PAYOUT %:		150%
At the February 4, 2021 meeting the HRCC approved the overall Tronox results, which resulted in a calculated payout of 150% of target.
The overall Tronox payout represents 80% of our NEOs’ annual incentive opportunity. The remaining 20% is based on the HRCC’s evaluation of individual performance.
At the February 4, 2021 meeting our two Interim Co-CEOs, Messrs. Turgeon and Romano, reviewed their own performance and that of the other NEOs with the HRCC. They reviewed their objectives coming into the year and the management challenges that resulted from the COVID-19 pandemic starting in March 2020, which impacted the Company’s operations in every country where we operate. They then reviewed how the management team responded to the challenges to deliver the overall Tronox results. Some of the elements of management performance that they highlighted included:
•	A strong focus on protecting the health, wellness and safety of our employees, implementing stringent and prudent protocols at all of our worldwide locations.
•	Maintaining business continuity at all of our sites throughout the year.
•	Managing the business effectively from remote locations given the significant travel restrictions in place during the year.
•	Meeting customer needs by overcoming significant logistical challenges in delivering orders.
•
Responding to changes in TiO2 market demand that varied by region. Overall volumes declined year-over-year on a pro forma basis, and production needed to be adjusted carefully, so that inventory did not build up where it was not needed.

•	Managing our cash flow through cost reductions, working capital, and reducing capital expenditures.
•	Delivering on our Cristal transaction synergy plan, exceeding targets by a significant amount.
•	Effectively utilizing our integrated business planning capabilities to enhance our vertical integration strategy.
•	Leveraging online learning technologies to develop our people and enhancing our approach to developing the unique technical competencies required to sustain and grow our business.
•	Developing a succession plan for key positions throughout the Company.
•	Making significant progress in fostering diversity and inclusion in all of our regions.
•	Advancing the integration of environment sustainability reporting and planning following the Cristal acquisition.

COMPENSATION DISCUSSION AND ANALYSIS
After reviewing their contributions to the Company’s performance, Messrs. Turgeon and Romano noted that the NEOs and other executives had collaborated closely as a team throughout the year, supporting one another to accomplish numerous actions that were necessary to deliver the Company’s solid results in the midst of the pandemic challenges. While they had reviewed and assessed each NEOs individual performance during 2020, they observed that the Company’s results were not the outcome of individual performance, but of a management team working together in close collaboration and supporting one another. Also, Messrs. Turgeon and Romano had only assumed the Interim Co-CEO positions on December 27, 2020, and the other NEOs had not reported to them during most of the year. They recommended that rather than attempt to differentiate individual performance between themselves and the other CEOs, the HRCC reward Messrs. Turgeon and Romano and the other NEOs with the same Individual Performance payout percentage of approximately 147% of Target.
The HRCC agreed with this recommendation and awarded total bonus payments (including both the 80% overall Tronox result and the 20% individual component) as follows:
Mr. Turgeon – $752,000 (149.7% of Target)
Mr. Romano – $673,000 (149.6% of Target)
Mr. Carlson – $607,500 (149.6% of Target)
Mr. Van Niekerk – $570,000 (149.4% of Target)
Mr. Neuman – $560,000 (149.3% of Target)
Mr. Mancini – $515,000 (149.4% of Target)
After reviewing the individual performance of the NEOs, the HRCC then discussed Mr. Quinn’s 2020 performance and his Annual Incentive Plan payout.
Mr. Quinn has a target Annual Incentive of 125% of his base salary, or $1,375,000 in 2020 with 80% of his target, or $1,100,000, linked to overall Tronox results, and 20% of the target, or $275,000, linked to individual results.
The HRCC noted that although Mr. Quinn had requested a leave of absence as of December 27, 2020, he had led the organization and managed the executive team for virtually the entire year. In light of Tronox’s strong results and the manner in which it had overcome the impact of COVID-19 as well as the accomplishments of the Tronox executive team described above, the HRCC recommended an Individual Performance payout percentage of 150% of Target or $2,062,500 for Mr. Quinn. The Tronox Board of Directors approved the payment of the recommended bonus to Mr. Quinn subject to the terms of the Retirement Agreement including certain claw-back provisions.
The final bonus payment awarded to each NEO for their 2020 fiscal year performance is provided in the table below, disaggregated to show the overall Tronox result and the individual performance result.
		Overall Tronox Results			Individual Performance			Total Payout
Executive	Target Award $	Weighting	Result	Amount	Weighting	Result	Amount	$	as a percent of Target award
Jean-François Turgeon	$ 502,500	80%	150%	$603,000	20%	148.3%	$149,000	$752,000	149.7%
John D. Romano	$ 450,000	80%	150%	$540,000	20%	147.8%	$133,000	$673,000	149.6%
Timothy C. Carlson	$ 406,000	80%	150%	$487,200	20%	148.2%	$120,300	$607,500	149.6%
Willem Van Niekerk	$381,500	80%	150%	$457,800	20%	147.1%	$112,200	$570,000	149.4%
Jeffrey N. Neuman	$375,200	80%	150%	$450,240	20%	146.3%	$109,760	$560,000	149.3%
R. Charles Mancini	$344,750	80%	150%	$413,700	20%	146.9%	$101,300	$515,000	149.4%
Jeffry N. Quinn	$1,375,000	80%	150%	$1,650,000	20%	150.0%	$412,500	$2,062,500	150.0%
Long-Term Incentive Program
We provide a long-term incentive opportunity to motivate and reward our executive officers for contributions in driving our overall performance and for retention purposes. The amounts of the grants were determined by

COMPENSATION DISCUSSION AND ANALYSIS
a pre-established formula guideline (unchanged since the original appointment of each executive to their positions) that was formulated using competitive market data. Our Chairman and CEO’s LTIP award is a based on a dollar amount, not based on a percent of salary.
On February 6, 2020, the HRCC approved the increase of Target LTIP award for our Chairman and CEO at the time, Mr. Quinn, from $3,700,000 to $4,700,000 for 2020. In connection with Mr. Quinn’s request for a leave absence from Tronox and the election on an interim basis of Messrs. Romano and Turgeon as Co-CEO, on December 27, 2020 the HRCC recommended, and the Board approved, a one-time time-based LTIP award in the amount of $750,000 for each of Messrs. Romano and Turgeon with a grant date of December 28, 2020 and vesting date of March 5, 2023. On March 18, 2021, the Board elected Messrs. Turgeon and Romano as permanent Co-CEOs, each with a Target LTIP of $2,200,000 for 2021. This figure was determined and recommended by the HRCC following their review of benchmark peer data provided by FW Cook, described in more detail above.
The guideline Target LTIP award for all other participants is tied to a percentage of base salary, which is equal to 150% of base salary for each of the other NEOs. The HRCC has discretion to adjust actual LTIP awards above or below the guideline. The LTIP dollar value awarded is then divided by the company’s closing stock price on the date of grant to determine the number of RSUs granted. The Target LTIP dollar value may differ from the Fair Value of the award as reported in the 2020 Summary Compensation Table which reports the value of long-term incentives granted in accordance with applicable accounting rules. Awards are provided under the Company’s Amended and Restated Management Equity Incentive Plan (“Equity Incentive Plan”). Since 2015, we have granted RSUs consistently throughout all jurisdictions in which we operate. We believe RSUs provide value based on the NYSE value of our shares without any discount, but there is the risk that some or all of the granted RSUs will not vest if the executive does not remain employed with us, and with respect to performance-based RSUs, if performance is not achieved. Commencing with awards granted in February 2019, the Company moved the vest date for employee equity from anniversary date of grant to fixed vesting date of March 5 so that the vesting date is always outside of a black-out period. Hence, performance-based RSUs vest on March 5 following the three-year measurement period and time-based RSUs vest one-third on each March 5 starting with March 5 in the calendar year following the grant date. For RSUs vesting in 2022 and going forward, all outstanding RSU awards will vest on March 5.
Dividend equivalents on both performance-based and time-based RSUs are accumulated and paid only when the RSUs vest. Dividends equivalents will not be paid in the event that such RSUs do not vest and will not be paid on above target performance-based RSUs that vest. Time-based RSUs are intended to incentivize executives to create shareholder value through share price appreciation and provide an employee retention incentive. We believe performance-based RSUs provide value by linking the award vesting and payments to the long-term results of the Company.
2020 Long-Term Incentive Program
For 2020, the HRCC approved utilizing Total Shareholder Return (TSR) and Operating Return on Net Assets (ORONA) as the two metrics for performance-based awards whereby 50% of the performance-based RSUs are tied to each respective metric. Given that the Cristal transaction closed in 2019, the HRCC determined that for 2020 the Company was in a position to again include Company financial metrics as part of Company’s long-term incentive program. ORONA was utilized as a long-term incentive Company financial metric for the performance-based RSUs granted in 2018 and TSR was utilized as a long-term incentive metric in 2019. The HRCC determined that the use of both TSR and ORONA best balances the focus of our NEOs on achievement of building shareholder value and long-term profitable growth of the business.
Similar to the 2019 TSR performance-based awards, the 2020 awards utilized three-year TSR performance of a “Capital Markets Peer Group” (see below for listing of companies) versus the peer group used for compensation purposes that must also consider companies of similar size and scope. The HRCC determined that the Capital Markets Peer Group, regardless of company size, better reflects companies that have similar market characteristics, economics (margins, capital intensity, and cycle dynamics), and trade at similar EBITDA multiples. The Capital Markets Peer Group was also developed as part of our strategic planning efforts

COMPENSATION DISCUSSION AND ANALYSIS
and reflect companies that our NEOs regularly monitor our company’s performance against. As such, the HRCC determined it was in the best interest of shareholders to continue to align the incentives of our NEOs with the performance of our company versus the performance of those companies in the Capital Markets Peer Group.
The 2020 long-term incentive program maintains the same allocation between time-based and performance-based RSUs.
On February 6, 2020, the HRCC granted long-term incentives using a mix of performance-based RSUs and time-based RSUs to each of the NEOs. The 2020 grant (dated February 6, 2020) to our NEOs was allocated as follows:
AWARD TYPE	PERCENTAGE
Performance-based Restricted Share Units	50%
Time-based Restricted Share Units	50%
Commencing with the 2019 RSU grants, the Company moved from vesting on an anniversary date of the grant to a fixed vesting date of March 5. The vest date for the performance-based RSUs, subject to performance criteria as specified below is March 5, 2023 and the vest dates for the service-based RSUs are March 5, 2021, March 5, 2022, and March 5, 2023. If the vest date is not a trading day then the award vests on the next trading day.
Details of the long-term incentives granted during 2020 are shown below:
•
50% of the performance-based RSUs granted are tied to Total Shareholder Return (TSR) and will vest based upon the percentile rank of our TSR (defined as share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2020 to December 31, 2022 as compared to companies in the “Capital Markets Peer Group” as defined below. For purposes of calculating TSR, the starting price for the period will be based on the 30-day average closing price prior to the measurement period and the ending price will be based on the 30-day average closing price prior to the end of the measurement period. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable TSR payout percentage. The TSR payout percentage will be determined using straight-line interpolation between Threshold and Target and between Target and Maximum.

THREE-YEAR TOTAL SHAREHOLDER RETURN PERCENTILE RANKING	TSR PAYOUT
PERCENTAGE
65th percentile (Maximum)	200%
50th percentile (Target)	100%
35th percentile (Threshold)	25%
Below 35th percentile	0%
•
The HRCC approved the use of the Capital Markets Peer Group that included the following companies: Cabot Corporation (CBT); Ferro Corporation (FOE); GCP Applied Technologies Inc. (GCP); H.B. Fuller Company (FUL); Iluka Resources Limited (ILU.AX); Innophos Holdings, Inc. (IPHS); Koppers Holdings Inc. (KOP); Kraton Corporation (KRA); Kronos Worldwide, Inc. (KRO); Minerals Technologies Inc. (MTX); Orion Engineered Carbons, S.A. (OEC); Quaker Chemical Corporation (KWR); Rayonier Advanced Materials Inc. (RYAM); Synthomer PLC (SYNT.L), The Chemours Company (CC); U.S. Silica Holdings, Inc. (SLCA); and Venator Materials PLC (VNTR). Since the award grant date, Innophos Holdings, Inc. was acquired in 2020 and therefore, the Capital Markets Peer Group will exclude the results of this company for purposes of determining the final payout.

•
50% of the performance-based RSUs granted are tied to Operating Return on Net Assets (ORONA) and will vest based the Average Annual ORONA over the three-year measurement period of January 1, 2020 to December 31, 2022. The ORONA performance measure has been set with relevant Threshold, Target and Maximum target levels; however, the actual targets are not being disclosed at the current time due to these being considered by the Company to be commercially sensitive. For Threshold, Target, and Maximum ORONA performance, the corresponding ORONA payout percentages are 25%, 100% and 200%,

COMPENSATION DISCUSSION AND ANALYSIS
respectively. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable ORONA payout percentage. The ORONA payout percentage will be determined using straight-line interpolation between Threshold and Target and between Target and Maximum.
Performance Results for Prior Performance-based Long-Term Incentive Awards Vesting in February 2021
During the first quarter of 2021, the performance-based restricted share units from the February 2018 long-term incentive plan, covering the 2018 to 2020 performance period vested. The performance-based restricted share units vested based upon two metrics each weighted 50% and then adjusted upward or downward based on a TSR Modifier.
•
50% of the performance-based RSUs were tied to Operating Return on Net Assets (“ORONA”) at the end of the third year of the three-year period of January 1, 2018 to December 31, 2020. The Company achieved 7.0% ORONA over the period that resulted in a below threshold payout of 0% for this metric.

•
50% of the performance-based RSUs were tied to the change in Earnings per Share (“EPS”) from the year immediately preceding the three-year measurement period (2017) to the EPS in the last year of the three-year measurement period (2020). The Company achieved $1.53 EPS that resulted in a payout of 44.1% (between threshold and target payout) for this metric.

•	The payout results for both ORONA and EPS were then adjusted by the Peer Group TSR Modifier.
–
The TSR Modifier was based on the percentile rank of our Total Shareholder Return (“TSR” defined as share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2018 to December 31, 2020 as compared to the 2018 Peer Group (see below for Peer Group list). For purposes of calculating TSR, the starting price for the period was based on the 30-day average closing price prior to the measurement period and the ending price was based on the 30-day average closing price prior to the end of the performance period.

–
Our actual TSR over the three-year performance period was -34.7% which corresponded to a 27.6th percentile ranking versus the TSR performance of the 2018 Peer Group that resulted in a TSR Modifier of 0.90. See below for TSR ranking and corresponding TSR Modifier.

•
The actual number of units that vested equaled the aggregate number of shares granted multiplied by 39.7% (the applicable ORONA Payout percentage plus the applicable Change in EPS Payout percentage and then multiplied by the TSR Modifier of 0.90). This reflects an overall payout percentage between threshold and target levels.

The table below details the performance metrics (and weightings), targets, actual performance, TRS Modifier that was applied and the overall payout % calculation.
	PERFORMANCE LEVELS
Metric	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Metric Payout %	Metric Weighting	Resulting Payout %
ORONA (year 3)	13.3%	16.6%	19.9%	7.0%	0%	50%	0%
Change in EPS	$1.26	$1.58	$1.90	$1.53	88.3%	50%	44.1%
				Payout % (Prior to Peer Group TSR Modifier):			44.1%
		Peer Group TSR Modifier (Tronox TSR is at the 27.6th percentile of Peer Group Performance):					X 0.90
				Payout % (Adjusted for Peer Group TSR Modifier):			39.7%

COMPENSATION DISCUSSION AND ANALYSIS
The table below details the 2018 Peer Group three-year TSR percentile Ranking and the corresponding TSR Modifier.
Three-Year Total Shareholder Return Ranking	TSR Modifier Factor Applied to Performance Payout Percentage
75th percentile or higher (Maximum)	1.25x
62.5th percentile or higher, but lower than 75th percentile (Above Target)	1.10x
37.5th percentile or higher, but lower than 62.5th percentile (Target)	1.00x
25th percentile or higher, but lower than 37.5th percentile (Threshold)	0.90x
Below 25th percentile (Below Threshold)	0.75x
The 2018 Peer Group included the following companies: Albemarle Corp. (ALB); Cabot Corp. (CBT); Celanese Corp. (CE); The Chemours Company (CC); Cleveland-Cliffs, Inc. (CLF); Eastman Chemical Company (EMN); Ferro Corp. (FOE); Huntsman Corp. (HUN); Koppers Inc. (KOP); Materion Corp. (MTRN); SunCoke Energy Inc. (SXC); Teck Resources Ltd. (TECK); and Tredegar Corp. (TG). The final 2018 Peer Group performance results excluded TSR results for A. Schulman, Inc. (acquired by LyondellBasell Industries N.V.).
2021 Long-Term Incentive Program
For 2021, the long-term incentive program maintains the same mix between time-based (50%) and performance-based RSUs (50%). The HRCC approved utilizing Total Shareholder Return (TSR) and Return on Invested Capital (ROIC) as the two metrics for performance-based awards whereby 50% of the performance-based RSUs will be tied to each respective metric. TSR has been utilized as a long-term incentive Company financial metric for performance-based RSUs granted since 2019. For 2021, the Company transitioned from using Operating Return on Net Assets (ORONA) to Return on Invested Capital (ROIC) based on shareholder feedback. The HRCC determined that the use of both TSR and ROIC best balances the focus of our NEOs on achievement of building shareholder value and long-term profitable growth of the business.
•
For RSUs tied to TSR, the HRCC approved utilizing the same long-term incentive metric design as utilized for the 2020 RSUs awards (3-year TSR performance of the Capital Markets Peer Group versus Company TSR performance). The HRCC continues to support using the Capital Markets Peer Group for long-term incentives as this peer group better reflects companies that have similar market characteristics, economics (margins, capital intensity, and cycle dynamics), and trade at similar EBITDA multiples, regardless of company size.

•	For RSUs tied to ROIC, the HRCC approved utilizing Average Annual ROIC during a three-year measurement period as the performance metric.
U.S. Savings & Retirement Plans
All our U.S. employees, including our U.S. executive officers, are eligible to participate in our savings plans. These plans are intended to provide our employees, including our executive officers, with the opportunity to save for retirement and have the Company contribute to these savings.
We sponsor a tax-qualified retirement savings plan (the “Savings Plan”) pursuant to which all our U.S.-based employees, including our U.S. based executive officers, are able to contribute the lesser of up to 85% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. During 2020, the Company matched 100% of the first 6% of pay that each employee contributed. In addition, there was a discretionary profit-sharing Company contribution to the Savings Plan of 6% of employee’s eligible compensation. All contributions to the Savings Plan, as well as any Company matching contributions, are fully vested upon contribution. All Company profit sharing contributions vest after three years of service.
In addition to the Savings Plan, U.S. executive officers and certain other eligible executives can participate in a nonqualified retirement savings plan (the “Savings Restoration Plan”). Pursuant to the Savings Restoration Plan, the Company will contribute at the appropriate level to the Savings Restoration Plan on a before-tax

COMPENSATION DISCUSSION AND ANALYSIS
basis any amounts that would be provided under the Savings Plan but for limitations imposed by the Internal Revenue Code on qualified retirement plans. Also, U.S. executive officers and certain other eligible executives can participate in a nonqualified deferred compensation plan, which allows deferral of up to 20% of base salary and annual bonus.
Tronox also sponsors a qualified defined benefit retirement plan (the “Qualified Plan”) for its U.S. employees, which was frozen in April 2009, following Tronox Incorporated’s filing for Chapter 11 bankruptcy protection. As part of Tronox’s Plan of Reorganization, the Qualified Plan is frozen going forward and the Savings Plans are our sole employee retirement plans. Mr. Romano is the only NEO participating in this plan as described in the Pension Benefits as of December 31, 2020 table.

Other Compensation Practices
Compensation Recoupment Policy
The Company has adopted a recoupment or “claw-back” policy for executives, including all the NEOs. This policy allows for claw-back of incentive compensation, from both the annual and long-term plans, if payments pursuant to those plans were based on financial results that were subsequently restated due to fraud or intentional misconduct and the payment was greater than it would have been if calculated based on the accurate financial statements.
Deductibility of Executive Compensation
As part of their roles, the HRCC and the Board of Directors historically reviewed and considered the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provided that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless such compensation qualifies for the “performance-based exemption” provided for under Section 162(m). As part of the Tax Cuts and Job Act, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 and which were not modified in any material respect on or after such date. The Act also expands the definition of covered employees to include the CFO, in addition to the CEO and the three other highest paid officers, and the $1 million deduction limitation will apply to any person who was a covered employee in any tax year after 2016.
Now that the exception is no longer available, we do not need to qualify for it by complying with those limitations. However, the Company intends to attempt to fit within the transition rule referred to above, if applicable, for compensation awarded prior to the effective date of the rule, to the extent that the Compensation Committee determines that to be practical and in the interest of the Company, including with respect to option awards outstanding as of November 2, 2017.
Annual Equity Grant Timing Practices
We make equity grants to our NEOs under our shareholder-approved Equity Incentive Plan on pre-established dates pursuant to our equity grant guidelines. Each year, the HRCC approves the annual awards to our NEOs and other direct reports of our CEO at its regularly-scheduled February meeting. The HRCC has delegated authority to our CEO to make annual grants, within certain parameters, to all other LTIP eligible employees, and at quarterly intervals to newly hired or newly promoted LTIP eligible employees as required. The grant date varies each year, but is always before the end of the month in which the grants were approved by the HRCC. The grant price is the “fair market value” of a share of our ordinary shares on the grant date, which we define as the closing price on the New York Stock Exchange on the grant date.
Post Termination and Change of Control
Pursuant to relevant employment agreements and subject to applicable UK law, we are obligated to make certain payments to our executive officers and/or accelerate the vesting of their equity awards upon a termination of their employment, including termination of their employment in connection with a Change of Control. For further details on these arrangements, please refer to the sections “—Potential Payments upon Termination” and “—Employment Agreements.” We offer the benefits provided by such employment

COMPENSATION DISCUSSION AND ANALYSIS
agreements, the retirement plans and awards granted under the Equity Incentive Plan upon a change of control in order to be competitive with other employers who provide similar or enhanced benefits and to diminish the potential distraction due to personal uncertainties and risks that are inevitable in a Change of Control situation or threat. We believe that maintaining such benefits will help keep the management team focused on our performance and the benefit to the shareholders in the event of a Change of Control.
Moreover, under the UK Companies Act 2006, a payment for loss of office may not be made to a person who is, or has been, a director of Tronox Holdings unless either: (a) the payment is consistent with the Company’s approved directors’ remuneration policy prepared in accordance with the UK Companies Act 2006; (b) the payment is approved by resolution of the shareholders of the Company in accordance with the requirements of the UK Companies Act 2006; or (c) an exemption applies. The Company’s directors’ remuneration policy was approved by shareholders in 2020.
Risk Assessment and Monitoring
The HRCC has analyzed and continues to monitor whether our compensation practices with respect to executive officers or any of our employees create incentives for risk-taking that could harm Tronox or its business. Our compensation programs and policies mitigate risk and guard against undue risk-taking through careful balancing of short-term and long-term incentive compensation opportunities and by employing different and diverse performance measures in each compensation plan. The combination of performance measures for annual bonuses and the equity compensation programs as well as the multiyear vesting schedules for equity awards encourage employees to maintain both a short and a long-term view with respect to company performance. The HRCC has determined that none of our compensation practices creates a risk that is reasonably likely to have a material adverse effect on the Company.

Human Resources and Compensation Committee Report
The HRCC of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the HRCC has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020. This report is provided by the following independent Directors, who comprise the HRCC.
Stephen Jones (Chairman)
Peter B. Johnston
Ginger M. Jones
Sipho Nkosi

COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2020
The following table sets forth the total compensation for the years ended December 31, 2020, December 31, 2019, and December 31, 2018 for our chief executive officer, our chief financial officer and our three most highly compensated other executive officers who were serving as executive officers as of December 31, 2020.
Name and Principal Position	Year	Salary ($) (2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Jean-François Turgeon Co-Chief Executive Officer (1)	2020	663,300	—	1,802,825	—	752,000	—	170,692	3,388,817
	2019	639,616	—	1,164,151	—	500,000	—	189,027	2,492,795
	2018	619,231	—	989,053	—	860,000	—	187,598	2,655,882
John D. Romano Co-Chief Executive Officer (1)	2020	588,404	—	1,692,831	—	673,000	151,545	142,377	3,248,157
	2019	546,923	—	1,003,276	—	430,000	179,609	162,296	2,322,105
	2018	515,067	—	1,354,599	—	700,000	(75,316)	150,819	2,645,169
Timothy C. Carlson Senior Vice President, Chief Financial Officer	2020	572,656	—	911,393	—	607,500	—	123,025	2,214,574
	2019	547,831	—	996,942	—	400,000	—	139,709	2,084,482
	2018	532,000	—	847,580	—	593,000	—	143,604	2,116,184
Willem Van Niekerk Senior Vice President, Technology and Saudi Arabia	2020	540,491	—	856,401	—	570,000	—	177,056	2,143,948
	2019	523,923	—	953,572	—	265,000	—	204,034	1,946,529
	2018	508,355	—	810,214	—	567,000	—	196,636	2,082,205
Jeffrey N. Neuman Senior Vice President, General Counsel & Secretary	2020	530,589	—	842,256	—	560,000	—	101,795	2,034,640
	2019	511,539	—	930,957	—	265,000	—	113,628	1,821,124
	2018	369,231	—	1,764,227	—	409,000	—	49,485	2,591,943
R. Charles Mancini Senior Vice President, Chief Human Resources Officer	2020	487,346	—	773,909	—	515,000	—	98,505	1,874,760
Jeffry N. Quinn Former Chairman and Chief Executive Officer (1)	2020	1,074,231	—	4,923,615	—	2,062,500	—	601,220	8,661,566
	2019	1,000,000	—	4,458,974	—	1,250,000	—	554,624	7,263,598
	2018	1,000,000	—	4,579,871	—	2,151,250	—	189,496	7,920,617
(1)
Jeffry N. Quinn requested, and the Board approved, a leave of absence starting December 27, 2020, during which period Mr. Quinn continued to receive his salary. Messrs. Turgeon and Romano were each appointed as Interim Co-CEO during the period of Mr. Quinn’s leave of absence. On March 18, 2021, the Company entered into a Retirement Agreement with Mr. Quinn pursuant to which he retired from his positions with Tronox at which point Messrs. Turgeon and Romano were appointed permanent Co-CEOs of the Company. See a description of these events under caption “Mr. Quinn’s Retirement from Tronox and the Election of Messrs. Romano and Turgeon as Co-CEOs” above. Messrs. Turgeon’s and Romano’s biographical information is set forth under the caption “—Election of Directors,” above.

(2)	Dr. Van Niekerk elected to defer 20% of this base salary during 2020 to our Savings Restoration Plan through the deferral program. This amount of $108,098 is included in this table.
(3)
Amounts reported in this column represent the aggregate grant date fair value for our shares (without a discount to reflect the risk of some or all of the performance vested shares not vesting) in each respective year computed in accordance with the share-based accounting guidance under ASC Topic 718. Further information regarding the 2020 awards is included in the “Grants of Plan-Based Awards During 2020” and “Outstanding Equity Awards at December 31, 2020” tables appearing later in this Proxy Statement. Further details related to these awards can be found in the “Long Term Incentive Plan” section in this Proxy Statement. For assumptions for these awards, please see Note 22 to our Consolidated Financial Statements beginning on page 0 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(4)
Amounts reflected in this column represent the incentive compensation earned for each year’s performance against predetermined objectives. Amounts also include payments that were deferred at the election of the NEOs under the terms of the Savings Restoration Plan. For 2020, Dr. Van Niekerk deferred $53,000.

(5)	Mr. Romano is the only NEO in the Tronox Inc. Retirement plan. The present value of accumulated benefits as of December 31,

COMPENSATION DISCUSSION AND ANALYSIS
2020 was determined using the estimated ASC 715 assumptions in effect on December 31, 2020. The ASC 715 discount rate was 2.6%. Mr. Romano received no payments, therefore the amounts reported reflect only the aggregate change in the actuarial present value of Mr. Romano’s accumulated benefit under the pension plan. Our deferred compensation program does not allow for above-market earnings and therefore there is no value included for this amount. Includes the actuarial increases in the present values of the named executive officer’s benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 23 to our Consolidated Financial Statements beginning on page 0 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
(6)	The following table shows the components of “All Other Compensation” in the Summary Compensation Table for the years ended December 31, 2020, December 31, 2019, and December 31, 2018:

ALL OTHER COMPENSATION TABLE
Name	Year	Savings Plan, Discretionary Contribution, and Restoration Plan ($) (1)(2)	Other ($) (3)
Jean-François Turgeon	2020	142,568	28,124
	2019	176,981	12,046
	2018	175,882	11,716
John D. Romano	2020	124,770	17,607
	2019	147,069	15,227
	2018	140,592	10,227
Timothy C. Carlson	2020	119,264	3,761
	2019	134,354	5,355
	2018	137,266	6,338
Willem Van Niekerk	2020	99,094	77,962
	2019	128,476	75,558
	2018	131,068	65,568
Jeffrey N. Neuman	2020	97,847	3,948
	2019	108,088	5,540
	2018	140,592	10,227
R. Charles Mancini	2020	94,862	3,643
Jeffry N. Quinn	2020	283,523	317,697
	2019	372,923	181,701
	2018	142,306	47,190
(1)
The Company match into the U.S. Savings Plan was 100% of the first 6% of employee’s contributions up to the IRC limits for each year and the same match went into the Savings Restoration Plan for all eligible income above the IRC limit.

(2)
The Company made a discretionary contribution of 6% of employee’s earnings into the U.S. Savings Plan up to the IRC limit for each year and the same contribution went into the Savings Restoration Plan for all eligible income above the IRC limit.

(3)
This column reflects all other compensation that is not reported elsewhere. For 2020, we are reporting the following: For Mr. Turgeon: $3,811 for disability & life insurance premiums, $10,000 for financial consulting, $6,280 for relocation, $5,406 for relocation-related tax reimbursement, and $2,647 for accommodation and group event activities; for Mr. Romano: $3,638 for disability & life insurance premiums, $10,000 for financial consulting, and $3,969 for accommodation and group event activities; for Mr. Carlson: $3,761 for disability & life insurance premiums; for Dr. Van Niekerk: $3,993 for disability & life insurance premiums, $10,000 for financial consulting, $60,000 for housing per his employment agreement and $3,969 for accommodation and group event activities; for Mr. Neuman: $3,948 for disability & life insurance premiums; for Mr. Mancini: $3,643 for disability & life insurance premiums; for Mr. Quinn: $2,283 for disability & life insurance premiums, $91,644 for personal aircraft use valued as the aggregate incremental cost to the Company of a company-provided aircraft, $2,048 for financial consulting, $6,579 for spousal travel; $177,711 for tax equalization payments and $33,463 for tax equalization-related tax reimbursement and $3,969 for accommodation and group event activities. We determine the incremental cost of personal use of our corporate aircraft based on the variable operating costs to us, which includes: (i) landing, ramp and parking fees and expenses; (ii) crew travel expense; (iii) supplies and catering; (iv) aircraft fuel and oil expenses per hour of flight; (v) customs, foreign permit and similar fees; (vi) crew travel; and (vii) passenger ground transportation.

COMPENSATION DISCUSSION AND ANALYSIS

GRANTS OF PLAN-BASED AWARDS DURING 2020
The following table provides information on grants of awards to our named executive officers in the fiscal year ended December 31, 2020.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date	Grant Date Approval (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Jean- François Turgeon	—		251,250	502,500	1,005,000
	2/6/2020	2/6/2020							59,397			502,499
	2/6/2020	2/6/2020				7,245	29,699	107,692				299,069
	2/6/2020	2/6/2020				7,245	29,699	107,692				251,254
	12/28/2020	12/27/2020							52,156			750,003
John D. Romano	—		225,000	450,000	900,000
	2/6/2020	2/6/2020							53,192			450,004
	2/6/2020	2/6/2020				6,649	26,596	53,192				267,822
	2/6/2020	2/6/2020				6,649	26,596	53,192				225,002
	12/28/2020	12/27/2020							52,156			750,003
Timothy C. Carlson	—		203,000	406,000	812,000
	2/6/2020	2/6/2020							51,419			435,005
	2/6/2020	2/6/2020				6,427	25,709	51,418				258,890
	2/6/2020	2/6/2020				6,427	25,709	51,418				217,498
Willem Van Niekerk	—		190,750	381,500	763,000
	2/6/2020	2/6/2020							48,316			408,753
	2/6/2020	2/6/2020				6,040	24,158	48,316				243,271
	2/6/2020	2/6/2020				6,040	24,158	48,316				204,377
Jeffrey N. Neuman	—		186,600	375,200	750,400
	2/6/2020	2/6/2020							47,518			402,002
	2/6/2020	2/6/2020				5,940	23,759	47,518				239,253
	2/6/2020	2/6/2020				5,940	23,759	47,518				201,001
R. Charles Mancini	—		172,375	344,750	689,500
	2/6/2020	2/6/2020							43,662			369,381
	2/6/2020	2/6/2020				5,458	21,831	43,662				219,838
	2/6/2020	2/6/2020				5,458	21,831	43,662				184,690
Jeffry N. Quinn	—		687,500	1,375,000	2,750,000
	2/6/2020	2/6/2020							277,778			2,350,002
	2/6/2020	2/6/2020				34,722	138,889	277,778				1,398,612
	2/6/2020	2/6/2020				34,722	138,889	277,778				1,175,001
(1)	The HRCC approved the February 6, 2020 grants at its meeting on February 6, 2020. The HRCC on December 26 recommended that the Board approve the grants which the Board approved on December 27, 2020.
(2)
Amounts in these columns reflect the threshold, target and maximum payout levels for the 2020 annual incentive award. Further details regarding these awards can be found in the section titled “2020 Short-Term Incentive Plan.”

(3)
Amounts in these columns reflect the threshold, target and maximum amount of performance-based units that were granted to the NEOs under the equity program. For performance-based units granted on February 6, 2020, the payout for 50% of the performance-based RSUs is determined at the end of the three-year measurement period based on the percentile rank of our TSR (defined as share price appreciation plus dividends reinvested) as compared to companies in the “Capital Markets Peer Group”. The payout for 50% of the performance-based awards is determined at the end of the three-year measurement period based on the Company’s three-year average annual Operating Return on Net Assets (“ORONA”). Further details regarding these grants can be found in the sections titled “Long-Term Incentive Program” and “2020 Long-Term Incentive Program”.

COMPENSATION DISCUSSION AND ANALYSIS
(4)
Amounts in this column represent the number of time-based restricted units granted to the NEOs under the equity program. The units granted on February 6, 2020 vest one-third on March 5, 2021, March 5, 2022, and March 5, 2023. The units granted on December 28, 2020 that vest on March 5, 2023 were awarded as part of Messrs. Romano’s and Turgeon’s interim compensation for their appointment as Interim Co-CEO on December 27, 2020.

(5)
The amounts in this column have been calculated in accordance with FASB ASC Topic 718. For the grants made on February 6, 2020, the value of time-based restricted share units is the number of units granted multiplied by the closing price of our ordinary shares on the grant date of $8.46, the value of 50% of total performance-based restricted share units (with TSR metric) is the number of units granted multiplied by the grant date fair value of $10.07 which was determined using a Monte-Carlo simulation and is 119% of the closing price of our ordinary shares on that date of $8.46, and the value of 50% of total performance-based restricted share units (with ORONA metric) is the number of units granted multiplied by the closing price of our ordinary shares on the grant date of $8.46.

COMPENSATION DISCUSSION AND ANALYSIS

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020
The following table shows the number of shares covered by exercisable and unexercisable options and unvested stock awards owned by our named executive officers on December 31, 2020.
	Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jean-François Turgeon	2/10/2014	33,333	—	21.98	2/10/2024	—	—	—	—
	2/21/2017(4)	—	—	—		—	—	160,643	2,348,601
	2/8/2018	—	—	—		8,338	121,902	25,014	365,705
	2/7/2019	—	—	—		35,898	524,829	53,846	787,229
	2/6/2020	—	—	—		59,397	868,384	59,398	868,399
	12/28/20	—	—	—		52,156	762,521
John D. Romano	6/26/2012	18,695	—	25.90	6/26/2022	—	—		—
	2/25/2013	95,710	—	19.09	2/25/2023	—	—		—
	2/10/2014	26,894	—	21.98	2/10/2024	—	—		—
	6/27/2017(4)	—	—	—		—	—	80,322	1,174,308
	2/8/2018	—	—	—		6,937	101,419	20,811	304,257
	7/2/2018(4)	—	—	—	—	—	26,774		391,436
	2/7/2019	—	—	—		30,937	452,299	46,405	678,441
	2/6/2020	—	—	—		53,192	777,667	53,192	777,667
	12/28/2020	—	—	—		52,156	762,521
Timothy C. Carlson	2/21/2017(4)	—	—	—		—	—	107,096	1,565,744
	2/8/2018	—	—	—		7,146	104,475	21,436	313,394
	2/7/2019	—	—	—		30,742	449,448	46,112	674,157
	2/6/2020	—	—	—		51,419	751,746	51,418	751,731
Willem Van Niekerk	10/26/2012	18,695	—	20.64	10/26/2022	—	—	—	—
	2/25/2013	95,710	—	19.09	2/25/2023	—	—	—	—
	2/10/2014	26,763	—	21.98	2/10/2024	—	—	—	—
	2/21/2017(4)	—	—	—				107,096	1,565,744
	2/8/2018	—	—	—		6,831	99,869	20,491	299,578
	2/7/2019	—	—	—		29,404	429,886	44,106	644,830
	2/6/2020	—	—	—		48,316	706,380	48,316	706,380
Jeffrey N. Neuman	4/6/2018(4)	—	—	—				53,458	782,872
	4/6/2018	—	—	—		6,880	100,586	20,638	301,728
	2/7/2019	—	—	—		28,707	419,696	43,060	629,537
	2/6/2020	—	—	—		47,518	694,713	47,518	694,713
R. Charles Mancini	6/6/2012	100,000	—	30.45	6/6/2022
	6/26/2012	7,885	—	25.90	6/26/2022
	2/25/2013	42,461	—	19.09	2/25/2023
	2/10/2014	16,022	—	21.98	2/10/2024
	2/21/2017(4)	—	—	—				160,643	2,348,601
	2/8/2018	—	—	—		6,004	87,778	18,010	263,306
	2/7/2019	—	—	—		26,338	385,062	39,507	577,592
	2/6/2020	—	—	—		43,662	638,338	43,662	638,338
Jeffry N. Quinn	12/1/2017(4)	—	—	—		—	—	115,000	1,681,300
	2/8/2018	—	—	—		30,239	442,094	90,715	1,326,253
	7/2/2018(4)	—	—	—		—	—	50,000	731,000
	2/7/2019	—	—	—		137,496	2,010,192	206,243	3,015,273
	2/6/2020	—	—	—		277,778	4,061,114	277,778	4,061,114
(1)	Option awards generally vest at the rate of one-third per year on the anniversary of the grant date.
(2)
Time-based awards granted in 2018 vest at the rate of one-third per year on the anniversary of the grant date. Performance-based awards granted in 2018 vest on the third anniversary of the grant date. Time-based awards granted in 2019 and 2020 vest one-third each March 5 starting with the March 5 in the calendar year after the grant date. Performance-based awards granted in 2019 and 2020 vest on March 5, 2022 and March 5, 2023, respectively, subject to Company performance.

(3)	Market value of shares is based on a share price of $14.62, the closing price of our ordinary shares on December 31, 2020.

COMPENSATION DISCUSSION AND ANALYSIS
(4)	Performance-based Integration awards granted in 2017 and 2018 vest 24 months following the closing of the Cristal Transaction.

OPTION EXERCISES AND SHARES VESTED DURING 2020
The table below provides information regarding the vesting during 2020 of restricted share/unit awards held by our named executive officers. None of our named executive officers exercised stock options during 2020.
	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (1)
Jean-François Turgeon	—	—	106,014	879,216
John D. Romano	—	—	88,663	734,876
Timothy C. Carlson	—	—	91,612	759,950
Willem Van Niekerk	—	—	87,468	725,542
Jeffrey N. Neuman	—	—	21,232	162,198
R. Charles Mancini	—	—	78,969	655,244
Jeffry N. Quinn	—	—	98,985	755,390
(1)	Amounts reflect the closing price of our stock on the date the shares/units vested.

PENSION BENEFITS
Mr. Romano is a participant in the Tronox Incorporated Retirement Plan. We maintain this Qualified Plan and related trust, which were frozen in April of 2009, for all U.S. employees. As part of Tronox Incorporated’s separation from Kerr-McGee, it established the retirement plan and the trusts related to our retirement plan and accepted the transfer of assets and liabilities from the corresponding trusts for the Kerr-McGee retirement plans. All employees received credit for their service as Kerr-McGee employees prior to the establishment of our retirement plan. All amounts set forth in the table below reflect normal retirement benefits that would be paid to each executive officer who is a participant in the Plan assuming the executive officer retired at the earliest retirement age that they could receive unreduced benefits (generally age 60).
PENSION BENEFITS AS OF DECEMBER 31, 2020
NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)
John D. Romano	Tronox Incorporated Retirement Plan	20.167	926,381
(1)	The years of credited service is fixed as of the date the plan was frozen in 2009.
(2)
The present value of accumulated benefits for the Tronox Incorporated Retirement Plan as of December 31, 2020 was determined using the estimated ASC 715 assumptions in effect on December 31, 2020. The ASC 715 discount rate was 2.6%.

The lump sum assumption for the Tronox Incorporated Retirement Plan is based on the most recently published IRS 417(e) interest rates available and mortality based on PPA 2020 optional combined, unisex.
The present value of accumulated benefit amount shown above is determined according to prescribed SEC assumptions and may not reflect the benefits actually payable from the retirement plan if the named executive had retired during the last fiscal year. The above present value assumes that the executive commences his accrued benefits at his earliest unreduced age under the plan provisions in effect at December 31, 2020.
Retirement benefits are calculated based upon years of service and “final average monthly compensation”. For benefits earned prior to January 1, 2009, an employee’s final average monthly compensation is the highest average compensation for any period of 36 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. For benefits earned beginning January 1, 2009, final

COMPENSATION DISCUSSION AND ANALYSIS
average monthly compensation is the highest average compensation for any period of 60 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. Upon retirement, benefits are payable in a lump-sum or various annuity forms.
Tronox did not pay any retirement benefits to its NEOs in the fiscal year ended December 31, 2020.

NONQUALIFIED DEFERRED COMPENSATION
All U.S. employees, including our named executive officers, are eligible to participate in our Savings Plan. In addition, we offer a nonqualified deferred compensation plan, known as the Savings Restoration Plan. This plan allows certain employees the ability to defer up to 20% of their base salary and/or their annual incentive award. This plan also provides Company match and profit sharing credits for compensation in excess of the IRS maximum limit. The Company match was 100% up to 6% of employee contributions and the profit-sharing match is 6%. Employees have immediate vesting of the Company match and the Company profit sharing match vests after three years of service. Distributions from the plan for employer contributions will be in the form of a lump sum and paid six months following separation from service. All payments from these plans are made from the general assets of the Company and no special fund or trust has been established for this money.
Employees who elect to defer any of their base salary or annual incentive award have their funds contributed into the Savings Restoration Plan. Employees elect the investment options for this money from the range of investment choices in the Savings Plan, including money market funds, equity funds, and bond funds. Because this is an unfunded plan, the investment elections are used only for the purpose of crediting earnings and determining the future benefit to be received from the plan. Distributions from the plan for employee contributions will be made either as a lump sum at a specified date in the future or within six months of separation from service.
NONQUALIFIED DEFERRED COMPENSATION FOR 2020
NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($) (1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($) (2)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($) (3)
Jean-François Turgeon	—	108,368	220,804	—	1,374,905
John D. Romano	—	90,570	238,347	—	1,419,923
Timothy C. Carlson	4,242	85,064	24,585	—	741,575
Willem Van Niekerk	164,192	69,798	360,476	—	2,242,650
Jeffrey N. Neuman	3,962	88,340	89,464	—	504,843
R. Charles Mancini		61,897	164,512	—	947,820
Jeffry N. Quinn	—	249,323	167,253	—	916,829
(1)
Amounts for Dr. van Niekerk reflected in this column are also included in the Summary Compensation Table as of December 31, 2020 as follows: $108,098 was included in the 2020 Salary column and $53,000 was included in the Non-equity Incentive Plan Compensation column. Due to a delay in transferring final December 2019 contributions to our Savings Restoration Plan, contributions for the following executives have been reported as 2020 contributions: for Mr. Carlson, $4,242 was contributed from 2019 Salary, for Mr. Neuman, $3,962 was contributed from 2019 Salary and for Dr. van Niekerk, $3,043 was contributed from 2019 Salary. These amounts represent deferral of pay elected by the NEOs under our Savings Restoration Plan.

(2)	Amounts reflected in this column are also included in the “all other compensation” column in the Summary Compensation Table as of December 31, 2020.
(3)
Amounts in this column include amounts previously included in current or prior year Summary Compensation Tables as follows: Mr. Turgeon - $894,433; Mr. Romano - $699,910; Mr. Carlson - $651,810; Dr. Van Niekerk - $1,551,685; Mr. Neuman - $386,527; Mr. Mancini - $61,897; and Mr. Quinn - $697,952.

COMPENSATION DISCUSSION AND ANALYSIS

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL
The below summary sets forth potential payments upon termination or change of change in control as of December 31, 2020 and as such does not take into account the terms and conditions of Messrs. Turgeon and Romano’s Co-CEO employment agreements.
Potential Payments Upon Termination
We will be obligated to make certain payments to our named executive officers or accelerate the vesting of their equity awards pursuant to the following plans or agreements upon a termination of their employment (and subject to their execution of a release of claims), including termination of their employment in connection with a Change of Control:
(1)	Employment agreements;
(2)	Our retirement plans; and,
(3)	Award agreements issued under the Equity Incentive Plan.
Payments upon Resignation or Termination for Cause
If the named executive officer’s employment is terminated by reason of resignation or termination for cause, the named executive officer will receive: (i) any unpaid annual base salary; (ii) any earned but unpaid bonus; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the named executive officer or their beneficiaries under the then applicable benefit plans of the Company (excluding any severance); and (v) any outstanding amounts owed for reimbursements properly incurred (collectively, “Accrued Benefits”).
Payments Made Upon Termination for Death or Disability
If the named executive officer’s employment is terminated by reason of death or disability, the named executive officer will receive the following amounts:
(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s annual bonus in the year of termination based on actual results for such year.
(3)	Dr. Van Niekerk and his eligible dependents only, continued medical, dental, and vision coverage for a period of 12 months following the date of termination.
Payments Made Upon Termination without Cause or for Good Reason Not in Connection With a Change of Control
If a named executive officer’s employment is terminated by Tronox without cause or by the named executive officer for good reason and the termination is not made subject to the provisions related to termination in connection with a Change of Control (as defined in the named executive officer’s applicable employment agreement or letter), the named executive officer will be entitled to receive the following amounts:
(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s annual bonus in the year of termination based on the actual results for such year;
(3)
Continued medical, dental, and vision coverage for the named executive officer and his or her eligible dependents for a period of 24 months (for Mr. Quinn) or 12 months (for all other NEOs other than for Messrs. Neuman and Mancini) following the date of termination. Messrs. Neuman and Mancini do not receive any Company-paid medical benefits upon termination; and

COMPENSATION DISCUSSION AND ANALYSIS
(4)
Either two (2) times (for Mr. Quinn) or one (1) times (for all other NEOs other than Mr. Neuman) the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of termination. Mr. Neuman receives one times his annual salary in the year of termination.

Payments Made Upon Termination without Cause or for Good Reason in Connection With a Change of Control
In the event that a named executive officer (other than Mr. Turgeon) is terminated within 12 months after a Change of Control other than for cause, death or disability, or if the named executive officer resigns for good reason, such named executive officer will be entitled to receive the following amounts:
(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s annual bonus in the year of termination based on the actual results for such year;
(3)
Continued medical, dental, and vision coverage for the named executive officer and his or her eligible dependents for a period of 24 months (for Mr. Quinn), 18 months (for Mr. Romano and Dr. Van Niekerk) or 12 months (for all other NEOs other than Messrs. Neuman and Mancini) following the date of termination. Messrs. Neuman and Mancini do not receive any Company-paid medical benefits upon termination.

(4)
Either three (3) times (for Mr. Quinn) or two (2) times (for Mr. Romano and Dr. Van Niekerk) or one (1) times (for Messrs. Turgeon, Carlson and Neuman) the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of his termination. For Messrs. Carlson and Neuman, they receive an additional one (1) times annual base salary in the year of their termination. Mr. Mancini is not entitled to any additional severance pay as a result of a Change in Control; and,

(5)
In the case of Mr. Quinn only, vesting of all equity-based incentive compensation in accordance with the terms of the Quinn Amended and Restated Employment Agreement (see “Employment Agreements”) and the applicable grant agreements.

Retirement Plans
Executive officers who are eligible under our U.S. Pension Plan will receive benefits upon their termination and achievement of certain age and service requirements. Executive officers could also be eligible for early enhanced retirement benefits in the event that their position is eliminated involuntarily or due to death, disability or retirement. (See the discussion under U.S. Savings and Retirement Plans for a summary of the U.S. retirement plans.)
Long-Term Incentives
The following definitions apply to the standard award agreements beginning in 2013 for the annual grants of equity awards for all named executive officers:
(1)
If the executive officer is involuntarily terminated without Cause or for Good Reason, all unvested stock options and next tranche of time-based restricted shares/units will be prorated for time worked and vest immediately. All performance-based restricted shares/units will be prorated for time worked and will vest at the end of the original three-year vesting period.

(2)
In the event of a Change of Control, all unvested stock options and all restricted shares/units, including performance-based shares/units, will vest immediately, provided the executive is continuously employed by Tronox or its subsidiaries through the date of such Change of Control.

(3)	In the event of death or disability, all unvested stock options and all restricted shares/units will vest immediately.
(4)	If the executive officer is terminated for any other reason, all unvested shares will be forfeited upon termination.

COMPENSATION DISCUSSION AND ANALYSIS
Employment Agreements in Effect as of December 31, 2020
Jean-François Turgeon
Effective August 1, 2013, Tronox entered into an employment agreement with Jean-François Turgeon to serve as its Executive Vice President. Mr. Turgeon’s agreement specifies an initial three-year term of employment commencing on January 1, 2014. In addition, Mr. Turgeon’s agreement provides for an annual base salary of $600,000, which shall be reviewed annually for increase by the HRCC, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of up to 75% of base salary. Mr. Turgeon’s agreement also provides for an annual equity award with a value at grant of up to 150% of his base salary, as determined by the HRCC.
On July 13, 2016, the Company entered into an employment agreement extension pursuant to which Mr. Turgeon and the Company mutually agreed to extend the term of Mr. Turgeon’s current employment agreement indefinitely unless earlier terminated in accordance with the agreement. All other terms and conditions set forth in the agreement shall continue and remain the same.
John D. Romano
On December 23, 2014, Tronox entered into an amended and restated employment agreement with John D. Romano. This agreement replaced his previous employment agreement. The agreement provides for the continued employment of Mr. Romano as a Senior Vice President for a term beginning on December 23, 2014, and continuing until December 23, 2017, with automatic successive one-year renewal periods, unless terminated by either party upon at least 90 days advance notice.
Mr. Romano’s agreement provides for an annual base salary of no less than $498,623, which shall be reviewed annually for increase by the Board, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary with a maximum annual bonus opportunity equal to 140% of base salary.
Timothy C. Carlson
Effective November 7, 2019 Tronox entered into a letter agreement with Timothy C. Carlson which replaced in its entirety the employment agreement dated October 17, 2016 between Mr. Carlson and Tronox with respect to Mr. Carlson’s services as the Company’s Senior Vice President and Chief Financial Officer. The employment letter provides for an annual base salary of $551,500, with an annual target bonus opportunity of 70% of salary. The letter also provides for an annual equity award with a grant value of 150% of salary.
His employment letter specifies that in the event of termination without cause, he will receive 12 months of base salary and annual target bonus severance, paid as a lump sum in accordance with the Company’s payroll practices, following the execution of a general release of claims. If the termination without cause occurs within 12 months following a change in control, he will receive one times the sum of his annual base salary and annual target bonus in addition to 12 months of base salary severance.
Willem Van Niekerk
Effective June 15, 2012, Tronox entered into an employment agreement with Willem Van Niekerk to serve as its Senior Vice President, Strategic Planning & Business Development. Dr. Van Niekerk’s agreement specifies an initial three-year term of employment, with automatic successive one-year renewal periods, unless terminated by either party upon at least 90 days advance notice. In addition, his agreement provides for an initial annual base salary of no less than $470,000, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary with a maximum annual bonus opportunity equal to 140% of base salary. Dr. Van Niekerk’s agreement also provides Dr. Van Niekerk with a housing allowance of $5,000 per month. In addition, Dr. Van Niekerk’s agreement provides for Dr. Van Niekerk to receive an annual equity award with a value at grant of up to 150% of his base salary, as determined by the HRCC.
Jeffrey N. Neuman
Effective April 5, 2018 Tronox entered into a letter agreement with Jeffrey N. Neuman to serve as its Senior Vice President, General Counsel and Secretary. The employment letter provides for an annual base salary of $500,000, annual target bonus opportunity of 70% of salary, pro-rated for 2018 fiscal year. The letter also provides for an annual equity award with a grant value of 150% of salary.

COMPENSATION DISCUSSION AND ANALYSIS
Mr. Neuman was awarded on April 6, 2018 an initial equity award upon joining the Company of 41,276 RSUs with 50% of these units vesting in February 8, 2021, subject to the achievement of specific performance goals to be measured during the performance period commencing January 1, 2018 and ending December 31, 2020 and 50% vesting in three equal installments on February 8, 2019, February 8, 2020, and February 8, 2021, provided that Mr. Neuman is then providing services to the Company on such dates. Dividends will be accrued until units vest and then paid at that time. In addition, on April 6, 2018, Mr. Neuman was awarded a one-time grant of 53,548 performance-based units pursuant to the terms of the Company’s Integration Incentive Award Program created in connection with the proposed Cristal Transaction.
His employment letter specifies that in the event of termination without cause, he will receive 12 months of base salary severance, paid as a lump sum in accordance with the Company’s payroll practices, following the execution of a general release of claims. If the termination without cause occurs within 12 months following a Change in Control, he will receive one times the sum of his annual base salary and annual target bonus in addition to 12 months of base salary severance.
R. Charles Mancini
Effective October 25, 2012 Tronox entered into a letter agreement with Mr. Mancini to serve as its Vice President, Chief Integration Officer. His employment letter specifies that in the event of termination without cause, he will receive a severance payment equal to twelve (12) months of annual base salary plus his annual target bonus payment, paid as a lump sum in accordance with the Company’s payroll practices and following the execution of a general release of claims.
Jeffry N. Quinn
In connection with the completion of the Re-Domicile Transaction, on March 28, 2019, the Company and Mr. Jeffry Quinn entered into an amended and restated employment agreement (the “Quinn Amended and Restated Employment Agreement”) pursuant to which the Company appointed Mr. Quinn as its new Chairman of the Board and Chief Executive Officer. The Quinn Amended and Restated Employment Agreement also provided that Mr. Quinn would receive a 2019 equity based incentive award with a grant date fair value equal to $3,700,000. The Quinn Amended and Restated Employment Agreement amended the employment agreement which Tronox Limited entered into with Mr. Quinn (the “Quinn Employment Agreement”) in connection with Mr. Quinn’s appointment as Tronox Limited’s President and Chief Executive Officer, on December 1, 2017. The Quinn Employment Agreement provided for Mr. Quinn to serve as the Tronox Limited’s President and Chief Executive Officer. In connection with his commencement of employment, Mr. Quinn was entitled to receive (i) a one-time cash payment equal to $50,000; (ii) a one-time grant of 115,000 ordinary shares pursuant to the terms of the Company’s integration incentive award program created in connection with the proposed Cristal Transaction; and (iii) a 2018 equity-based incentive award with a grant date fair market value equal to $3,400,000. In addition, the Quinn Amended and Restated Employment Agreement provides for an annual base salary of no less than $1,000,000 and an annual cash target bonus opportunity of no less than 125% of base salary, with a maximum annual cash bonus opportunity of up to 200% of the target bonus. Mr. Quinn is also eligible to receive annual equity awards as determined by the HRCC, on the basis no less favorable to other senior executive officers of the Company. Mr. Quinn is also entitled to receive customary employee benefits commensurate with those provided to other Company senior executive officers.
In the event Mr. Quinn’s employment is terminated without “cause” or he terminates employment for Good Reason (as such terms are defined in the Quinn Amended and Restated Employment Agreement), subject to the execution of a release of claims, Mr. Quinn will receive pursuant to the terms of the Quinn Amended and Restated Employment Agreement: (i) Accrued Benefits (as such term is defined in the Quinn Amended and Restated Employment Agreement); and (ii) an amount equal to two times the sum of his base salary plus his annual target bonus. In the event Mr. Quinn’s employment is terminated without “cause” or he terminates employment for Good Reason at any time during the 90-day period preceding, or twenty-four month period following a change in control of the Company, subject to the execution of a release of claims, Mr. Quinn will receive (i) Accrued Benefits; (ii) an amount equal to three times the sum of his base salary plus his annual target bonus; (iii) immediate full vesting in any unvested time-based equity incentive awards; and (iv) immediate vesting in any unvested performance-based equity incentive awards, assuming performance at target levels applicable to such awards had been achieved.

COMPENSATION DISCUSSION AND ANALYSIS
In addition, the Quinn Amended and Restated Employment Agreement provides for: (i) general restrictions on the disclosure of confidential information; (ii) an inventions assignment covenant; (iii) an agreement that during his employment and for a period of twenty-four months thereafter he will not compete with the Company’s business; (iv) an agreement that during his employment and for a period of twenty-four months thereafter he will not solicit the Company’s employees; and (v) a mutual agreement between Mr. Quinn and the Company that he will not disparage the Company, and the Company, as well as its executive officers and members of the Board of Directors, will not disparage Mr. Quinn.
Calculation of Total Amounts Payable upon Termination
The following table provides the amount of compensation payable to each named executive officer upon various termination reasons. Except as noted, the amounts shown below assume that such termination was effective as of December 31, 2020, and thus includes amounts earned through such time and are estimates of the amounts which would be paid to each executive officer upon his or her termination. The actual amounts to be paid to each executive officer can only be determined at the time of that named executive officer’s termination. All cash payments are expected to be made in a lump sum.

COMPENSATION DISCUSSION AND ANALYSIS

ESTIMATED POST-TERMINATION PAYMENTS AND BENEFITS AS OF DECEMBER 31, 2020
NAME	TYPE OF PAYMENT OR BENEFIT	VOLUNTARY RESIGNATION ($)	DEATH OR DISABILITY ($)	INVOLUNTARY NOT FOR CAUSE TERMINATION OR TERMINATION FOR GOOD REASON ($)	TERMINATION RESULTING FROM A CHANGE of CONTROL (CIC) ($)
Jean-François Turgeon	Cash Severance:
	Cash Severance (6)	—	—	1,172,500	1,172,500
	Accrued Sick & Vacation Pay (1)	270,581	270,581	270,581	270,581
	Accrued Target Bonus (2)	—	502,500	502,500	502,500
	Equity:
	Restricted Shares/Units (3)	—	4,148,264	2,757,493	4,148,264
	Stock Options (4)	—	—	—	—
	Medical Benefits (5)	—	—	13,501	13,501
	Total	270,581	4,921,345	4,716,575	6,107,346
John D. Romano	Cash Severance:
	Cash Severance (6)	—	—	1,050,000	2,100,000
	Accrued Sick & Vacation Pay (1)	671,535	671,535	671,535	671,535
	Accrued Target Bonus (2)	—	450,000	450,000	450,000
	Equity:
	Restricted Shares/Units (3)	—	3,102,159	2,095,543	3,102,159
	Stock Options (4)	—	—	—	—
	Pension Benefits (7)	1,047,795	1,047,795	1,047,795	1,047,795
	Medical Benefits (5)	—	—	21,723	32,585
	Total	1,719,330	5,271,489	5,336,596	7,404,074
Timothy C. Carlson	Cash Severance:
	Cash Severance (6)	—	—	986,000	1,566,000
	Accrued Sick & Vacation Pay (1)	63,578	63,578	63,578	63,578
	Accrued Target Bonus (2)	—	406,000	406,000	406,000
	Equity:
	Restricted Shares/Units (3)	—	3,107,218	2,053,774	3,107,218
	Stock Options (4)	—	—	—	—
	Medical Benefits (5)	—	—	18,581	18,581
	Total	63,578	3,576,796	3,527,933	5,161,377
Willem Van Niekerk	Cash Severance:
	Cash Severance (6)	—	—	926,500	1,853,000
	Accrued Sick & Vacation Pay (1)	241,582	241,582	241,582	241,582
	Accrued Target Bonus (2)	—	381,500	381,500	381,500
	Equity:
	Restricted Shares/Units (3)	—	3,039,907	2,011,288	3,039,907
	Stock Options (4)	—	—	—	—
	Medical Benefits (5)	—	13,404	13,404	20,106
	Total	241,582	3,676,393	3,574,274	5,536,095
Jeffrey N. Neuman	Cash Severance:
	Cash Severance (6)	—	—	536,000	1,447,200
	Accrued Sick & Vacation Pay (1)	92,768	92,768	92,768	92,768
	Accrued Target Bonus (2)	—	375,200	375,200	375,200
	Equity:
	Restricted Shares/Units (3)	—	2,234,418	1,368,564	2,234,418
	Stock Options (4)	—	—	—	—
	Medical Benefits (5)	—	—	—	—
	Total	92,768	2,702,386	2,372,532	4,149,586
R. Charles Mancini	Cash Severance:
	Cash Severance (6)	—	—	837,250	—
	Accrued Sick & Vacation Pay (1)	85,241	85,241	85,241	85,241
	Accrued Target Bonus (2)	—	344,750	344,750	344,750
	Equity:
	Restricted Shares/Units (3)	—	3,662,339	2,179,667	3,662,339
	Stock Options (4)	—	—	—	—
	Medical Benefits (5)	—	—	—	—
	Total	85,241	4,092,330	3,446,908	4,092,330

COMPENSATION DISCUSSION AND ANALYSIS
NAME	TYPE OF PAYMENT OR BENEFIT	VOLUNTARY RESIGNATION ($)	DEATH OR DISABILITY ($)	INVOLUNTARY NOT FOR CAUSE TERMINATION OR TERMINATION FOR GOOD REASON ($)	TERMINATION RESULTING FROM A CHANGE of CONTROL (CIC) ($)
Jeffry N. Quinn	Cash Severance:
	Cash Severance (8)	—	—	4,950,000	7,425,000
	Accrued Sick & Vacation Pay (1)	190,386	190,386	190,386	190,386
	Accrued Target Bonus (2)	—	1,375,000	1,375,000	1,375,000
	Equity:
	Restricted Shares/Units (3)	—	9,206,112	6,512,947	9,206,112
	Stock Options (4)	—	—	—	—
	Medical Benefits (5)	—	—	33,165	33,165
	Total	190,386	10,771,498	13,061,498	18,229,663
(1)	Per each NEO’s employment agreement or letter, accrued vacation and sick leave balances will be paid out upon termination.
(2)
Accrued Bonus is defined as the prorated incentive amount due for performance up to the date of termination. For the examples, this amount is shown at target amounts for the full calendar year; however, in the event of a termination, actual payment will be based on actual time worked and actual performance results for the Company.

(3)
The treatment of the Restricted Share Units is based on their award agreements. For Death and Disability, all outstanding units, including performance-based units will vest immediately (performance-based units vest at target levels). For Involuntary Not for Cause Terminations, all unvested performance-based units will be pro-rated for time worked from Grant date to Termination date and the tranche of time-based units scheduled to vest in 2021 will be pro-rated based on time worked in calendar year 2020. In the event of termination resulting from a Change in Control, all outstanding units, including performance-based units, will vest immediately. Value of performance-based units is based on target number of performance-based units. For Mr. Quinn, the Change in Control termination window is any time during the 90-day period preceding, or twenty-four (24) month period following a change in control of the Company. Amounts are calculated using December 31, 2020 NYSE closing price of our stock of $14.62.

(4)	None of our NEOs have any unvested options.
(5)
Continued medical benefits include medical, dental, and vision coverage through COBRA paid for by the company for Mr. Quinn and amounts are net of employee contributions for other NEOs (other than Messrs. Neuman and Mancini).

(6)
Cash Severance is based on annual rate of pay plus annual target bonus. For Mr. Turgeon, this amount is one times base salary plus target bonus for Involuntary Not for Cause Termination or Termination resulting from Change in Control. For Mr. Romano and Dr. Van Niekerk, this amount is one times base salary plus target bonus for Involuntary Not for Cause Termination and two times base salary plus target bonus for Termination resulting from a Change in Control. For Mr. Carlson, this amount is one times base salary plus target bonus for Involuntary Not for Cause Termination and one times base salary plus target bonus, plus an additional one year of base salary for Termination resulting from a Change in Control. For Mr. Neuman, this amount is one times base salary for Involuntary Not for Cause Termination and one times base salary plus target bonus, plus an additional one year of base salary for Termination resulting from a Change in Control. For Mr. Mancini, this amount is one times base salary plus target bonus for Involuntary Not for Cause Termination.

(7)
Pension benefits are calculated as the lump-sum walk-away value under the U.S. Pension Plan. The lump-sum assumption is based on IRS 417(e) interest rates and mortality using a one-year stability period with a two-month look-back period.

(8)
Cash Severance is based on annual rate of pay plus annual target bonus. For Mr. Quinn, this amount is two times base salary plus target bonus for Involuntary Not for Cause Termination and three times base salary plus target bonus for Termination Resulting from a Change in Control.

COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO
The Company has selected December 31 of each fiscal year as the determination date for the calculation of the CEO pay ratio.
Our methodology for identifying the median employee for the 2020 determination date (December 31, 2020) included the following:
•	Our total global employee workforce was 6,483, and we did not exclude any employees (other than our CEO) from this total using permitted exceptions.
•
We used a consistently applied compensation measure of “annual total compensation paid”. We collected annual total compensation paid information for calendar year 2020 from each of our respective payroll registers for all employees of the Company and its consolidated subsidiaries. Annual total compensation paid generally included an employee’s gross income, including wages, overtime, bonuses and other cash incentives paid during 2020, allowances, employer retirement contributions, benefits, and equity vests.

•	We then converted these amounts in local currencies to U.S. dollars by applying the exchange rate as of the determination date.
•	We annualized annual total compensation paid for our new and mid-year hires and for those employees on unpaid leave for any period of time during the respective measurement period.
•
We then sorted the annual total compensation paid for each employee (excluding the CEO) from lowest to highest and identified the employee who was paid the median 2020 annual total compensation paid amount. Our fiscal year 2020 median employee is employed in the Kingdom of Saudi Arabia at our Yanbu location.

•
For the median employee, we then excluded 2019 bonus paid in 2020 and included bonus attributable to fiscal year 2020 and calculated total compensation for 2020 for purposes of calculating the CEO pay ratio.

Our analysis determined that our median employee earned $59,150 in total compensation for 2020. For purposes of calculating the CEO pay ratio, we have utilized Mr. Quinn’s total compensation since he served as CEO for the vast majority of the year until his leave of absence commenced on December 27, 2020, after which he continued to receive his salary and remain bonus eligible through December 31, 2020.
Mr. Quinn’s total compensation value as disclosed in the Summary Compensation Table for 2020 was $8,661,566. Our ratio of CEO to median employee pay was 146 to 1.
As the SEC rules allow for companies to adopt a wide range of methodologies to calculate their CEO pay ratio, therefore, the estimated ratio should not be used as a basis for comparison to that of other companies.

REPORT OF THE AUDIT COMMITTEE
In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s accounting and financial reporting processes and its internal and external audit processes. The Audit Committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.
In discharging its oversight responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes and the effectiveness of the Company’s internal control over financial reporting for the fiscal year ended December 31, 2020 and the independent registered public accounting firm’s report on those financial statements and report on the Company’s internal control over financial reporting, with our management and with PwC our independent registered public accounting firm. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”). The Audit Committee has discussed with PwC the matters required to be discussed under Auditing Standard No. 1301, “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board.
As part of its responsibilities for oversight of risk management, the Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management, including discussions of individual risk areas.
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm. Consistent with its charter, the Audit Committee has evaluated PwC’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee, and has discussed with PwC, its independence from the Company.
Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.
AUDIT COMMITTEE
Ginger M. Jones (Chairperson)
Vanessa Guthrie
Peter B. Johnston
Stephen Jones

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP (U.S.) (“PwC”) as the Company’s independent registered public accounting firm.
The accounting firm of PwC has been appointed by our Audit Committee as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2021. Although the appointment of PwC does not require ratification, the Board of Directors has directed that the appointment of PwC be submitted to the shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance. A representative of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to ratify the appointment of PwC as the Company’s independent registered public accounting firm. In the event that shareholders do not ratify the appointment, the audit committee will reconsider the appointment.
The accompanying proxy will be voted for the ratification of PwC as the Company’s independent registered public accounting firm unless the shareholder indicates to the contrary on the proxy.
The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2021.
Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee selected PwC as our independent auditors to audit our financial statements and our internal control over financial reporting for each of the fiscal years ended December 31, 2020, 2019 and 2018, as well as for the fiscal year ending December 31, 2021. The following table shows the fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for each of the fiscal years ended December 31, 2020 and 2019, respectively, and fees billed for other services rendered by PwC during those periods:
AMOUNTS IN $000S	2020	2019
Audit Fees (1)	$9,062	$13,563
Audit Related Fees (2)	339	62
Tax Fees (3)	1,202	2,898
All Other Fees (4)	18	6
Total Fees	$10,621	$16,529
(1)
Fees for professional services performed for the integrated audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-K and 10-Q filings, and other services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Fees for services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements. This may include any attestations that are required by statute or regulation, and employee benefit and compensation plan audits.

(3)
Fees for professional services performed with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and consolidated subsidiaries, refund claims, payment planning and tax audit assistance.

(4)	Fees for other permitted work performed that does not fall within the categories set forth above.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, all audit and non-audit services provided by PwC to us must be pre-approved in advance by our Audit Committee unless the following conditions are met:
•	The service is one of a set of permitted services that the independent registered public accounting firm is allowed to provide; and
•	The services must be brought to the attention of the Audit Committee and approved prior to the completion of the annual audit.
All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service must be presented to the Audit Committee at the next scheduled meeting. In 2020 and 2019, all the fees paid to our independent auditors were approved in advance by the Audit Committee.

PROPOSAL 4 - VOTE TO RECEIVE THE ANNUAL REPORT AND ACCOUNTS
Along with this Proxy Statement, we are providing shareholders with our U.K. audited annual report and accounts and related directors' and auditor's reports for the fiscal year ended December 31, 2020 which are included as Appendix A to this Proxy Statement (the “Annual Report and Accounts”).
Under the U.K. Companies Act 2006 (the “Companies Act”), we are required to present the Annual Report and Accounts at a meeting of shareholders, which include the U.K. statutory audited annual accounts and related directors' and auditor's reports for the fiscal year ended December 31, 2020 and we are providing our shareholders at the Annual Meeting an opportunity to receive the Annual Report and Accounts. The Annual Report and Accounts will be delivered to the Registrar of Companies in the U.K. following the Annual Meeting.
We will also provide our shareholders an opportunity at the Annual Meeting to ask relevant questions of the representative of PwC in attendance at the Annual Meeting.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, that the shareholders hereby approve, on an advisory basis, the receipt of Tronox Holdings plc's annual report and accounts for the fiscal year ended December 31, 2020, together with the reports of the directors and the auditors thereon.”
Please note that this vote is advisory and not binding on us or the Board in any way.
The Board of Directors recommends that shareholders vote “FOR” the advisory approval to receive the Annual Report and Accounts for fiscal year ended December 31, 2020.

PROPOSAL 5 - VOTE TO APPROVE, AS A NON-BINDING ADVISORY RESOLUTION, THE U.K. DIRECTORS’ REMUNERATION REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020
The Company is required, pursuant to the Companies Act, to seek an annual non-binding advisory vote from its shareholders to approve the U.K. Directors' Remuneration Report and we are therefore seeking such non-binding approval at the Meeting.
The U.K. Directors' Remuneration Report is subject to an advisory shareholder vote on an annual basis and we are asking our shareholders to approve, on a non-binding advisory basis, the U.K. Directors' Remuneration Report for the fiscal year ended December 31, 2020. The U.K. Directors' Remuneration Report has been approved by and signed on behalf of the Board and will be delivered to the Registrar of Companies in the U.K. following the Annual Meeting.
This proposal is similar to Proposal 2 in respect of the compensation of our NEOs, however, the U.K. Directors' Remuneration Report solely considers the remuneration of our executive and non-executive directors as is required under the Companies Act during the fiscal year ended December 31, 2020.
We encourage shareholders to read the directors' remuneration report, which can be found in pages A-15 to A-29 of the Annual Report and Accounts contained in Appendix A to this Proxy Statement.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, that the shareholders hereby approve, on an advisory basis, the U.K. Directors' Remuneration Report for the fiscal year ended December 31, 2020 as included in Tronox Holdings plc's annual report and accounts for the fiscal year ended December 31, 2020.”
Please note that this vote is advisory and not binding on our company or the Board in any way. Our directors' entitlement to receive remuneration is not conditional on it and payments made or promised to directors will not have to be repaid, reduced, or withheld in the event that the resolution is not passed.
The resolution and vote are a means of providing shareholder feedback to the Board. The Board values shareholders' feedback, and the HRCC and Corporate Governance and Nominating Committee, respectively, will review and consider the outcome of the vote in connection with its ongoing review of our executive director and non-executive director compensation programs.
The Board of Directors recommends that shareholders vote “FOR” the advisory approval of the U.K. Directors’ Remuneration Report for the fiscal year ended December 31, 2020, as included in the Annual Report and Accounts.

PROPOSAL 6 - RE-APPOINTMENT OF OUR U.K. STATUTORY AUDITOR
The statutory auditor of an English-incorporated company is responsible for conducting the statutory audit of such company's U.K. statutory accounts in accordance with the Companies Act.
Under the Companies Act, our U.K. statutory auditor must be appointed at each meeting at which the annual report and accounts are presented to shareholders. Our current U.K. statutory auditor is PricewaterhouseCoopers LLC and our Audit Committee has approved their re-appointment to serve as our U.K. statutory auditor for 2021. We are asking shareholders to approve the re-appointment of PricewaterhouseCoopers U.K. to hold office from the conclusion of the Annual Meeting until the conclusion of the next general meeting at which the annual report and accounts are laid.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, that the re-appointment of PricewaterhouseCoopers LLP as Tronox Holdings plc’s U.K. statutory auditor under the U.K. Companies Act 2006, to hold office from the conclusion of the annual general meeting held on May 5, 2021 until the conclusion of the next general meeting at which the annual report and accounts are laid be, and it hereby is, approved.
If the re-appointment of PricewaterhouseCoopers U.K. as our U.K. statutory auditor is not approved at the Annual Meeting, the Board may appoint an auditor to fill the vacancy.
The Board of Directors recommends that shareholders vote “FOR” the re-appointment of PricewaterhouseCoopers LLP (U.K.) as our statutory auditor to hold office until the conclusion of the next general meeting at which the annual report and accounts are laid.

PROPOSAL 7 - AUTHORIZATION OF THE BOARD OR THE AUDIT COMMITTEE TO DETERMINE THE REMUNERATION OF PRICEWATERHOUSECOOPERS LLP AS OUR U.K. STATUTORY AUDITOR
Under the Companies Act, the remuneration of our U.K. statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting.
We are asking our shareholders to authorize the Board to determine the remuneration of PwC U.K. in its capacity as our U.K. statutory auditor. It is proposed that, going forward, the Board would delegate this authority to determine the remuneration of our U.K. statutory auditor to the Audit Committee in accordance with the Board's procedures and applicable law.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, that the directors on the board of, or the Audit Committee of, Tronox Holdings plc be, and they hereby are, authorized to determine PricewaterhouseCoopers LLP's remuneration as Tronox Holding plc's U.K. statutory auditor.”
The Board of Directors recommends that shareholders vote “FOR” the authorization of the Board or Audit Committee to determine the remuneration of PricewaterhouseCoopers (U.K.) LLP as our U.K. statutory auditor.

GENERAL INFORMATION
This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Tronox Holdings plc for use at our 2021 Annual Meeting of Shareholders.
2021 Annual Meeting Date and Location
Tronox’s 2021 Annual Meeting will be held at 410 Park Avenue, New York, New York 10022 on May 5, 2021 at 9:00 am EDT, or at such other time and place to which the Annual Meeting may be adjourned. For directions to the Annual Meeting, please contact us at +1 (203) 705-3800. References in this Proxy Statement to the Annual Meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.
Delivery of Proxy Materials
These materials were first sent or made available to shareholders on, or about, April 1, 2021. If you previously chose to receive proxy material by e-mail, we have arranged to have these materials delivered to you in accordance with that election. Shareholders may request to receive proxy materials electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs, if any. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
If your ordinary shares are registered directly in your name with our transfer agent you are considered, with respect to those shares, the registered shareholder of record, and we are sending this Proxy Statement and the other proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a Proxy Card for you to use.
Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are held by a broker or by another nominee, you are considered the beneficial owner of these shares even though they are held in “street-name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.
Each registered shareholder will receive one copy of each such Notice per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice to consenting “street-name” shareholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, “street-name” shareholders who receive multiple copies of the Notice at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. If you hold your shares in “street-name” through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares.
Please follow the voting instructions provided by the bank or broker. Brokers, banks and other nominees who hold Tronox Holdings plc ordinary shares on behalf of their beneficial owners may not give a proxy to Tronox Holdings plc to vote those shares with respect to any proposals other than Proposals 3, 4, 6 and 7 and without specific voting instructions from such beneficial owners, as none of these other matters to be voted upon at the Annual Meeting are considered routine matters under the New York Stock Exchange (“NYSE”) Rule 452 and brokers, banks and other nominees do not have discretionary voting power for such non-routine matters. Any votes cast by street-name shareholders or brokers, banks or other nominees will be treated as though they were votes cast by the shareholder of record. You may not vote shares held in street-name by returning a proxy card directly to Tronox Holdings plc or by voting in person at the Annual Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Any votes cast pursuant to a “legal proxy” will be treated as though they were cast by the shareholder of record.
Procedural Matters
Only holders of shares as of 5:00 p.m., U.S. Eastern Daylight Time, on Friday, March 26, 2021 will be entitled to attend and to vote at the Annual Meeting. As of March 23, 2021, there were 152,863,523 shares outstanding. Each of our shares entitles its holder to one vote on all matters on which holders of such shares have the right to vote. Shareholders do not have cumulative voting rights.
Voting Procedures
Registered Shareholders: Registered shareholders may vote their shares by mail, by phone or via the Internet as described below.
Beneficial owners whose shares are held in a brokerage account may vote by using the voting instruction form provided by the broker or by phone or the Internet as described below.
Beneficial owners whose shares are held by a bank, and who have the power to vote or to direct the voting of the shares, can vote using the proxy or voting information form provided by the bank or, if made available by the bank, by phone or the Internet as described below.
Beneficial owners whose shares are held in a trust under an arrangement that provides the beneficial owner with the power to vote or to direct the voting of the shares in accordance with the provisions of such arrangement.
Beneficial owners can vote at the meeting provided that he or she obtains a “legal proxy” from the person or entity holding the shares for him or her (typically a broker, bank or trustee). A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its rights as a record holder to grant proxies or to vote at the Annual Meeting.
Vote by Internet
Prior to the Annual Meeting – Shareholders of record and beneficial owners of the Company’s ordinary shares can vote via the Internet 24 hours a day until 11:59 p.m. Eastern Time on Tuesday, May 4, 2021.
Voting via the Internet is permitted regardless of whether shareholders receive the Annual Meeting materials through the mail or via the Internet. Instructions for voting are provided along with your notice, proxy card or voting instruction form. If you vote on the Internet, please do not mail your proxy card if you received one (unless you intend for it to revoke your prior Internet vote). Your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
During the Annual Meeting – Shareholders of record and beneficial owners (with a legal proxy from the bank, broker or trustee) of the Company’s ordinary shares can vote via the Internet during the Annual Meeting by visiting www.proxyvote.com and following the instructions provided along with your notice, proxy card or voting instruction form.
Voting by Internet is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet to vote, you help Tronox conserve natural resources and reduce postage and proxy tabulation costs.
Vote by phone
Prior to the Annual Meeting – Stockholders of record and beneficial owners of the Company’s ordinary shares can vote by phone. Instructions are provided along with your notice, proxy card or voting instruction form. If you vote by phone, do not mail your proxy card if you received one (unless you intend for it to revoke your prior vote submitted by phone). Your vote by phone will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Voting by phone is fast and convenient and your vote is immediately confirmed and tabulated. By using the phone to vote, you help Tronox conserve natural resources and reduce postage and proxy tabulation costs.

Vote by mail
Prior to the Annual Meeting – If you received this Proxy Statement by mail, simply sign and date the enclosed proxy card or voting instruction form and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.
Tabulation of Votes
Votes cast by proxy or in person at the meeting will be tabulated by a proxy tabulator.
Quorum Requirements and Effect of Abstention and Broker Non-Votes
A shareholder present in person, or by proxy, at the Annual Meeting, who abstains from voting on any or all proposals will be included in the determination of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum, as will broker non-votes. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a routine matter, and the broker has not received voting instructions from the beneficial owner of the shares. All items on this year’s ballot are “non-routine” matters under NYSE rules except Proposals 3, 4, 6 and 7. Our Articles of Association require that a quorum of shareholders—the holders of a majority of outstanding shares entitled to vote at the Annual Meeting—be present or represented by proxy to conduct business at the Annual Meeting. Any shareholder that is a shareholder of record may authorize such person as it thinks fit to act as its representative at the Annual Meeting and the person so authorized shall (on production at the Annual Meeting of a certified copy of such resolution) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of Tronox Holdings plc.
Although abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum, they will not be counted as votes in favor of or against the election of the Director nominees or other proposals. Under NYSE rules, a depository cannot cast a vote in favor of or against the election of Director nominees (Proposal 1), the advisory vote on executive compensation (Proposal 2) and the advisory vote on the UK Directors’ Remuneration Report (Proposal 5) absent instruction from the underlying beneficial owner.
Revocation of Proxies
Shareholders of record may revoke their proxy at any time before it is voted at the Annual Meeting by either:
•	Submitting another timely, later-dated proxy by mail;
•	Delivering timely written notice of revocation to our Secretary in accordance with our Articles of Association; or,
•
Voting during the Annual Meeting via the Internet. If your ordinary shares are held beneficially in street-name, you may revoke your proxy by following the instructions provided by your broker, trustee, nominee or depositary, as applicable.

Vote Confidentiality
Tronox has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders are kept confidential. Only the proxy tabulator and Inspector of Elections have access to the ballots, proxy forms and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to defend legal claims or as otherwise required by law.
Annual Meeting Admission
Attendance at the Annual Meeting is limited to shareholders (or their proxies) and a guest. Admission to the Annual Meeting is on a first-come, first-served basis. Registration begins at 8:00 a.m., U.S. Eastern Daylight Time, on May 5, 2021, and you will be asked to present a valid picture identification and proof of Tronox share ownership as of the record date. If you hold Tronox shares in a brokerage account, you must bring a copy of a brokerage account statement reflecting your share ownership as of the record date. If you plan to attend as the proxy or attorney of a shareholder, the shareholder must provide valid proof of your appointment no later than 11:59 p.m., U.S. Eastern Daylight Time, on Tuesday, May 4, 2021. If you plan to attend as a representative of a body corporate you must bring evidence of appointment to the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the Annual Meeting or any other related areas. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.
Announcement of the Voting Results
We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a current report on Form 8-K filed with the SEC shortly after the Annual Meeting. The results of the polls taken on the resolutions at the Annual Meeting and any other information required under the U.K. Companies Act 20006 will be made available on our website at www.tronox.com under “Investor Relations – Corporate Governance” as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.

ADDITIONAL INFORMATION
SOLICITATION OF PROXIES
The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, Directors and executive employees of the Company, none of whom will receive any additional compensation for their services. We have retained Okapi Partners LLC (“Okapi”), 1212 Avenue of the Americas, New York, NY 10036 to distribute and solicit proxies. We will pay Okapi a base fee not to exceed $16,500, plus reasonable expenses for these services. The Company will bear the cost of solicitations and the fees related to the solicitation of proxies.
SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2022 ANNUAL MEETING
Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s 2022 proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so they are received by our Corporate Secretary at the address provided below no later than the close of business (5:00 p.m., U.S. Eastern Daylight Time) on December 6, 2021.
Our Articles of Association provide for an advance notice procedure outside of SEC Rule 14a-8 for shareholders who wish to nominate persons for election to the Board. Should an eligible shareholder or shareholders desire to nominate a candidate for Director or propose any other business at the 2022 Annual Meeting outside of the process for inclusion of such nomination or proposal in the Proxy Statement, such shareholder must give us timely written notice. As required under our Articles of Association, to be timely for the 2022 Annual Meeting, a shareholder’s notice of a Director nomination must be delivered to our Corporate Secretary at the address provided below not earlier than the 120th day, no later than the 90th day before the anniversary of the date of the 2021 Annual Meeting. As a result, any nomination given by a shareholder pursuant to these provisions of our Articles of Association (and not pursuant to SEC Rule 14a-8) must be received no earlier than the close of business (5:00 p.m. U.S. Eastern Standard Time) on January 5, 2021, and no later than the close of business (5:00 p.m., U.S. Eastern Standard Time) on February 4, 2022, unless our 2022 Annual Meeting date occurs more than 30 days before or 70 days after May 5, 2022. In that case, notice of the nomination must be received by our Corporate Secretary not earlier than close of business on the 120th day before the 2021 Annual Meeting and not later than the close of business on the date that is the later of (i) the 90th day before the 2021 Annual Meeting, or (ii) the 10th day following the day on which Tronox first publicly announces the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting of Shareholders shall not commence a new time period (or extend any time period) for the giving of a shareholder’s nomination as described above. The shareholder’s nomination must comply with applicable laws and our Articles of Association, which is available to shareholders free of charge upon request to our Corporate Secretary at the address provided below. Our Articles of Association is also available on our website at www.tronox.com.
In addition to SEC Rule 14a-8 and our Articles of Association, Section 338 of the Companies Act provides that (i) shareholders representing 5% or more of the total voting rights of all shareholders (excluding voting rights attached to any treasury shares) or (ii) 100 or more persons (being either (A) members who have a right to vote at the 2021 Annual Meeting and hold shares in Tronox Holdings plc on which there has been paid up an average sum, per shareholder, of at least £100 or (B) persons satisfying the requirements set out in Section 153(2) of the U.K. Companies Act 2006) have the right to require us to give shareholders notice of a resolution which may properly be moved and is intended to be moved at the 2021 Annual Meeting. Such requests, made by the requisite number of shareholders, must be received by us not later than six weeks before the 2022 Annual Meeting or, if later, the date on which notice of the 2020 Annual meeting is given. In addition, requests may be in hard copy form or in electronic form, must identify the resolution of which notice is to be given and must be authenticated by the person or persons making it. Requests are to be submitted to our Corporate Secretary (c/o Corporate Secretary, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, U.S.A.). Pursuant to Section 338 of the U.K. Companies Act 2006, a resolution will not be moved if (i) it would, if passed, be ineffective (whether by reason of inconsistency with any enactment or our Articles of Association or otherwise); (ii) it is defamatory of any person; or (iii) it is frivolous or vexatious.

Notice of intention to submit a nomination or other proposal at the 2022 Annual Meeting and any request for a copy of our Articles of Association must be addressed to the Corporate Secretary at Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.
HOUSE HOLDING AND COMBINING ACCOUNTS
Each registered shareholder (those that own shares in their own name on the books of our transfer agent) will receive one copy each of this Proxy Statement per account, even if at the same address.
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for Proxy Statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement and annual report to those shareholders. This process, which is commonly referred to as “house holding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While we do not utilize house holding, some intermediaries may be house holding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be house holding materials to your address, house holding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single Proxy Statement and annual report to multiple shareholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to: 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA or fax a request to +1 (203) 705-3703 (USA). You may also submit a request by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. If you hold your shares through an intermediary that is utilizing house holding and you want to receive separate copies of our annual report and Proxy Statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.
WHERE YOU CAN FIND MORE INFORMATION
Our public internet site is http://www.tronox.com. We make available free of charge, on our website at www.tronox.com, under “Investor Relations – Financial Information”, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of Directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for the Company’s Audit Committee, HRCC and Corporate Governance and Nominating Committee. Copies of these charters and our Corporate Governance Guidelines (which includes The Lead Independent Director Charter) and Code of Ethics and Business Conduct governing our Directors, officers and employees are also posted on our website under “Investor Relations – Governance”. Copies of these documents may be requested in print, at no cost, by telephone at +1 (203) 705-3800 or by mail at Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, CT 06901, USA, Attention: Investor Relations. The information included on the website is not incorporated by reference into this Proxy Statement.
BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey N. Neuman
Senior Vice President,
General Counsel and Secretary
April 1, 2021

Appendix A
TRONOX HOLDINGS PLC

Annual Report and Financial Statements
Registered number 11653089
31 December 2020

INTRODUCTION
Tronox Holdings plc (referred to herein as “Tronox”, “the company”, “we”, “us”, or “our”) is a public limited company incorporated under the laws of England and Wales and is listed on the New York Stock Exchange. This section therefore covers the requirements of being a quoted company within the meaning of the UK Companies Act 2006, as follows:
•	UK Statutory Strategic Report
•	UK Statutory Directors’ Report
•	Directors’ Remuneration Report
•	Statement of Directors’ Responsibilities
•	Tronox Holdings plc parent company financial statements
The Annual Report and Financial Statements (the “Annual Report”), as mentioned throughout, is comprised of the reports listed above and the Annual Report on Form 10-K for the year ended 31 December 2020.

UK STATUTORY STRATEGIC REPORT
The Directors present their UK Statutory Strategic Report on the group for the year ended 31 December 2020. The required disclosures and matters not otherwise expressly set forth herein can be found in the sections referenced in the Company’s Annual Report on Form 10-K for the year ended 31 December 2020 and are referenced directly from here. The information in this document below that is referred to in the following table shall be deemed to comply with the UK Companies Act 2006 requirements for the UK Statutory Strategic Report:
Required item in the UK Statutory Strategic Report	Where information can be found in the Annual Report on Form 10-K or in this Annual Report
A fair review of the company's business, including use of KPI’s
Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

The parent company's principal activity is that of a holding company for Tronox Investment Holdings Limited (TIHL) whose main activities through its subsidiaries is the production and marketing of titanium bearing mineral sands and titanium dioxide (“TiO2”) pigment. Refer to the parent company “notes to the financial statements” for investment in subsidiary impairment assessment and recoverability of amounts from other group undertakings.

A description of the principal risks and uncertainties	Part I, Item IA. Risk Factors

Information on environmental matters (including the impact of the company's business on the environment)	Part I, Item I. Business – Overview, Environmental, Health and Safety Authorizations

Information about the company’s employees	Part I, Item I. Business, Human Capital

Information about social, community and human rights issues	Tronox group ensures it abides by its Code of Ethics and Business Conduct filed as Exhibit 14.1 – Code of Ethics and Business Conduct

Number of persons of each sex who were Senior Managers and employees	Certain disclosures relevant to the group section of this document.

Information on anti-corruption and anti-bribery matters	Filed as Exhibit 14.1 – Code of Ethics and Business Conduct

Description of the company's strategy	Part I, Item I. Business, 2020 Key Strategic Initiatives

Description of the company's business model	Part Item I. Business, Our Principal Products, Mining and Beneficiation of Mineral Sands Deposits, Production of TiO2 Pigment, Marketing of TiO2, Research and Development

UK STATUTORY STRATEGIC REPORT
Directors’ Duties
The Directors of Tronox Holdings plc (the “Company,” “we,” “our” or “us”) must act in accordance with a set of general duties. As a company incorporated in the UK, these duties are detailed in Section 172 of the UK Companies Act 2006, which is summarized as follows:
A director of a company must act in the way they consider, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole and, in doing so have regard (amongst other matters) to:
•	The likely consequences of any decisions in the long-term;
•	The interests of the company’s employees;
•	The need to foster the company’s business relationships with suppliers, customers and others;
•	The impact of the company’s operations on the community and the environment;
•	The desirability of the company maintaining a reputation for high standards of business conduct; and
•	The need to act fairly as between shareholders of the company.
As part of their induction, a director of the Company (each a “Director” and together the “Directors” or “Board”) is briefed on their duties and they can access professional advice on these, either from the Company’s Corporate Secretary, of if they judge it necessary, from an independent adviser. Additionally, we believe that it is important to recognize that in a large organization such as ours, the Directors fulfill their duties partly through a governance framework that delegates day-to-day decision-making authority to senior management of the Company.
Decision-Making / Governance and Performance Oversight / Risk
Boards of large companies typically delegate day-to-day management and decision-making to senior management. Directors should maintain oversight of a company’s performance and ensure that management is acting in accordance with the strategy and plans agreed by a board, and its delegated authorities. The culture, values and standards that underpin this delegation should help ensure that when decisions are made, their wider impact has been considered. A board should also reserve certain matters for its own consideration so that it can exercise judgement directly when making major decisions, and in doing so promote the success of the company while having regard to all necessary matters. A board needs assurance that a company’s financial reporting, risk management, and governance and internal control processes are operating efficiently.
Overview of how the Board discharges its duties
The Board administers its risk oversight function directly and through its various standing committees, namely the Audit Committee, the Corporate Governance and Nominating Committee and the Human Resources and Compensation Committee. The charters of each of these committees can be found at investor.tronox.com/corporate governance. The Audit Committee works closely with members of senior management to ensure that management undertakes a robust annual Enterprise Risk Management (“ERM”) program whereby members of management assess the key risks inherent to the Company’s commercial activities as well as the efficacy of the Company’s mitigation efforts to ensure that those risks do not impact long-term shareholder value. A detailed report-out of the results of the ERM process is made to the full Board and throughout the year the Board receives periodic reports from members of senior management on areas of material risk to our Company, including operational, financial, competitive, management retention, cybersecurity and legal risks. The Board routinely discusses with senior management our major risk exposures, their potential financial impact on our Company, and the steps (both short-term and long-term) we take to manage them.
In addition, each year, the Board undertakes an in-depth review of the Company’s business plan and budget for the following year. In conducting its review, the Board has regard to a variety of matters, including the need to balance the achievement of short-term financial and commercial objectives against the creation of long-term stakeholder value and sustainability.
In 2019, we completed the acquisition of the TiO2 business of Cristal and became the world’s largest vertically integrated pigment producer and second largest TiO2 pigment producer. With an unmatched global footprint on 6

UK STATUTORY STRATEGIC REPORT
Overview of how the Board discharges its duties(Continued)
continents, the Company now currently has approximately 1.1 million tons of nameplate TiO2 pigment capacity. The enhanced global footprint following the Cristal transaction better allows the Company, among other things, to better serve its global customer base. The Cristal transaction has also generated, and will continue to generate, meaningful synergies which will enhance shareholder value. In addition, as a result of the Cristal transaction, the Company now has the most geographically diverse employee population in the industry with deep expertise at every step of the value chain. The Company is committed to investing in, and developing, our employees throughout the world.
Culture, Values and Standards
Culture, values and standards underpin how a company creates and sustains value over the longer term and are key elements of how it maintains a reputation for high standards of business conduct. They also guide and assist in decision making and thereby help promote a company’s long-term success and positive impact on all stakeholders. The Board recognizes its role in establishing appropriate values and standards that positively influence the behavior of executives, employees and other parties who represent, and interact with, the Company.
Overview of how the Board discharges its duties
The Board sets the values and standards required of all employees through the review and approval of the Company’s Code of Ethics and Business Conduct. The Code of Conduct applies to employees and Directors, as well as our agents, suppliers and contractors. Each employee is responsible for demonstrating integrity and leadership by complying with the provisions of the Code of Conduct, Company policies and all applicable laws. By fully including ethics and integrity in our ongoing business relationships and decision making, we believe we demonstrate a commitment to a culture that promotes the highest ethical standards.
In addition, the Company has deployed an Ethics and Compliance Hotline throughout its global operations. The Ethics and Compliance Hotline allows any individual, including employees, to report alleged violations of the Company’s Code of Ethics and Business Conduct anonymously, free of any concern that the Company will retaliate. The Audit Committee of the Board regularly monitors the nature of issues reported through such hotline.
Shareholders, Employees, Customers, Suppliers and Community and Environment
A board should communicate effectively with stakeholders and understand their views, and also to act fairly between different shareholders. Employees are central to the long-term success of a company, and as such, a board should consider their interests, and, to assist in doing so, have means of engaging with and understanding their views. Fostering business relationships with key stakeholders, such as customers and suppliers, is also important to a company’s success. In their decision making, directors need to have regard to the impact of a company’s operations on the community and environment.
In our Directors’ Report under “Stakeholder Engagement” we describe how we identify and communicate with our key stakeholders, and why the Board believes each stakeholder group is important to the Company. By engaging with stakeholders on a regular basis, the Board is able to understand stakeholder concerns and incorporate those concerns, where possible, into its decision making.
Shareholders
The Board is committed to regularly and consistently engaging with our shareholders on many levels. During 2020 and into 2021, we continued our practice of active engagement with shareholders on many levels. Our Chairman and members of our executive team interacted frequently with shareholders during our quarterly earnings calls, at 1:1 meeting and at investor conferences. These interactions were aimed at providing insight and transparency into our financial results, operations and long-term strategy. In addition, our Chairman and members of our executive team held several rounds of meetings with shareholders specifically to discuss ESG issues including executive compensation and board governance. During these shareholder interactions, we received

UK STATUTORY STRATEGIC REPORT
Shareholders(Continued)
valuable insight into how shareholders view our executive compensation and governance practices that the Board will take into consideration in making future decisions. Shareholders appreciated our transparency and the willingness by our senior management and members of the Board to engage with, and listen to, them.
Furthermore, the Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors, including our Chairman, any Board committee or any chair of any such committee by mail or electronically through our Corporate Secretary.
Our intention is to treat shareholders fairly and equally, so they may benefit from the successful delivery of our strategy. The Company implements an outward mindset approach that allows it to see beyond itself and be accountable for the whole. We believe such an outward mindset approach results in producing safe, quality, low-cost, sustainable tons for customers and delivering shareholder returns.
Community and Environment
Tronox strives to be a good corporate citizen everywhere it operates. We believe that our business can and should play a leadership role in improving the quality of life in the communities in which we operate. We are continually challenging ourselves to promote sustainable growth, be more transparent in all our business operations, and make positive contributions in the communities where we live and work. We believe that these efforts promote the long-term interests of all our stakeholders, including employees, customers, suppliers, business partners, shareholders, local communities, and the mining and minerals industry at large.
In addition, we believe purposeful and positive engagement in our communities is key to our success. We understand the social impacts of our activities and are committed to being viewed as good stewards of our communities. Our employees act as advocates for the community within our organization, fostering a culture of employee volunteerism, and promoting community initiatives related to education in science and the arts.
In addition, we participate in the Global Reporting Initiative (GRI) Framework for Sustainability Reporting, preparing and publishing an annual comprehensive sustainability report that is available on our external website. Our GRI report provides disclosure on a variety of economic, environmental, and social sustainability indicators we deem material to us, including energy, water, biodiversity, emissions, effluents and waste. The publication of our GRI report serves several purposes. For our Directors and management, we believe the report helps us better understand risk and ensures that we are taking appropriate steps to mitigate those risks. For shareholders, customers and suppliers we believe the report highlights the commitment of the Company and its employees to environmental, social and governance values.
On behalf of the Board of Directors
/s/ Ilan Kaufthal
Ilan Kaufthal
Chairman of the Board of Directors
18 March 2021

UK STATUTORY DIRECTORS REPORT
The Directors present their report on the group for the year ended 31 December 2020. The information in this document below that is referred to in the following table shall be deemed to comply with the UK Companies Act 2006 requirements for the UK Statutory Directors' Report:
Required item in the UK Statutory Directors' Report	Responses or where information can be found in this Annual Report or in the Annual Report on Form 10-K
Describe the principal activities of the group	Part I, Item I. Business

Indication of the likely future developments of the group's business	Part II, Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations

Details of the recommended dividend	Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations. Liquidity and Capital Resources

Indication of the group's research and development activities	Part Item I. Business, Research and Development

Level of political donations and political expenditure	Our Code of Ethics and Business Conduct prohibits the Company from using any corporate funds to make political contributions, whether direct or indirect

Particulars of any important post balance sheet events	Notes to the financial statements - Note 16 Subsequent events of the parent company financial statements

Names of all directors and their interests	See disclosure included elsewhere herein on directors of Tronox Holdings plc

Statement on directors' third-party indemnity provision
The Company has entered into deeds of indemnification with each of its directors pursuant to which the Company has agreed to indemnify the directors to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director or officer, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

A statement is required describing the actions that have been taken during the period to introduce, maintain or develop arrangements aimed at involving UK employees in the entity's affairs.	Part I., Item 1. Business, Human Capital. Stakeholder Engagement Section at the end of this Directors’ Report

The financial risk management objectives and policies of the entity, including the policy for hedging each major type of forecasted transaction for which hedge accounting is used.
Part II, Item 8 Financial Statements and Supplementary Data, Notes to the Financial Statements – Note 16 Derivative Financial Instruments and Note 17 Fair Value Measurement

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

The exposure of the entity to: Price risk	Part I, Item IA. Risk Factors; “We are a holding company that is dependent on cash flows from our operating subsidiaries to fund our debt obligations, capital expenditures and ongoing operations.”

UK STATUTORY DIRECTORS REPORT
Required item in the UK Statutory Directors' Report	Responses or where information can be found in this Annual Report or in the Annual Report on Form 10-K

Part I, Item IA. Risk Factors; “Market conditions, as well as global and regional economic downturns that adversely affect the demand for our end-use products, could adversely affect the results of our operations and the prices at which we can sell our products, thus, negatively impacting our financial results.”

Part I, Item IA Risk factors, “Our industry and the end-use markets in which we compete are highly competitive. This competition may adversely affect our results of operations and operating cash flows.”

Part I, Item IA. Risk Factors; “An increase in the price of energy or other raw materials, or an interruption in our energy or other raw material supply, could have a material adverse effect on our business, financial condition or results of operations.”

Part I, Item IA Risk Factors, “Our results of operations may be adversely affected by fluctuations in currency exchange rates.”

Part I, Item IA Risk Factors, “The price of our products, in particular, TiO2, zircon, and pig iron, have been, and in the future may be, volatile. Price declines for our products will negatively affect our financial position and results of operations.”

Liquidity Risk
Part I, Item IA Risk factors, “We are a holding company that is dependent on cash flows from our operating subsidiaries to fund our debt obligations, capital expenditures and ongoing operations”

Part I, Item IA. Risk Factors; “As a public limited company incorporated in England and Wales, certain capital structure decisions requires approval of our shareholders, which may limit our flexibility to manage our capital structure.”

Part I, Item IA. Risk Factors; “The ongoing global COVID-19 pandemic has adversely affected, and may continue to adversely affect, our business, financial condition and results of operations”

Part I, Item IA Risk Factors, “We may elect to exercise certain “flip in” rights to buy-out Exxaro’s 26% ownership rights in our South African subsidiaries which might negatively impact the ownership of our heavy mineral sands mining rights.”

Part I, Item IA Risk Factors, “The agreements and

UK STATUTORY DIRECTORS REPORT
Required item in the UK Statutory Directors' Report	Responses or where information can be found in this Annual Report or in the Annual Report on Form 10-K instruments governing our debt contain restrictions and limitations that could affect our ability to operate our business, as well as impact our liquidity.”

Part I, Item IA Risk Factors, “We may need additional capital in the future and may not be able to obtain it on favorable terms, and such capital expenditure projects may not realize expected investment returns.”

Part II, Item 7. Management's Discussion and Analysis Consolidated Results of Operations, Liquidity and Capital Resources, Cash Flows

Cash Flow Risk
Part I, Item IA Risk factors, “We are a holding company that is dependent on cash flows from our operating subsidiaries to fund our debt obligations, capital expenditures and ongoing operations”

Part I, Item IA Risk Factors, “ Economic conditions and regulatory changes following the U.K.’s exit from the E.U. could adversely impact our operations, operating results and financial condition.”

Part I, Item IA Risk factors, “Our industry and the end-use markets in which we compete are highly competitive. This competition may adversely affect our results of operations and operating cash flows.”

Part I, Item IA. Risk Factors; “ An increase in the price of energy or other raw materials, or an interruption in our energy or other raw material supply, could have a material adverse effect on our business, financial condition or results of operations.”

Part I, Item IA Risk Factors, “Our South African mining rights are subject to onerous regulatory requirements imposed by legislation and the Department of Mineral Resources (the “DMR”), the compliance of which could have a material adverse effect on our business, financial condition and results of operations.”

Part I, Item IA. Risk Factors, “South Africa, where we have large mining assets and derive a significant portion of our revenue and profit, poses distinct operational risks which could affect our business, financial condition and results of operations.”

Part I, Item IA Risk factors, “Our ore resources and reserve estimates are based on a number of assumptions, including mining and recovery factors, future cash costs of production and ore demand and

UK STATUTORY DIRECTORS REPORT
Required item in the UK Statutory Directors' Report	Responses or where information can be found in this Annual Report or in the Annual Report on Form 10-K pricing. As a result, ore resources and reserve quantities actually produced may differ from current estimates.”

Part I, Item IA Risk Factors, “Our flexibility in managing our labor force may be adversely affected by labor and employment laws in the jurisdictions in which we operate, many of which are more onerous than those of the U.S.; and some of our labor force has substantial workers’ council or trade union participation, which creates a risk of disruption from labor disputes and new laws affecting employment policies.”

Part I, Item IA Risk factors, “Our ability to use our tax attributes to offset future income may be limited.”

Part I, Item IA. Risk Factors; “The ongoing global COVID-19 pandemic has adversely affected, and may continue to adversely affect, our business, financial condition and results of operations”

Part I, Item IA Risk Factors, “Our results of operations may be adversely affected by fluctuations in currency exchange rates.”

Part I, Item IA. Risk Factors, “Given the nature of our chemical, mining and smelting operations, we face a material risk of liability, production delays and additional expenditures from environmental and industrial accidents.”

Part I, Item IA. Risk Factors; “Equipment failures and deterioration of assets may lead to production curtailments, shutdowns or additional expenditures.”

Part I, Item IA Risk factors, “Our results of operations and financial condition could be seriously impacted by security breaches, including cybersecurity incidents.”

Part I, Item IA. Risk Factors; “Our failure to comply with the anti-corruption laws of the U.S. and various international jurisdictions could negatively impact our reputation and results of operations.”

Part I, Item IA. Risk Factors; “We are subject to many environmental, health and safety regulations that may result in unanticipated costs or liabilities, which could reduce our profitability.”

Part I, Item IA Risk Factors, “We may be subject to

UK STATUTORY DIRECTORS REPORT
Required item in the UK Statutory Directors' Report	Responses or where information can be found in this Annual Report or in the Annual Report on Form 10-K litigation, the disposition of which could have a material adverse effect on our results of operations.”

Part I, Item IA. Risk Factors; “If our intellectual property were compromised or copied by competitors, or if competitors were to develop similar intellectual property independently, our results of operations could be negatively affected. Further, third parties may claim that we infringe on their intellectual property results which could result in costly litigation.”

Credit Risk	Part 1 Item 7A. Quantitative and Qualitative Disclosures About Credit Risk

Disclosures on purchases of own shares during the year	Part II, Item 5. Market for Registrant's Common Equity, Related Stockholder Matters: and Issuer Purchases of Equity Securities

Branches outside the UK	Singapore Branch- Branch for Tronox Pigment Bunbury Ltd US Branch- Branch for Tronox LLC Germany, Spain, Belgium and French branches- Branches for Tronox Pigment UK Limited

A statement describing the company’s policy regarding the hiring, continuing employment and training, career development and promotion of disabled persons.
Tronox is committed to a policy of recruitment and promotion on the basis of competence and ability without discrimination of any kind. Management actively pursues both the employment of disabled persons whenever a suitable vacancy arises and the continued employment and retraining of employees who become disabled while employed by the Company. Training and development are undertaken for all employees, including disabled persons.

Statement by Directors regarding actions taken during the year to introduce, maintain or develop arrangements aimed at encouraging employee’s involvement and participation in various employee programs and engagements.
Stakeholder Engagement Section at the end of this Directors’ Report

Statement summarizing how the directors have had regard to the need to foster the company’s business relationships with suppliers, customers and others, and the effect of that regard, including on the principal decisions taken by the company during the financial year.
Stakeholder Engagement Section at the end of this Directors’ Report

Statement of Corporate governance arrangements	Section 172 Statement

Total contributions to non-EU political parties to be disclosed for the group in aggregate (no threshold)	Nil

UK STATUTORY DIRECTORS REPORT
Stakeholder Engagement
Tronox places considerable value on the involvement of our employees and ensure that we keep them informed on matters affecting them, the overall organization as well as on the performance of the Company.
Tronox conducts formal and informal meetings with employees and maintains a company intranet website with key information and other matters of interest. Tronox arranges periodic town halls at its operations in the UK where senior executives provides updates on the group affairs and answers questions from employees regarding the state and strategy of Tronox.
The Company is committed to being a responsible business. For our business to succeed we need to manage people’s performance and develop and bring talent while ensuring we operate as efficiently and safely as possible. We must also ensure that we share common values that inform and guide our behavior, so we achieve our goals in the right way. Accordingly, the Company has established a set of core value that we have communicated throughout the organization, such as: (i) we have an uncompromising focus on operating safe, reliable and responsible facilities, (ii) we treat others with respect, and act with personal and organizational integrity, (iii) we build our organization with talented people who make a positive difference and we invest in their success, (iv) we are trustworthy and reliable, and we build mutually rewarding relationships, and (v) we do the right work the right way in every aspect of our business.
In addition, throughout the year, members of our senior management hold employee town halls, either in person or virtually, at our operating sites throughout the world in order to communicate directly with employees and address any questions or concerns that employees may have. During such town halls, our senior executives provide updates on the group’s affairs and the state and strategy of Tronox.
Tronox is dedicated to creating an ethical, engaged and thriving corporate culture, and as such has implemented an ethics and compliance hotline for employees to confidentially report any concerns or violations of the Company’s Code of Ethics and Business Conduct, or any other corporate policies, as well as violations of government laws, rules and regulations, or any other ethical concerns. Through regular updates by management, the Board’s audit committee is made aware of any issues raised through the ethics and compliance hotline.
The Company’s commitment to safety is also reflected by its requiring employees who visit any Company site around the world to participate in a safety training prior to entering such facility.
The Company values its partnerships with suppliers and fully recognizes that its mutual success is built on open communication and a commitment to common principles and business practices. The Company undertakes a due diligence process prior to entering into commercial arrangements with any new supplier.
In addition, the Company’s sales and marketing strategy focusses on effective customer management through development of strong relationships with our customers around the world. We believe that multiple points of customer contact facilitate efficient problem solving, supply chain support, formula optimization and co-development of products.
Furthermore, the Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors, including our Chairman of the Board, any Board committee or any chair of any such committee by mail or electronically through our Corporate Secretary.

UK STATUTORY DIRECTORS REPORT
Carbon emissions disclosure
In compliance with the Environmental Reporting Guidelines: Including Mandatory Greenhouse Gas Emissions Reporting Guidance March 2019, as stipulated by the Companies Act 2006, Tronox Holdings plc (“Tronox”) has calculated the greenhouse gas (“GHG”) emissions for the whole Tronox group for the year ended 31 December 2020.
The period presented in the GHG reporting is the same annual period as covered by the Director’s Report for year ended 31 December 2020.
The method used is in line with the GHG Protocol Corporate Accounting and Reporting Standard. The organization reporting boundary is based on operational control.
This report constitutes Tronox’s mandatory statement for 2020, outlining Energy Consumption, Scope 1 and 2 GHG emissions, water consumption, waste generation and emission to air, alongside associated intensities.
Scope 1 Emissions: These include emissions from activities owned or controlled by your organization that release emissions into the atmosphere. They are direct emissions. Examples of Scope 1 emissions include emissions from combustion owned or controlled boilers, furnaces, vehicles; emissions from chemical production in owned or controlled process equipment.
Scope 2 Emissions: These include emissions released into the atmosphere associated with the generation of purchased or acquired electricity, heat, steam and cooling. These are indirect emissions that are a consequence of your organization’s activities, but which occur at sources you do not own or control.
Performance Data Standards, Methodologies and Assumptions
Energy consumption
Energy consumption includes the following components:
•	Non-renewable fuel consumed.
•	Electricity and steam sold. Efficiencies of the equipment, which generates electricity and steam, are taken into account to arrive at primary energy.
•	Electricity and steam purchased for consumption, based on net energy intake.
In case non-renewable fuel sources were consumed to produce electricity or steam used on-site, only the non-renewable fuel sources were counted, in order to prevent double counting of energy consumption.
Calorific values that were used to convert volumes of non-renewable fuel sources into primary energy were taken from the energy suppliers where possible, or from the Guidelines for National Greenhouse Gas Inventories.
In addition, efficiencies used for electricity and steam sold were based on local metered input and output values and annual efficiency samples, respectively.
Energy Intensity
The total primary energy intensity is calculated by dividing the sum of direct and indirect energy consumption by the total weight of products produced. All energy sources (non-renewable fuel, electricity and steam, minus electricity and steam sold) are included in the energy intensity calculations.
Direct (Scope 1) GHG Emissions and Energy Indirect (Scope 2) GHG Emissions
Greenhouse gases included are in line with the GHGs covered by the United Nations Kyoto Protocol, the World Resources Institute, and the World Business Council for Sustainable Development (WBCSD) GHG Protocol Corporate Accounting and Reporting Standard and include the following, (i) Carbon dioxide (CO2), (ii) Methane (CH4), (iii) Nitrous oxide (N2O), (iv) Hydrofluorocarbons (HFCs), (v) Perfluorocarbons (PFCs) and (vi) Sulphur Hexafluoride (SF6).
Performance Data Standards, Methodologies and Assumptions (Continued)
Furthermore, the reporting of Scope 1 and Scope 2 GHG emissions is in line with the WBCSD Standard’s Operational Control Approach.

UK STATUTORY DIRECTORS REPORT
GHG emission factors for CO2 are based on data provided by local energy suppliers. In case this data is not readily available, the emission factors used are in line with the 2006 Intergovernmental Panel on Climate Change Guidelines (IPCC) for National Greenhouse Gas Inventories (default emission factors on a net calorific basis). For GHGs other than CO2, Global Warming Potentials (GWPs) are used to convert GHG emissions into CO2 equivalents. These GWPs are in line with the IPCC Fifth Assessment Report.
GHG Emissions Intensity
The GHG emissions intensity is calculated by dividing the sum of direct and indirect GHG emissions by the total weight of products produced. All GHG emissions included (Scope 1 and Scope 2) are included in the GHG emissions intensity calculations.
Water Withdrawal by Source
Total water withdrawal only takes into account water that is used for the first time. Water that is reused or recycled to be consumed twice or more times, either in the same process or in a different process, is not included in this indicator.
Waste by Type and Disposal Method
This indicator reflects the total weight of waste produced.
For 2019, the tables set forth below reflect full year data for the legacy Tronox business and data from April 1 through December 31 for the legacy Cristal business.
Energy Use – Global
Emission Source	Absolute (kWh)		Energy Intensity (kWh)/tonne of product)
Year	2019	2020	2019	2020
Fuel consumption	7,858,845,000	8,348,740,000	3270	3150
Purchased energy	2,399,979,000	2,477,059,000	1000	930
Energy for business travel	NA	NA	NA	NA
Total	10,258,825,000	10,825,800,000	4270	4080
Energy Use - UK
Emission Source	Absolute (kWh)		Energy Intensity (kWh)/tonne of product)
Year	2019	2020	2019	2020
Fuel consumption	700,252,000	926,078,000	8160	8040
Purchased energy	15,738,000	29,626,000	180	260
Energy for business travel	NA	NA	NA	NA
Total	715,990,000	955,704,000	8350	8300
GHG Emissions – Global
Scope 1 & 2 emissions include emissions from gas, electricity and fuel from transport purchased for business use, at a minimum
Emission Source	GHG Emissions (tC02e)		GHG Emissions Intensity (tC02e)/tonne)
Year	2019	2020	2019	2020
Scope 1 (Direct)	2,123,392	2,247,326	0.88	0.85
Scope 2 (Indirect)	1,912,416	2,009,141	0.80	0.76
Total	4,035,808	4,256,467	1.68	1.60

UK STATUTORY DIRECTORS REPORT
GHG Emissions – UK
Scope 1 & 2 emissions include emissions from gas, electricity and fuel from transport purchased for business use, at a minimum
Emission Source	GHG Emissions (tC02e)		GHG Emissions Intensity (tC02e)/tonne)
Year	2019	2020	2019	2020
Scope 1 (Direct)	179,145	247,740	2.09	2.15
Scope 2 (Indirect)	5,933	6,153	0.07	0.05
Total	185,078	253,893	2.16	2.20
Water
Water Consumption (m3)		Water Intensity (m3 / tonne)
2019	2020	2019	2020
78,745,123	80,774,845	32.78	30.45
Waste
This indicator reflects the total weight of waste produced during the fiscal year 2020.
Waste Type	Waste Produced (tonnes)		Waste Intensity (tonne / tonne)
Year	2019	2020	2019	2020
Hazardous Waste	109,238	127,798	0.05	0.05
Non-Hazardous Waste	1,620,616	1,727,235	0.67	0.65
Total	1,729,854	1,855,033	0.72	0.70
In addition, it takes considerable energy to produce high-quality mineral sands and TiO2 products, particularly at our slag furnaces in South Africa. We continuously work to manage our energy consumption in order to mitigate our impact on the local environment and on the climate from greenhouse gas emissions. We regularly invest in efficient energy-generation options, the reuse of process emissions, and renewable energy sources. Some of our energy projects include: (i) a wind turbine farm in Paraíba, Brazil which supplies renewable electricity to satisfy approximately 90 percent of the mine’s energy needs, (ii) a combined heat and power plant generates electricity and steam for the Kwinana and Stallingborough TiO2 pigment plants, (iii) a carbon monoxide (CO) gas facility reuses CO gas formed during our furnace smelting operations for various needs in at our site in KZN, South Africa, and (iv) a neighboring waste incineration plant in Botlek, the Netherlands, supplies renewable steam to satisfy 100 percent of the TiO2 pigment plant’s steam needs.
On behalf of the Board of Directors
/s/ Ilan Kaufthal
Ilan Kaufthal
Chairman of the Board of Directors
18 March 2021

DIRECTORS REMUNERATION REPORT
Directors’ Remuneration Report
Introduction
Tronox Holdings plc (the “Company”) is subject to disclosure regimes in both the United States and United Kingdom. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. This report represents our UK statutory Directors’ Remuneration Report which includes disclosures required by English law and which forms part of the statutory Annual Accounts and Reports of Tronox Holdings plc for the year ended December 31, 2020. Related and complementary information is included in the Compensation Discussion and Analysis (“CD&A”) section of the proxy statement for the year ended December 31, 2020 as required by the United States SEC. The CD&A section of the proxy statement for the year ended December 31, 2020 can be found at investor.tronox.com. The UK Directors’ Remuneration Report is approved by the Human Resources and Compensation Committee (“HRCC”) with respect to the compensation for any Executive Directors and by our Corporate Governance and Nominating Committee (“G&N” Committee) with respect to the Non-Executive Directors (defined as non-employee Directors who serve on the Company’s board), in each case, on behalf of the Board of Directors on March 18, 2021. In addition, the U.K. Directors' Remuneration Report has been approved by and signed on behalf of the Board. For the avoidance of doubt, the HRCC oversees the remuneration of any Executive Directors and the G&N Committee oversees the remuneration of the Non-Executive Directors.
Annual statement by the Chairs of the Human Resources and Compensation Committee and Corporate Governance and Nominating Committee
On behalf of the Board, we are pleased to introduce the statutory UK Directors’ Remuneration Report for the year ended December 31, 2020.
In line with UK remuneration reporting regulations, the Company is required (i) to seek binding approval from shareholders for a UK Directors’ Remuneration Policy (at least every three years) and (ii) to seek, annually, advisory approval for an Annual Report on Remuneration which describes the implementation of the Policy.
This UK Directors’ Remuneration Report includes this Annual Statement along with the Annual Report on Remuneration for the financial year ended December 31, 2020 which, together, will be subject to an advisory shareholder vote at the AGM on May 5, 2021.
The current Directors’ Remuneration Policy was approved by shareholders at the AGM on June 24, 2020. The Policy took formal effect from the date of approval and is intended to apply until the 2023 AGM, unless a new version is presented to shareholders in the interim. The full shareholder approved Policy can be found in the Annual Accounts and Reports for the year ended December 31, 2019.
Although we are required to report on remuneration in the UK, being solely US listed, the HRCC and the G&N Committee continue to design and implement the compensation arrangements for Executive Directors and Non-Executive Directors respectively, primarily within a US context. As stated above, related and complementary information is included in the CD&A section of the proxy statement for the year ended December 31, 2020 which can be found at investor.tronox.com.
In the year ended December 31, 2020, all decisions taken on remuneration were in accordance with the terms of reference of the HRCC and the G&N Committee and involved the exercise of appropriate commercial judgement. No discretions were exercised in relation to directors’ remuneration in the year beyond the exercise of the commercial judgement of the Committees.
Annual Report on Remuneration
The Annual Report on Remuneration sets out how we implemented our remuneration arrangements in 2020 and how we intend to implement the Directors’ Remuneration Policy for the 2021 financial year. An advisory resolution to approve this report will be put to shareholders at the 2021 AGM.

DIRECTORS REMUNERATION REPORT
Single figure table
Executive Directors
The following is provided on an audited basis.
Name	Year	Base salary[2] $	Benefits[3] $	Annual Bonus[4] $	LTIP5,[6] $	Pension (retirement plan)[7] $	Total $	Total Fixed (Includes Salary, Benefits, and Retirement) $	Total Variable (Includes AIP and LTIP) $
Jeffry N. Quinn[1]	2020	1,074,231	$314,309	$2,062,500	$2,769,205	$283,523	$6,503,768	$1,672,063	$4,831,705
	2019	$767,000	$158,757	$1,250,000	Nil	$286,032	$2,461,789	$1,211,789	$1,250,000
Notes:
(1)
Jeffry N. Quinn commenced a leave of absence on December 27, 2020, after which he continued to receive his salary and remain bonus eligible through December 31, 2020. Also on December 27, 2020, two Interim Co-CEOs were appointed, Messrs. Turgeon and Romano, although neither served as a member of the Board of Directors in 2020. Details of remuneration for the four days ending December 31, 2020 for the Interim Co-CEOs are not material and are accordingly not disclosed in the table above. For reference only, their pro-rated salaries and pro-rated $25,000 monthly interim stipend for serving as Interim Co-CEO for this four day period during 2020 are $10,495 and $9,674 respectively. For Messrs. Turgeon and Romano the 2020 AIP and LTIP were not earned in respect to their Interim Co-CEO roles. A full disclosure of intended 2021 remuneration for the Co-CEOs is set out later in this report.

(2)	For 2019, reflects pro-rated base salary for March 27, 2019 (the date of the Company’s re-domicile to the UK) to December 31, 2019.
(3)
For 2020, reflects benefits amounts (assuming December 31, 2020 GBP to USD Fx rate of 1.3263, where applicable) that include the following: $2,283 for disability & life insurance premiums, $91,644 for personal aircraft use valued as the aggregate incremental cost to the Company of a company-provided aircraft, $2,048 for financial consulting; $6,579 for spousal travel; $205,282 for tax equalization payments, $2,504 for tax reimbursements, and $3,969 for non-UK accommodation and group activities. For 2019, reflects pro-rated benefits for March 27, 2019 to December 31, 2019. For details of 2019 benefits, refer to last year’s disclosure. In addition, there is no difference between 2019 estimated benefits and 2019 actual benefit amounts.

(4)	Details of the performance measures and targets applicable to the AIP for 2020 are as follows:
At its February 6, 2020 meeting, the committee set the overall Tronox objectives as follows:
Objective	Weighting	Threshold 50%	Target 100%	Maximum 200%
Adj EBITDA less Capital Expenditures	50%	$295 million	$445 to $490 million	$640 million
Adj EBITDA Margin Relative to TiO2 Peers	30%	0.0%	2.0%	6.0%
Safety: Disabling Injury Frequency Rate	10%	0.28	0.25	≤ 0.14
Safety: Total Recordable Injury Frequency Rate	10%	0.61	0.56	≤ 0.44
At its February 4, 2021 meeting, the HRCC reviewed the Company’s performance compared to the overall Tronox objectives and determined the following:
•
For the fiscal year 2020 Tronox reported actual Adjusted EBITDA of $668 million and capital expenditures of $195 million. The $473 million in Adjusted EBITDA less Capital Expenditures was within the target range of $445 million to $490 million, resulting in a target payout for this component.

•
In the four quarters ending September 30, 2020 Tronox reported $620 million in Adjusted EBITDA on net sales revenue of $2,669 million, an Adjusted EBITDA margin of 23.2%. During the same period, our three TiO2 peers recorded an aggregate $662 million in Adjusted EBITDA on $5,357 million in aggregate net sales revenue, a 12.3% margin. Accordingly, Tronox outperformed its TiO2 peers by 10.9%, resulting in a maximum payout for this component.

•
In the fiscal year 2020 Tronox management made a concerted effort to operate safely during the pandemic. Our disabling injury frequency rate (DIFR) of 0.13 injuries to employees and contractors per 200,000 hours worked, and our total recordable injury frequency rate (TRIFR) of 0.38 injuries to employees and contractors per 200,000 hours worked, were both lower than the best ever injury frequency rates recorded in both the legacy Tronox and legacy Cristal operations. These strong results, together with no fatalities, resulted in a maximum payout for this component.

DIRECTORS REMUNERATION REPORT
The actual 2020 overall Tronox results versus the AIP metrics were calculated as follows:
	PERFORMANCE LEVELS
	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Actual Payout %	Metric Weighting	Resulting Payout %
Adj EBITDA less Capital Expenditures	$295M	$445M-$490M	$640M	$473M	100%	50%	50%
Adj EBITDA Margin Relative to TiO2 Peers	0.0%	2.0%	6.0%	10.9%	200%	30%	60%
Safety DIFR	0.32	0.28	≤0.20	0.13	200%	10%	20%
Safety TRIFR	0.70	0.62	≤0.50	0.38	200%	10%	20%
TOTAL PAYOUT %							150%
At the February 4, 2021 meeting the HRCC approved the overall Tronox results, which resulted in a calculated payout of 150% of target.
Mr. Quinn has a target Annual Incentive of 125% of his base salary, or $1,375,000 in 2020 with 80% of his target, or $1,100,000, linked to overall Tronox results, and 20% of the target, or $275,000, linked to individual results.
The HRCC noted that although Mr. Quinn had requested a leave of absence as of December 27, 2020, he had led the organization and managed the executive team for virtually the entire year. In light of Tronox’s strong results and the manner in which it had overcome the impact of COVID-19, as well as the accomplishments of the Tronox executive team, the HRCC recommended an Individual Performance payout percentage of 150% of Target resulting in a total payout of $2,062,500 for Mr. Quinn. The Tronox Board of Directors approved the payment of the recommended bonus to Mr. Quinn subject to the terms of the Retirement Agreement including certain claw-back provisions.
(5)
For 2020, amount reflects the value of the time-based restricted share unit award (277,778 RSUs) granted on February 6, 2020 and closing stock price on the date of grant of $8.46. In addition, amount includes the partial vesting of performance-based RSUs that were granted on February 8, 2018 for which the vesting was based on two performance metrics as described below measured to December 31, 2020 and resulted in a final payout percent of 39.7%. The resulting number of RSUs (36,014) eligible to vest on February 8, 2021 was then multiplied by a $11.64 stock price assumption (average closing stock price from October 1, 2020 to December 31, 2020). The estimated amount attributable to share price appreciation within the figure disclosed is negative $255,756 based on a closing price on date of grant ($18.74). For 2019, excludes time-based RSU awards granted on February 7, 2019 (granted prior to the redomiciling date) and no performance-based RSUs vested for Mr. Quinn during 2019.

(6)
Details of the performance measures and targets applicable to the performance-based RSUs granted on February 8, 2018 that were eligible to vest on February 8, 2021 (vesting remains subject to Mr. Quinn executing his retirement agreement) are as follows:

During the first quarter of 2021, the performance-based restricted share units from the February 8, 2018 long-term incentive plan, covering the 2018 to 2020 performance period vested. The performance-based restricted share units vested based upon two metrics each weighted 50% and then adjusted upward or downward based on a TSR Modifier.
•
50% of the performance-based RSUs were tied to Operating Return on Net Assets (“ORONA”) at the end of the third year of the three-year period of January 1, 2018 to December 31, 2020. The Company achieved 7.0% ORONA over the period that resulted in a below threshold payout of 0% for this metric.

•
50% of the performance-based RSUs were tied to the change in Earnings per Share (“EPS”) from the year immediately preceding the three-year measurement period (2017) to the EPS in the last year of the three-year measurement period (2020). The Company achieved $1.53 EPS that resulted in a payout of 44.1% (between threshold and target payout) for this metric.

•	The payout results for both ORONA and EPS were then adjusted by the Peer Group TSR Modifier.
– The TSR Modifier was based on the percentile rank of our Total Shareholder Return (“TSR” defined as share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2018 to December 31, 2020 as compared to the 2018 Peer Group (see below for Peer Group list). For purposes of calculating TSR, the starting price for the period was based on the 30-day average closing price prior to the measurement period and the ending price was based on the 30-day average closing price prior to the end of the performance period.
– Our actual TSR over the three-year performance period was -34.7% which corresponded to a 27.6 th percentile ranking versus the TSR performance of the 2018 Peer Group that resulted in a TSR Modifier of 0.90. See below for TSR ranking and corresponding TSR Modifier.
•
The actual number of units that vested equaled the aggregate number of shares granted multiplied by 39.7% (the applicable ORONA Payout percentage plus the applicable Change in EPS Payout percentage and then multiplied by the TSR Modifier of 0.90). This reflects an overall payout percentage between threshold and target levels.

DIRECTORS REMUNERATION REPORT
The table below details the performance metrics (and weightings), targets, actual performance, TRS Modifier that was applied and the overall payout % calculation.
	PERFORMANCE LEVELS
Metric	THRESHOLD (50%)	TARGET (100%)	MAXIMUM ( (200%)	ACTUAL PERFORMANCE	METRIC PAYOUT %	METRIC WEIGHTING	RESULTING PAYOUT %
ORONA (year 3)	13.3%	16.6%	19.9%	7.0%	0%	50%	0%
Change in EPS	$1.26	$1.58	$1.90	$1.53	88.3%	50%	44.1%
Payout % (Prior to Peer Group TSR Modifier):							44.1%
Peer Group TSR Modifier (Tronox TSR is at the 27.6th percentile of Peer Group Performance):							X 0.90
Payout % (Adjusted for Peer Group TSR Modifier):							39.7%
The table below details the 2018 Peer Group three-year TSR percentile Ranking and the corresponding TSR Modifier.
THREE-YEAR TOTAL SHAREHOLDER RETURN RANKING	TSR MODIFIER FACTOR APPLIED TO PERFORMANCE PAYOUT PERCENTAGE
75th percentile or higher (Maximum)	1.25 x
62.5th percentile or higher, but lower than 75th percentile (Above Target)	1.10 x
37.5th percentile or higher, but lower than 62.5th percentile (Target)	1.00 x
25th percentile or higher, but lower than 37.5th percentile (Threshold)	0.90 x
Below 25th percentile (Below Threshold)	0.75 x
The 2018 Peer Group included the following companies: Albemarle Corp. (ALB); Cabot Corp. (CBT); Celanese Corp. (CE); The Chemours Company (CC); Cleveland-Cliffs, Inc. (CLF); Eastman Chemical Company (EMN); Ferro Corp. (FOE); Huntsman Corp. (HUN); Koppers Inc. (KOP); Materion Corp. (MTRN); SunCoke Energy Inc. (SXC); Teck Resources Ltd. (TECK); and Tredegar Corp. (TG). The final 2018 Peer Group performance results excluded TSR results for A. Schulman, Inc. (acquired by LyondellBasell Industries N.V.).
(7)
For 2020, reflects full year pension amounts (employer contributions to retirement plans). For 2019, reflects pro-rated pension (employer contributions to retirement plans) amounts for March 27, 2019 to December 31, 2019. Employer contributions for both 2019 and 2020 include the following: The Company match into the U.S. Savings Plan was 100% of the first 6% of employee’s contributions up to the IRC limits for each year and the same match went into the Savings Restoration Plan for all eligible income above the IRC limit. The Company made a discretionary contribution of 6% of employee’s earnings into the U.S. Savings Plan up to the IRC limit for each year and the same contribution went into the Savings Restoration Plan for all eligible income above the IRC limit.

Non-Executive Directors
The following is provided on an audited basis.
Non-Executive Directors receive annual fees in lieu of a base salary. As non-employees of the Company and in accordance with Non-Executive Director compensation practices in the U.S., Non-Executive Directors are not eligible to receive an annual bonus or other benefits, including participation in the Company’s pension plans. The table below provides cash fees, benefits, and equity grants attributable to 2020 (the period from January 1, 2020 to December 31, 2020) and 2019 (the period from the redomicile to December 31, 2019).
	Fees[1] $		Benefits $		RSU[6] $		Total $
Director	2020[2]	2019[3]	2020[4]	2019[5]	2020	2019	2020	2019
Ilan Kaufthal	145,279	105,000	2,560	6,987	322,338	—	470,177	111,987
Mutlaq Al-Morished	75,000	54,396	2,560	942	138,271	168,126	215,831	223,464
Vanessa Guthrie	105,000	79,917	2,048	3,019	138,271	173,476	245,319	256,412
Peter Johnston	105,000	78,750	2,560	6,917	172,340	—	279,900	85,667
Ginger M. Jones	140,000	100,304	3,413	7,122	172,340	—	315,753	107,426
Stephen Jones	110,000	82,966	2,560	2,683	138,271	173,476	250,831	259,125
Moazzam Khan	75,000	54,395	2,560	1,504	138,271	168,126	215,831	224,025
Sipho Nkosi	105,000	78,958	2,560	6,046	172,340	—	279,900	85,004
Andrew P. Hines[7]	70,852	83,862	3,413	127,796	34,069	—	108,334	211,658
Wayne A. Hinman[7]	73,269	83,193	3,413	120,433	34,069	—	110,751	203,626
Notes:
(1)	Fees are paid quarterly in arrears.

DIRECTORS REMUNERATION REPORT
(2)
Reflects actual fees earned from January 1, 2020 to December 31, 2020. For Mr. Kaufthal, who was appointed Interim Chairman of the Board on December 27, 2020, the amount also includes pro-rated Interim Chairman of the Board retainer fees ($120,000 annually) and pro-rated monthly stipend ($15,000 monthly). In addition, included in this column is a cash payment of $20,082 for Messrs. Hines and Hinman, who retired from the Board at the June 2020 AGM, that reflects the cash equivalent of a pro-rated equity grant value from May 7, 2020 to June 24, 2020 which was a part of the overall plan to transition legacy directors from an annual equity grant date of January to the date of the AGM (typically in May each year), but due to COVID 19 the date of the AGM occurred later in the year (June 24, 2020).

(3)
Reflects actual fees earned from March 27, 2019 (the date of the Company’s re-domicile to the UK) to December 31, 2019. These fees include the value of equity paid in lieu of quarterly cash retainer at the voluntary election of the Board member.

(4)
Benefits amounts include UK taxable benefits associated with accommodations and meals for attending UK meetings and associated UK tax reimbursements, UK tax preparation fees, and tax equalization payments. Amounts in the table below are based on December 31, 2020 Fx rate. In 2020, due to COVID 19, there were no Board meetings held in the UK, and therefore, no UK taxable benefits associated with accommondations and meals. In addition, in 2020, there were no tax equalization payments paid to any directors. While the Company anticipates that only some of our future Board meetings will take place in the UK, we intend to continue to mitigate or eliminate any associated incremental tax burden our Directors might incur as a consequence of those meetings.

Director	UK Tax Preparation ($)	Taxable Accommodation & Meals in UK ($)	Tax Reimbursements ($)	Tax Equalization Payment ($)	Total ($)
Ilan Kaufthal	2,048	—	512	—	2,560
Mutlaq Al-Morished	2,048	—	512	—	2,560
Vanessa Guthrie	2,048	—	—	—	2,048
Peter B. Johnston	2,048	—	512	—	2,560
Ginger M. Jones	2,048	—	1,365	—	3,413
Stephen Jones	2,048	—	512	—	2,560
Moazzam Khan	2,048	—	512	—	2,560
Sipho Nkosi	2,048	—	512	—	2,560
Andrew P. Hines	2,048	—	1,365	—	3,413
Wayne A. Hinman	2,048	—	1,365	—	3,413
(5)
Amounts reflect actual 2019 benefits. The difference between actual and estimated 2019 benefits from last year’s disclosure for each director relate to tax reimbursements as follows: for Mr. Kaufthal, actual is $1,532 less than projected; for Mr. Al-Morished, actual is $315 less than projected; for Ms. Guthrie, actual is $1,726 less than projected; for Mr. Johnston, actual is $1,201 less than projected; for Ms. Jones, there is no difference; for Mr. Jones, actual is $895 less than projected; for Mr. Khan, actual is $501 less than projected; for Mr. Nkosi, actual is $911 less than projected; for Mr. Hines, actual is $2,080 more than projected; and for Mr. Hinman, actual is $7,067 more than projected.

(6)
The value of RSUs shown represents equity grants that occurred during the year, as applicable, made to Non-Executive Directors based upon the number of RSUs awarded in 2020 and the closing share price on the date of grant. See below for more details. For 2019, the value of RSUs reflect grants awarded from March 27, 2019 (the date of the Company’s re-domicile to the UK) to December 31, 2019 and excludes additional equity awarded in lieu of cash retainer (based upon the Director’s voluntary election) which is already reflected in the Fees column.

(7)	Messrs. Hines and Hinman retired from the Board on June 24, 2020.
Long-term incentive awards granted in 2020
The table below provides details of equity awards granted in the year ended December 31, 2020 and for our Interim Co-CEOs, Messrs. Turgeon and Romano, who were appointed on December 27, 2020, equity awards from December 27, 2020 to December 31, 2020, on an audited basis. Messrs. Turgeon and Romano did not serve as members of the Board of Directors in 2020.
Director	Grant date	Type of award	Number of shares	Face value $	Threshold vesting level	Maximum vesting level	Anticipated vesting date
Jeffry N. Quinn	2/6/20	Time-based RSU[1]	277,778	2,350,002	NA	NA	3/5/2023
Jeffry N. Quinn	2/6/20	Performance- based TSR RSU[2]	138,889	1,175,001	25%	200%	3/5/2023
Jeffry N. Quinn	2/6/20	Performance- based ORONA RSU[2]	138,889	1,175,001	25%	200%	3/5/2023
Jean-Francois Turgeon	12/28/20	Time-based RSU[3]	52,156	750,003	NA	NA	3/5/2023

DIRECTORS REMUNERATION REPORT
Director	Grant date	Type of award	Number of shares	Face value $	Threshold vesting level	Maximum vesting level	Anticipated vesting date
John D. Romano	12/28/20	Time-based RSU[3]	52,156	750,003	NA	NA	3/5/2023
Ilan Kaufthal	1/29/20	Time-based RSU[4]	3,609	34,069	NA	NA	6/24/20
Ilan Kaufthal	6/24/20	Time-based RSU[5]	20,215	138,271	NA	NA	5/5/21
Ilan Kaufthal	12/28/20	Time-based RSU[6]	10,431	149,998	NA	NA	6/28/21
Mutlaq Al-Morished	6/24/20	Time-based RSU[5]	20,215	138,271	NA	NA	5/5/21
Vanessa Guthrie	6/24/20	Time-based RSU[5]	20,215	138,271	NA	NA	5/5/21
Peter Johnston	1/29/20	Time-based RSU[4]	3,609	34,069	NA	NA	6/24/20
Peter Johnston	6/24/20	Time-based RSU[5]	20,215	138,271	NA	NA	5/5/21
Ginger M. Jones	1/29/20	Time-based RSU[4]	3,609	34,069	NA	NA	6/24/20
Ginger M. Jones	6/24/20	Time-based RSU[5]	20,215	138,271	NA	NA	5/5/21
Stephen Jones	6/24/20	Time-based RSU[5]	20,215	138,271	NA	NA	5/5/21
Moazzam Khan	6/24/20	Time-based RSU[5]	20,215	138,271	NA	NA	5/5/21
Sipho Nkosi	1/29/20	Time-based RSU[4]	3,609	34,069	NA	NA	6/24/20
Sipho Nkosi	6/24/20	Time-based RSU[5]	20,215	138,271	NA	NA	5/5/21
Andrew P. Hines[6]	1/29/20	Time-based RSU[4]	3,609	34,069	NA	NA	6/24/20
Wayne A. Hinman[6]	1/29/20	Time-based RSU[4]	3,609	34,069	NA	NA	6/24/20
Notes:
(1)
Subject to a service condition and vest in three equal annual installments on March 5, 2021, March 5, 2022 and March 5, 2023. Fifty percent (50%) of the Target Long-Term Incentive Plan (LTIP) award is delivered as time-based RSUs. The number of time-based restricted share units (RSUs) awarded has been calculated based on the LTIP award dollar amount divided by the grant date closing price (NYSE closing price on February 6, 2020 of $8.46). The face value is calculated based on the number of RSUs awarded multiplied by the grant date closing price (NYSE closing price on February 6, 2020 of $8.46). Dividend equivalents will be accrued on all RSUs until the units vest and will be paid at that time.

(2)
Subject to a service condition and performance measured over the period January 1, 2020 to December 31, 2022. Fifty percent (50%) of the Target Long-Term Incentive Plan (LTIP) award is delivered as performance-based RSUs of which 50% of the performance-based RSUs were awarded as Total Shareholder Return (“TSR”) RSUs whereby the vesting is based on TSR measured relative to a Capital Markets Peer Group of companies (see below for listing of companies) over the three-year period and 50% of the performance-based RSUs were awarded as Operating Return on Net Assets (“ORONA”) RSUs whereby the vesting is based on three-year average annual ORONA. The targets applying for the TSR measure are as follows:

Performance Metric	Below threshold (0% vesting)	Threshold (25% vesting)	Target (100% vesting)	Maximum (200% vesting)
TSR percentile ranking	<35th percentile	35th percentile	50th percentile	65th percentile
The Capital Markets Peer Group used for the TSR performance condition includes the following companies: Cabot Corporation (CBT); Ferro Corporation (FOE); GCP Applied Technologies Inc. (GCP); H.B. Fuller Company (FUL); Iluka Resources Limited (ILU.AX); Innophos Holdings, Inc. (IPHS); Koppers Holdings Inc. (KOP); Kraton Corporation (KRA); Kronos Worldwide, Inc. (KRO); Minerals Technologies Inc. (MTX); Orion Engineered Carbons, S.A. (OEC); Quaker Chemical Corporation (KWR); Rayonier Advanced

DIRECTORS REMUNERATION REPORT
Materials Inc. (RYAM); Synthomer PLC (SYNT.L), The Chemours Company (CC); U.S. Silica Holdings, Inc. (SLCA); and Venator Materials PLC (VNTR) Since the award grant date, Innophos Holdings, Inc. was acquired in 2020 and therefore, the Capital Markets Peer Group will exclude the results of this company for purposes of determining the final payout.
The ORONA performance measure has been set with relevant Threshold, Target and Maximum target levels; however, the actual targets are not being disclosed at the current time due to these being considered by the Company to be commercially sensitive. For Threshold, Target, and Maximum ORONA performance, the corresponding ORONA payout percentages are 25%, 100% and 200%, respectively.
The number of performance-based RSUs awarded has been calculated based on the LTIP award amount divided by the grant date closing price (NYSE closing price on February 6, 2020 of $8.46). The face value is calculated based on the number of RSUs awarded multiplied by the grant date closing price (NYSE closing price on February 6, 2020 of $8.46).
Dividend equivalents on both performance-based RSU awards are accumulated and paid only when the RSUs vest. Dividends equivalents will not be paid in the event that such RSUs do not vest and will not be paid on above target performance-based RSUs that vest.
(3)
Subject to a service condition and cliff vest on March 5, 2023. This RSU grant was awarded as part of Messrs. Turgeon’s and Romano’s interim compensation for their appointment as Interim Co-CEO on December 27, 2020. Messrs. Turgeon and Romano did not serve as members of the Board of Directors in 2020. The number of time-based RSUs awarded has been calculated based on the LTIP award dollar amount divided by the grant date closing price (NYSE closing price on December 28, 2020 of $14.38). The face value is calculated based on the number of RSUs awarded multiplied by the grant date closing price (NYSE closing price on December 28, 2020 of $14.38). Dividend equivalents will be accrued on all RSUs until the units vest and will be paid at that time.

(4)
Subject to a service condition and cliff vested on June 24, 2020 (the date of the 2020 annual general meeting (AGM) of shareholders). This pro-rated RSU stub period grant was awarded as part of the transition plan to move the grant date from end of January to the date of the Company’s AGM (typically held in May) for those Board members who were up for re-election at the Company’s AGM on June 24, 2020. The number of RSUs awarded has been calculated based on the pro-rated annual equity value divided by the average closing price for the first 10 trading days of January 2020 of $11.24. The face value is calculated based on the number of RSUs awarded multiplied by the grant date NYSE closing price on January 29, 2020 of $9.44. Dividend equivalents will be accrued on all RSUs until the units vest and will be paid at that time.

(5)
Subject to a service condition and cliff vest on the earlier of (a) the date of the next AGM (anticipated to be May 5, 2021) or (b) May 31 of the year following the grant date. The number of RSUs awarded has been calculated based on $150,000 divided by the ten (10) trading day average closing price prior to the grant date of $7.42. The face value is calculated based on the number of RSUs awarded multiplied by the grant date NYSE closing price on June 24, 2020 of $6.84. Dividend equivalents will be accrued on all RSUs until the units vest and will be paid at that time.

(6)
Subject to a service condition and cliff vests the earlier of (a) the conclusion of the interim CEO period or (b) June 28, 2021. This RSU grant was awarded as part of Mr. Kaufthal’s interim compensation for his appointment as Interim COB on December 27, 2020. The number of time-based RSUs awarded has been calculated based on the award dollar amount divided by the grant date closing price (NYSE closing price on December 28, 2020 of $14.38). The face value is calculated based on the number of RSUs awarded multiplied by the grant date closing price (NYSE closing price on December 28, 2020 of $14.38). Dividend equivalents will be accrued on all RSUs until the units vest and will be paid at that time.

(7)	Messrs. Hines and Himan retired from the Board on the date of the 2020 AGM (June 24, 2020).
Directors’ shareholdings and share interests
The following is provided on an audited basis.
Director	Shares held outright	Outstanding time-based RSUs	Outstanding performance- based RSUs	Total holding of shares and share interests
Jeffry N. Quinn	239,892	445,513	739,736	1,425,141
Jean-Francois Turgeon	365,677	155,789	298,901	820,367
John D. Romano	379,927	143,222	227,504	750,653
Ilan Kaufthal	205,901	30,646	NA	236,547
Mutlaq Al-Morished	15,368	20,215	NA	35,583
Vanessa Guthrie	15,857	20,215	NA	36,072
Peter Johnston	91,068	20,215	NA	111,283
Ginger M. Jones	44,513	20,215	NA	64,728
Stephen Jones	15,857	20,215	NA	36,072
Moazzam Khan	11,547	20,215	NA	31,762
Sipho Nkosi	98,841	20,215	NA	119,056
Andrew P. Hines[2]	165,126	—	NA	165,126
Wayne A. Hinman[2]	158,865	—	NA	158,865
Notes:
(1)
The share interests of the CEO, Interim Co-CEOs and Non-Executive Directors at December 31, 2020 (together with interests held by his or her connected persons) are set out in the table above. The HRCC has implemented shareholding guidelines of 5x base salary for the CEO, 3x base salary for other Executive Officers, and 5x BOD cash retainer for the Non-Executive Directors. As of December 31,

DIRECTORS REMUNERATION REPORT
2020, both Mr. Turgeon and Mr. Romano were subject to shareholding guidelines of 3x base salary. As of December 31, 2020, Messrs. Quinn, Turgeon, and Romano have met their shareholding guidelines. For Non-Executive Directors, all have achieved their shareholding guideline except for Ms. Guthrie (52% of guideline level), Mr. Jones (52% of guideline level), Mr. Al-Morished (51% of guideline level) and Mr. Khan (44% of guideline level).
(2)	Messrs. HInes and Hinman retired from the Board on June 24, 2020. Share interests are as of June 24, 2020.
Payments for loss of office and to past Directors
The following is provided on an audited basis.
There were no payments for loss of office or payments to past Directors made in 2020. However, two directors, Mr. Hines and Mr. Hinman, retired from the Board on June 24, 2020, at which time each of their unvested equity (3,609 time-based RSUs) that were normally scheduled to vest on that date vested and corresponding accrued dividend equivalents totalling $505 were paid to each of them. In addition, each received a cash payment in lieu of a pro-rated annual equity award value ($20,082) to cover the period from May 7, 2020 to June 24, 2020.
Shareholder voting on remuneration matters
The Remuneration Policy was last approved for the year ended December 31, 2019 at the AGM held on June 24, 2020, the voting outcome of which was:
	Votes for and Discretionary	Votes Against	Total Votes	Abstain	Broker Non-Votes
U.K. directors’ remuneration policy	120,418,065	540,297	120,958,362	170,816	11,224,873
	99.55%	0.45%	100.00%
At last year’s AGM (June 24, 2020), the UK statutory Directors’ Remuneration Report received the following votes from shareholders:
	Votes for and Discretionary	Votes Against	Total Votes	Abstain	Broker Non-Votes
U.K. directors' remuneration report	120,332,315	621,702	120,954,017	175,161	11,224,873
	99.49%	0.51%	100.00%
Information not required to be audited
Performance graph and CEO remuneration table
The graph below presents the investment performance of the Company’s shares relative to the S&P 400 Mid Cap Chemicals, S&P 400 Materials, and S&P 500 indices for the period from the effective date of the re-domiciliation of the Company as a UK public limited company on March 27, 2019. In the opinion of the Board, these indices represent the appropriate broad indices against which the total shareholder return of the Company should be measured for the purposes of the UK reporting requirements and is consistent with what is disclosed in our Annual Report.

DIRECTORS REMUNERATION REPORT

For comparison with the performance graph above, the table below sets out the following in relation to total compensation for the CEO over an equivalent period:
•	the total remuneration as reported in the single figure table;
•	the bonus paid as a percentage of the maximum opportunity; and
•	the proportion of long-term incentive awards meeting performance targets and vesting as a percentage of the maximum possible number of awards that could have vested.

DIRECTORS REMUNERATION REPORT
Year	Name	Single figure $	Bonus Paid (As % of max)	LTI (% of max)[1]
2020	Jeffry N. Quinn[2]	$6,503,768	75%	19.9%
2019	Jeffry N. Quinn	$2,461,789	50%	—
(1)
Jeffry N. Quinn did not hold any LTIs with a performance measurement period ending in the 2019 financial year. A portion of his LTI that was granted on February 8, 2018 with a performance measurement period ending in the 2020 financial year, vested at 39.7% of target or 19.9% of maximum.

(2)
Jeffry N. Quinn commenced a leave of absence on December 27, 2020, after which he continued to receive his salary and remain bonus eligible through December 31, 2020. Also on December 27, 2020, two Interim Co-CEOs were appointed, Messrs. Turgeon and Romano (neither of which served as a member of the Board of Directors in 2020) and next year’s disclosure will include details as such.

The performance graph and CEO table will build up over time to ultimately show a 10-year history of pay-performance alignment.
Percentage change in pay of directors and employees
The table below shows the percentage change in each executive and non-executive director’s pay compared with the average change for all employees of the parent company for the year ending December 31, 2020. Going forward, this disclosure will build up over time to cover a rolling five year period.
	% Change from 2019 to 2020
	Salary/Fees[1]	Benefits[2]	Bonus
Jeffry N. Quinn	40.1%	55.0%	65.0%

Ilan Kaufthal	38.4%	(63.4%)	N/A
Mutlaq Al-Morished	37.9%	171.8%	N/A
Vanessa Guthrie	31.4%	(32.2%)	N/A
Peter Johnston	33.3%	(63.0%)	N/A
Ginger M. Jones	39.6%	(52.1%)	N/A
Stephen Jones	32.6%	(4.6%)	N/A
Moazzam Khan	37.9%	70.2%	N/A
Sipho Nkosi	33.0%	(57.7%)	N/A
Andrew P. Hines[3]	(15.5%)	(97.3%)	N/A
Wayne A. Hinman[3]	(11.9%)	(92.2%)	N/A

Average employees	3.9%	7.2%	39.9%
(1)
For the CEO and non-executive directors, 2019 salary/fees reflect pro-rated amounts for March 27, 2019 (the date of the Company’s re-domicile to the UK) to December 31, 2019, whereas 2020 reflects a full year. The CEO received a tax equalization payment in 2020 and no such payment in 2019. For average employees, both 2019 and 2020 reflect full years.

(2)
For the CEO and non-executive directors, 2019 benefits reflect pro-rated amounts for March 27, 2019 (the date of the Company’s re-domicile to the UK) to December 31, 2019, whereas 2020 reflects a full year. Messrs. Hines and Hinman received tax equalization payments in 2019 and no such payments in 2020. For average employees, both 2019 and 2020 reflect full years.

(3)	Messrs. Hines and Hinman retired from the Board on June 24, 2020.
CEO to employee pay ratio
The table below sets out the ratio between the total pay of the CEO and the total pay of the UK-based employees at the 25th, 50th (median) and 75th percentiles of the UK workforce.
Year	Method	25th percentile Pay Ratio	50th percentile Pay Ratio	75th percentile Pay Ratio
2020	C	104:1	84:1	71:1
2019	C	72:1	43:1	37:1

DIRECTORS REMUNERATION REPORT
As allowed for under method C of the UK reporting requirements, the 25th, 50th and 75th percentile ranked individuals have been identified from the UK sub-set of our global employee data set used for determining the CEO pay ratio for U.S. disclosure purposes. The global data set includes annual total compensation paid information for all employees on our payrolls as of December 31 of the respective calendar year. Annual total compensation paid generally includes an employee’s gross income, including wages, overtime, bonuses and other cash incentives paid during 2020, allowances, employer retirement contributions, benefits, and equity vests. We then convert these amouts paid in local currencies to U.S. dollars by applying the exchange rate as of December 31. We annualize the amounts for our new and mid-year hires and for those employees on unpaid leave for any period of time during the respective measurement period. We then extract the UK employee data, sort the annual total compensation paid for each employee from lowest to highest and identified the employees who were paid the 25th, 50th and 75th percentile. This methodology was deemed to be the most reasonable, consistent, and practical approach to identifying the relevant individuals for the purposes of this disclosure. Once the three employees were identified, we determined the breakdown of pay elements (salary, employer paid benefits and employer retirement contributions that reflect the time period from January 1, 2020 to December 31, 2020), backed out the 2019 bonus paid in 2020 and added the 2020 bonus paid in 2021. The day by reference to which the 25th, 50th and 75th percentile employees were determined was December 31, 2020. The CEO pay figure is the total remuneration figure as set out in the single figure table within this report and equivalent figures (on a full-time equivalent basis) have been calculated for the relevant 25th, 50th and 75th percentile employees as described above. The 2020 CEO pay figure is based on Mr. Quinn’s pay for 2020. Mr. Quinn commenced a leave of absence on December 27, 2020, after which he continued to receive his salary and remain bonus eligible through December 31, 2020. Also, on December 27, 2020, two Interim Co-CEOs were appointed, Messrs. Turgeon and Romano, neither of which served as a member of the Board of Directors in 2020. The 2019 CEO pay figure reflects compensation from March 27, 2019 (the date of the Company’s re-domicile to the UK) to December 31, 2019. The HRCC is comfortable that the resulting calculations are representative of pay levels at the respective quartiles.
The table below shows the breakdown of remuneration for each percentile employee used to calculate the CEO to employee pay ratios.
	Salary			Total Pay and Benefits[1]
Year	25th percentile	50th percentile	75th percentile	25th percentile	50th percentile	75th percentile
2020	$39,733	$62,104	$61,471	$62,754	$77,305	$92,108
(1)	Total Pay and Benefits figures include salary, employer medical contributions, retirement contributions, and full 2020 annual bonus payout.
Relative importance of spend on pay
The following table sets out the percentage change in dividends, share buy-backs, and remuneration paid to or receivable by all employees in the financial year being reported compared with the previous year.
	2020 $m	2019 $m	% change
Distribution to shareholders by way of dividends	$40.0	$27.0	48.1%[1]
Distribution to shareholders by way of share buy-back	Nil	$288.0	—100.0%[2]
Remuneration paid to or receivable by all employees	$371.4	$341.4	8.8%[3]
(1)	Reflects increase in quarterly dividends paid per share from $0.045 to $0.07 commencing with the March 2020 dividend payment to shareholders.
(2)	Reflects no share buy-backs during 2020.
(3)	Increase primarily due to the acquisition of Cristal in April 2019.
The Group has not made any other significant distribution and payments or other uses of profit or cashflow deemed by the directors to assist in understanding the relative importance of spend on pay.

DIRECTORS REMUNERATION REPORT
Consideration by the Human Resources and Compensation Committee of matters relating to Executive Directors’ remuneration and the Governance and Nominating Committee of matters relating to Non-Executive Directors’ remuneration
The HRCC is responsible for overseeing the remuneration of the pay of the Executive Directors while the G&N Committee oversees the pay of the Non-Executive Directors. The current members of the HRCC are Stephen Jones (Chairman), Peter Johnston, Ginger Jones, and Sipho Nkosi.
The members of the HRCC have no personal financial interest, other than as shareholders, in matters to be decided, and no potential conflicts of interest arising from cross-directorships. The members of the HRCC are all independent Directors and have no day to day involvement in running the business.
The HRCC Committee Chair, with input from the other committee members, directs the agenda for each committee meeting and seeks input from management and the HRCC’s independent compensation consultants.
The HRCC retained Frederic W. Cook & Co, Inc. (“FW Cook”) as its external independent compensation consultant to the HRCC and FIT Remuneration Consultants LLP (FW Cook’s associated firm in the UK) to assist with UK related issues. The HRCC has determined that both consulting firms are independent. The compensation consultants provide no other services to the Company and accordingly are considered to be independent by the HRCC and to provide independent and objective advice.
Fees paid to the HRCC’s external compensation consultants with respect to 2020 were approximately $244,100 to FW Cook and approximately $32,125 to FIT Remuneration Consultants LLP, such fees being charged on the firms’ standard terms of business for advice provided.
Implementation of policy for fiscal year 2021
Details of how the Policy will be implemented with respect to the Executive Director for fiscal year 2021 is set out in the table below:
Executive Director (Co-CEOs only)
Base salary
As Interim Co-CEOs, Messrs. Turgeon and Romano each receive a $25,000 per month stipend for such role during the interim Co-CEO period.

Upon appointment as Co-CEOs and Directors, both Messrs. Turgeon and Romano will receive a salary of $900,000.

AIP
As Interim Co-CEOs, Messrs. Turgeon and Romano will each receive a one-time bonus of $500,000 upon the completion of the Interim Co-CEO period.

Upon appointment as Co-CEOs and Directors, both Messrs.Turgeon and Romano will have an AIP target percentage of 100% of salary.

The HRCC’s approach for the 2021 AIP will be substantially the same as for the 2020 AIP. Measures for 2021 will be based 80% on overall Tronox results and 20% on individual performance. The only changes to the AIP for 2021 include two changes to the performance metrics that make up the 80% weighting of Overall Tronox results. The changes to the Overall Tronox performance metrics included decreasing the weighting on safety from 20% to 15% and adding a environmental sustainability metric (reduction in tons of CO2 emssions per ton of production) with a weighting of 5%.The threshold level of performance will pay 50% of target and achieving maximum performance will pay 200% of target. Further details of the measures and targets will be set out in next year’s Directors’ Remuneration Report to the extent the information is not considered to be commercially sensitive at that time.

DIRECTORS REMUNERATION REPORT
LTI
Upon appointment as Co-CEOs and Directors, both Messrs.Turgeon and Romano will have a LTIP target amount of $2,200,000 annually.

Consistent with 2020, awards in 2021 will be made as a mix of 50% time-based and 50% performance-based RSUs and the target LTI award amount. The February 2021 LTI award is structured as follows:

• Time-based RSUs: subject to a service condition and normally vesting in three equal installments each March 5 commencing on the March 5 after the year of grant.

• Performance-based RSUs: subject to performance measures and a service condition and normally vesting shortly after the end of the performance period. Performance measures in 2020 will be as follows:

 – 50% of performance-based RSUs: based on Total Shareholder Return measured relative to a Capital Markets Peer Group of companies. There is a threshold to maximum vesting range of 25% to 200% of the initial target number of units based on the level of actual performance achievement.

 – 50% of performance-based RSUs: based on a Average Annual Return on Invested Capital (“ROIC”) over a three-year period. There is a threshold to maximum vesting range of 25% to 200% of the initial target number of units with ROIC targets established for threshold, target, and maximum vesting levels.

Pension (retirement plan) and benefits
Mr. Turgeon and Romano both participate in the U.S. Savings Plan and Savings Restoration Plan. Mr. Romano participates in the Qualified retirement plan. Details of these pension arrangements and benefits are set out in the Executive Directors’ Remuneration Policy Table. With regard to pension and benefits arrangements no material changes are anticipated for 2021.

DIRECTORS REMUNERATION REPORT
Non-Executive Directors
Fees
There were no changes to Non-Executive Director compensation for 2021, except for additional cash compensation and an equity award for Ilan Kaufthal, whose appointment by the Board on December 27, 2020, as Interim Chairman of the Board coincided with the Chairman and CEO’s commencement of a leave of absence. [On [insert date], he was then subsequently appointed Chairman of the Board on a permanent basis.] All other fees and equity award levels remained the same as 2020.

Fees for 2021, are:

 • Board annual fee: $75,000

 • Non-Executive Chairman annual fee (in addition to Board annual fee): $120,000

 • A Lead Independent Director (in the situation whereby the Chairman of the Board role is held by an executive of the Company) will receive an additional annual retainer of $50,000

 • Audit Committee chairman: $50,000 (in addition to Board annual fee)

 • HRCC chairman: $20,000 (in addition to Board annual fee)

 • Corporate Governance and Nominating Committee chairman: $20,000 (in addition to Board annual fee)

 • Audit Committee, HRCC, Corporate Governance and Nominating Committee members: $15,000 (per Committee; in addition to Board annual fee; and only where not serving as chairman of the Committee)

As Interim Chairman of the Board and then subsequently appointed Chairman of the Board on a permanent basis, the Board adjusted Mr. Kaufthal’s compensation package as follows:

 • Increased his annual retainer of $50,000 (as Lead Director) by $70,000 to equal the annual retainer for the role of non-executive Chairman of the Board ($120,000).

 • Added a monthly cash stipend of $15,000 for the additional work he has assumed mentoring and coaching the Co-CEOs until they are established in their roles (to be evaluated quarterly by the Board).

DIRECTORS REMUNERATION REPORT

Equity-based awards
As in 2020, Non-Executive Directors will also receive an equity grant of time-based RSUs with a face value of $150,000. Commencing in 2019 and going forward, RSUs will be granted on the date of the annual general meeting of shareholders and vest the earlier of: a) the date of the next annual general meeting of shareholders or b) May 31st of the year following the grant date (assuming such individual is a board member at the time of vesting). Certain legacy Non-Executive Directors transitioned to this grant date and vesting schedule during 2020.

Signed on behalf of the Board of Directors by:
/s/ Stephen Jones
Stephen Jones, Chairman of the HRCC
/s/ Ilan Kaufthal
Ilan Kaufthal, Chairman of the G&N Committee

STATEMENT OF DIRECTORS RESPONSIBILITIES
Statement of directors' responsibilities in respect of the financial statements
The directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulation.
Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have prepared the group financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and parent company financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards, comprising FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland”, and applicable law). Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the group and parent company and of the profit or loss of the group and parent company for that period. In preparing the financial statements, the directors are required to:
•	select suitable accounting policies and then apply them consistently;
•
state whether applicable US GAAP have been followed for the group financial statements and United Kingdom Accounting Standards, comprising FRS 102, have been followed for the company financial statements, subject to any material departures disclosed and explained in the financial statements;

•	make judgements and accounting estimates that are reasonable and prudent; and
•	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group and parent company will continue in business.
The directors are also responsible for safeguarding the assets of the group and parent company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the group and parent company's transactions and disclose with reasonable accuracy at any time the financial position of the group and parent company and enable them to ensure that the financial statements and the Directors’ Remuneration Report comply with the Companies Act 2006 and, as regards the group financial statements, Article 4 of the IAS Regulation.
The directors are responsible for the maintenance and integrity of the parent company’s website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions
Directors’ confirmations
In the case of each director in office at the date the directors’ report is approved:
•	so far as the director is aware, there is no relevant audit information of which the company’s auditors are unaware; and
•
they have taken all the steps that they ought to have taken as a director in order to make themselves aware of any relevant audit information and to establish that the company’s auditors are aware of that information.

TRONOX HOLDINGS PLC

COMPANY INFORMATION
FOR THE YEAR ENDED 31 DECEMBER 2020
Directors
	J. Romano	Appointed 18 March 2021
	J. Turgeon	Appointed 18 March 2021
	J. Quinn	Resigned 18 March 2021
M. Al-Morished
V.Guthrie
	A. Hines	Resigned 24 June 2020
	W. Hinman	Resigned 24 June 2020
G. Jones
S. Jones
P. Johnston
I. Kaufthal
M. Khan
S. Nkosi

Secretary	J. Neuman

Company number	11653089

Registered office	Laporte Road Stallingborough, Grimsby
North East Lincolnshire
England, DN40 2PR

Independent Auditors	PricewaterhouseCoopers LLP
Chartered Accountants
3 Forbury Place 23 Forbury Road
Reading Berkshire
RG1 3JH
United Kingdom

Independent auditors’ report to the members of Tronox Holdings plc
Report on the audit of the company financial statements
Opinion
In our opinion, Tronox Holdings plc’s company financial statements:
•	give a true and fair view of the state of the company’s affairs as at 31 December 2020;
•
have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards, comprising FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland”, and applicable law); and

•	have been prepared in accordance with the requirements of the Companies Act 2006.
We have audited the financial statements, included within the Annual Report and Financial Statements (the “Annual Report”), which comprise: the company statement of financial position as at 31 December 2020; the company statement of changes in equity for the year then ended; and the notes to the financial statements, which include a description of the significant accounting policies.
Basis for opinion
We conducted our audit in accordance with International Standards on Auditing (UK) (“ISAs (UK)”) and applicable law. Our responsibilities under ISAs (UK) are further described in the Auditors’ responsibilities for the audit of the financial statements section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Independence
We remained independent of the company in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, which includes the FRC’s Ethical Standard, as applicable to listed entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements.
Our audit approach
Overview
Audit scope
•	The company is an England and Wales incorporated public company limited by shares and is registered and domiciled in England, United Kingdom.
•	The company’s principal activity is that of a holding company for Tronox Investment Holdings Limited.
Key audit matters
•	COVID-19
Materiality
•	Overall materiality: US$20,000,000 (2019: US$18,000,000) based on 0.98% of total assets.
•	Performance materiality: US$15,000,000.
The scope of our audit
As part of designing our audit, we determined materiality and assessed the risks of material misstatement in the financial statements.

Capability of the audit in detecting irregularities, including fraud
Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined in the Auditors’ responsibilities for the audit of the financial statements section, to detect material misstatements in respect of irregularities, including fraud. The extent to which our procedures are capable of detecting irregularities, including fraud, is detailed below.
Based on our understanding of the company and industry, we identified that the principal risks of non-compliance with laws and regulations related to breaches in respect of the Companies Act 2006, taxation and data protection, and we considered the extent to which non-compliance might have a material effect on the financial statements. We also considered those laws and regulations that have a direct impact on the preparation of the financial statements such as the Companies Act 2006. We evaluated management’s incentives and opportunities for fraudulent manipulation of the financial statements (including the risk of override of controls), and determined that the principal risks were related to posting inappropriate journal entries and management bias in accounting estimates or judgments (such as whether an impairment is required in relation to the intercompany receivable and investment in subsidiaries balances) to manipulate results. Audit procedures performed by the engagement team included:
•	Holding discussions with Tronox Holdings Plc’s Group management, which included consideration of known or suspected instances of noncompliance with laws and regulation and fraud;
•	Evaluation of management’s controls designed to prevent and detect irregularities;
•	Review of Board meeting minutes;
•	Challenging assumptions and judgements made by management in their significant accounting estimates and judgments;
•	Identifying and testing journal entries based on our risk assessment and evaluating whether there was evidence of management bias that represents a risk of material misstatement due to fraud; and
•	Incorporating elements of unpredictability into the audit procedures performed.
There are inherent limitations in the audit procedures described above. We are less likely to become aware of instances of non-compliance with laws and regulations that are not closely related to events and transactions reflected in the financial statements. Also, the risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion.
Key audit matters
Key audit matters are those matters that, in the auditors’ professional judgement, were of most significance in the audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) identified by the auditors, including those which had the greatest effect on: the overall audit strategy; the allocation of resources in the audit; and directing the efforts of the engagement team. These matters, and any comments we make on the results of our procedures thereon, were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

This is not a complete list of all risks identified by our audit.
Recoverability of intercompany receivable and investment in subsidiary balances, which was a key audit matter last year, is no longer included because of the lower risk of an impairment given that there are no impairment indicators existing this year and so a full impairment review was not required. Otherwise, the key audit matter below is consistent with last year.
Key audit matter	How our audit addressed the key audit matter
COVID-19

The ongoing global COVID-19 pandemic, including new strains of the virus, has adversely affected, and may continue to adversely affect the Group's business, financial condition and results of its operations. The Group has significant sales and manufacturing operations in the U.S., Europe, South Africa, Brazil, the Kingdom of Saudi Arabia and Australia, and each of these countries has been significantly affected by the outbreak and taken measures to try to contain it. These restrictive measures have adversely impacted, and may further adversely impact, the group's workforce and operations, the operations of their customers and vendors. Consequently, the impact of the virus has been considered for the purposes of impairment reviews of all assets.

The primary asset held by the parent company is an investment in, and an intercompany receivable balance with, Tronox group subsidiaries, which have a combined carrying value of US$1,811m as at 31 December 2020. Following the increase in share price during the year and the resultant market capitalisation of the group, an impairment trigger did not exist as of 31 December 2020 in respect of the investment and intercompany receivable balances.

We evaluated the directors’ assessment of whether an impairment indicator exists in relation to the investment and intercompany receivable balances.

We obtained and tested the mathematical accuracy and the key inputs to the calculation of the fair value. We found that management’s analysis was reasonable and did not identify any material misstatement as a result of the procedures performed.

We considered whether there were any further impacts of the pandemic on the financial statements and our audit and concluded that there were none.

Our procedures included reviewing the disclosures of the potential impact on the carrying value of the investment held and the intercompany receivable. We consider that management’s disclosures within the Annual Report and Financial Statements are appropriate.

How we tailored the audit scope
We tailored the scope of our audit to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole, taking into account the structure of the company, the accounting processes and controls, and the industry in which it operates.
As part of designing our audit, we determined materiality and assessed the risks of material misstatement in the financial statements. In particular, we looked at where the directors made subjective judgements, for example in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain. As in all of our audits we also addressed the risk of management override of internal controls, including evaluating whether there was evidence of bias by the directors that represented a risk of material misstatement due to fraud.
Materiality
The scope of our audit was influenced by our application of materiality. We set certain quantitative thresholds for materiality. These, together with qualitative considerations, helped us to determine the scope of our audit and the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and in evaluating the effect of misstatements, both individually and in aggregate on the financial statements as a whole.

Based on our professional judgement, we determined materiality for the financial statements as a whole as follows:
Overall company materiality	US$20,000,000 (2019: US$18,000,000).
How we determined it	0.98% of total assets
Rationale for benchmark applied
We believe that total assets are the primary measure used by shareholders in assessing the performance of the entity. The parent company is primarily a holding company with an investment in a subsidiary company.

We use performance materiality to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds overall materiality. Specifically, we use performance materiality in determining the scope of our audit and the nature and extent of our testing of account balances, classes of transactions and disclosures, for example in determining sample sizes. Our performance materiality was 75% of overall materiality, amounting to US$15,000,000 for the company financial statements.
In determining the performance materiality, we considered a number of factors - the history of misstatements, risk assessment and aggregation risk and the effectiveness of controls - and concluded that an amount at the upper end of our normal range was appropriate.
We agreed with those charged with governance that we would report to them misstatements identified during our audit above US$1,000,000 (2019: US$900,000) as well as misstatements below that amount that, in our view, warranted reporting for qualitative reasons.
Conclusions relating to going concern
Our evaluation of the directors’ assessment of the company’s ability to continue to adopt the going concern basis of accounting included:
•	Understanding and evaluating the group’s assessment of its going concern position.
•	Performing a risk assessment to identify factors that could impact the going concern basis of accounting, including the impact of Covid-19.
•
Evaluating the financial forecasts and the group’s stress testing of liquidity, including the severity of the downside scenarios that were used to support the going concern assumption and testing the mathematical accuracy of the model.

•	Testing the Group's compliance with all objectively determinable debt covenants.
•	Reading and evaluating the adequacy of the disclosures made in the financial statements in relation to going concern.
Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the company’s ability to continue as a going concern for a period of at least twelve months from when the financial statements are authorised for issue.
In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate.
However, because not all future events or conditions can be predicted, this conclusion is not a guarantee as to the company's ability to continue as a going concern.
Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report.
Reporting on other information
The other information comprises all of the information in the Annual Report other than the financial statements and our auditors’ report thereon. The directors are responsible for the other information. Our opinion on the financial statements does not cover the other information and, accordingly, we do not express an audit opinion or, except to the extent otherwise explicitly stated in this report, any form of assurance thereon.
In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If we identify an apparent material inconsistency or material misstatement, we are required to perform procedures to conclude whether there is a material misstatement of the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report based on these responsibilities.
With respect to the Strategic report and Directors' Report, we also considered whether the disclosures required by the UK Companies Act 2006 have been included.
Based on our work undertaken in the course of the audit, the Companies Act 2006 requires us also to report certain opinions and matters as described below.
Strategic report and Directors' Report
In our opinion, based on the work undertaken in the course of the audit, the information given in the Strategic report and Directors' Report for the year ended 31 December 2020 is consistent with the financial statements and has been prepared in accordance with applicable legal requirements.
In light of the knowledge and understanding of the company and its environment obtained in the course of the audit, we did not identify any material misstatements in the Strategic report and Directors' Report.
Directors’ Remuneration
In our opinion, the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006.
Responsibilities for the financial statements and the audit
Responsibilities of the directors for the financial statements
As explained more fully in the Statement of directors' responsibilities in respect of the financial statements, the directors are responsible for the preparation of the financial statements in accordance with the applicable framework and for being satisfied that they give a true and fair view. The directors are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, the directors are responsible for assessing the company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the company or to cease operations, or have no realistic alternative but to do so.
Auditors’ responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.
Our audit testing might include testing complete populations of certain transactions and balances, possibly using data auditing techniques. However, it typically involves selecting a limited number of items for testing, rather than testing complete populations. We will often seek to target particular items for testing based on their size or risk characteristics. In other cases, we will use audit sampling to enable us to draw a conclusion about the population from which the sample is selected.
A further description of our responsibilities for the audit of the financial statements is located on the FRC’s website at: www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditors’ report.
Use of this report
This report, including the opinions, has been prepared for and only for the company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.
Other required reporting
Companies Act 2006 exception reporting
Under the Companies Act 2006 we are required to report to you if, in our opinion:
•	we have not obtained all the information and explanations we require for our audit; or
•	adequate accounting records have not been kept by the company, or returns adequate for our audit have not been received from branches not visited by us; or
•	certain disclosures of directors’ remuneration specified by law are not made; or
•	the financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns.
We have no exceptions to report arising from this responsibility.
Other matter
We have reported separately on the group financial statements of Tronox Holdings plc for the year ended 31 December 2020.
/s/ PricewaterhouseCoopers LLP
Miles Saunders (Senior Statutory Auditor)
for and on behalf of PricewaterhouseCoopers LLP
Chartered Accountants and Statutory Auditors
Reading
18 March 2021

TRONOX HOLDINGS PLC

COMPANY STATEMENT OF FINANCIAL POSITION
	Notes	At 31 December 2020 $	At 31 December 2019 $
Fixed Assets
Tangible assets	4	—	152,823
Investments	5	526,120,001	526,120,001
Debtors: amounts falling due after one year	6	1,331,186,213	1,353,102,826
Related party receivable	7	131,079,654	—
Deferred tax benefit		—	241,160

Total fixed assets		1,988,385,868	1,879,616,810

Current Assets
Debtors: amounts falling due within one year	8	21,074,705	10,802,187
Receivables from related parties	7	625,000	—
Other receivables		1,367,422	859,498
Restricted cash	9	18,000,000	—
Cash and cash equivalents		3,351,211	341,878

Total current assets		44,418,338	12,003,563

Creditors falling due within one year	10	(96,653,194)	(11,694,684)
Net current (liabilities)/assets		(52,234,856)	308,879
Total assets less current liabilities		1,936,151,012	1,879,925,689
Creditors: amounts falling due after one year	11	(37,237,141)	(349,444)

Net assets		1,898,913,871	1,879,576,245

Capital and reserves
Called-up share capital	12	1,435,575	1,419,005
Share premium account	13	252,842,461	237,599,887
Retained earnings	14	1,591,107,605	1,594,393,056
Share based payment reserve	8	53,528,230	46,164,297

Total equity		1,898,913,871	1,879,576,245
As permitted by Section 408 of the Companies Act, 2006, the Company has elected not to present its own profit and loss account for the year. During the year ended 31 December 2020 and period ended 31 December 2019, the company reported a profit of $38,862,209 and $40,572,739 respectively. In addition, the company has taken advantage of the legal dispensation contained in Section 408 of the Companies Act 2006 allowing it not to publish a separate statement of the comprehensive income.
The notes on pages 40 to 60 are an integral are an integral part of the financial statements.
These financial statements on pages 38 to 60 were approved by the board of directors on 18 March 2021 and were signed on its behalf by:
Director
/s/ Ilan Kaufthal
Date 18 March 2021
Registered number 11653089

TRONOX HOLDINGS PLC

COMPANY STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 31 DECEMBER 2020
	Note	Share capital	Share premium	Retained earnings	Share based payment reserve	Total
		$	$	$	$	$
At 31 October 2018	—	—	—	—	—	—

Equity awards	8	613			46,164,297	46,164,910

Equity awards cancelled for taxes	8	(137)			—	(137)

Issuance of redeemable deferred Shares		16,440	—	—	—	16,440
						—
Shares issued on completion of redomicile	12	1,257,263	—	1,574,093,000	—	1,575,350,263

Shares issued on acquisition of Cristal	12	375,800	525,744,200	—	—	526,120,000

Shares repurchased	12	(214,534)	(288,144,313)			(288,358,847)

Cancellation of redeemable deferred shares		(16,440)	—	—	—	(16,440)
						—
Dividends	14	—	—	(20,272,683)	—	(20,272,683)
Profit for the period	14	—	—	40,572,739	—	40,572,739
At 31 December 2019		1,419,005	237,599,887	1,594,393,056	46,164,297	1,879,576,245

Equity awards	8	20,327	18,333,954		7,363,933	25,718,214

Equity awards cancelled for taxes	8	(3,757)	(3,091,380)	—		(3,095,137)

Dividends	14	—	—	(42,147,660)	—	(42,147,660)

Profit for the period	14	-	—	38,862,209	—	38,862,209
At 31 December 2020		1,435,575	252,842,461	1,591,107,605	53,528,230	1,898,913,871

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
1  Company Information
The company's principal activity is that of a holding company for Tronox Investment Holdings Limited whose main activities through its subsidiaries is the production and marketing of titanium bearing mineral sands and titanium dioxide (“TiO2”) pigment.
Tronox Holdings plc (referred to herein as “Tronox”, “the company”, “we”, ‘us” or “our”) is an England and Wales incorporated public company limited by shares and is registered in England and domiciled in the United Kingdom. The registered office is Laporte Road, Stallingborough, Grimsby, North Lincolnshire, England, DN40 2PR.
2  Accounting Policies
Basis of preparation of company financial statements
These financial statements have been prepared in compliance with United Kingdom Accounting Standards, including Financial Reporting Standard 102, “The Financial Reporting Standard applicable in the United Kingdom and the Republic of Ireland” (“FRS 102”) and the Companies Act 2006 and the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008.
The financial statements are prepared in U.S. Dollars ($), which is the functional currency of the company.
The financial statements have been prepared on a going concern basis, under the historical cost convention. The principal accounting policies and critical accounting estimates adopted are set out below.
The 2019 comparatives cover the period from 31 October 2018 (“being the date of incorporation”), to 31 December 2019 (“period”).
The company has taken advantage of the exemption in section 408 of the Companies Act from presenting its individual profit and loss account.
Exemptions for qualifying entities under FRS 102
In accordance with FRS 102, the company has taken advantage of the exemptions from the following disclosure requirements;
•	Section 7 ‘Statement of Cash Flows’ – Presentation of a Statement of Cash Flows and related notes and disclosure
•	Section 33 ‘Related Party Disclosures’ – Compensation for key management personnel
•	from disclosing the company key management personnel compensation, as required by FRS 102 paragraph 33.7
•
from disclosing share-based payment arrangements, required under FRS 102 paragraphs 26.18(b), 26.19 to 26.21 and 26.23, concerning its own equity instruments, as the company financial statements are presented with the consolidated financial statements and the relevant disclosures are included therein.

•	Certain financial instrument disclosures required under FRS 102 paragraphs 11.42, 11.44, 11.45, 11.47, 11.48(a)(iii), 11.48(a)(iv), 11.48(b), 11.48(c), 12.26, 12.27, 12.29(a), 12.29(b) and 12.29A.
The company is a holding company of Tronox Investment Holdings Limited which owns Tronox Limited, a company incorporated in Australia, whose financial statements are publicly available, Hong Kong Titanium Products Company Limited, Tronox Pigments (Holland) B.V. (Netherlands), Tronox UK Holdings Limited (UK) and Tronox Belgium bvba (Belgium). These financial statements present information about the company as an individual undertaking and not about its group. The consolidated financial statements of Tronox Holdings plc are filed with the United States Securities and Exchange Commission and are attached herein.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
2  Accounting Policies (Continued)
Going concern
At the time of preparing these financial statements, the directors have a reasonable expectation that the company has adequate resources to continue in operational existence for a period of at least 12 months from the date of these financial statements based on the operations and activities of its subsidiaries. The directors continue to adopt the going concern basis of accounting in preparing the financial statements.
The directors expect the company to continue to hold its investments in subsidiaries for the foreseeable future.
Investments
The investments are assessed for impairment at each reporting date and any impairment losses or reversals of impairment losses are recognized immediately in profit or loss.Investments in subsidiary are initially measured at cost and subsequently measured at cost less any accumulated impairment losses.
Financial instruments
The company has elected to apply the provisions of Section 11 ‘Basic Financial Instruments’ and Section 12 Other Financial Instruments Issues’ of FRS 102 to all of its financial instruments.
Financial instruments are recognised when the company becomes party to the contractual provisions of the instrument.
Financial assets and liabilities are offset, with the net amounts presented in the financial statements, when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously.
Impairment of financial assets
Financial assets are assessed for indicators of impairment at each reporting date.
Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows have been affected. The impairment loss is recognised in the Statement of Comprehensive Income.
Derecognition of financial assets
Financial assets are derecognised only when the contractual rights to the cash flows from the asset expire or are settled, or when the company transfers the financial asset and substantially all the risks and rewards of ownership to another entity, or if some significant risks and rewards of ownership are retained but control of the asset has transferred to another party that is able to sell the asset in its entirety to an unrelated third party.
Classification of financial liabilities and equity instruments
Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the company after deducting all of its liabilities.
Basic financial liabilities
Basic financial liabilities comprise amounts due to group undertakings that are repayable on demand and loans from group undertakings.
Amounts due to group undertakings that are repayable on demand are initially recognised at transaction price and subsequently measured at amortised cost, being transaction price less amounts settled.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
2  Accounting Policies (Continued)
Loans are initially measured at transaction price and are subsequently carried at amortised cost using the effective interest method. The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating the interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the debt instrument to the net carrying amount on initial recognition.
Derecognition of financial liabilities
Financial liabilities are derecognised when, and only when, the company’s contractual obligations are discharged, cancelled, or expire.
Equity instruments
Equity instruments issued by the company are recorded at the fair value of proceeds received, net of direct issue costs. Dividends payable on equity instruments are recognised as liabilities upon board approval of the declaration on the record holding date.
Foreign exchange
Transactions in currencies other than the functional currency (foreign currency) are initially recorded at the exchange rate prevailing on the date of the transaction.
Monetary assets and liabilities denominated in foreign currencies are remeasured at the rate of exchange ruling at the reporting date. Non-monetary assets and liabilities denominated in foreign currencies are translated at the rate ruling at the date of the transaction.
All remeasurements are taken to the Statement of Comprehensive Income.
Cash and cash equivalents balances
Cash balances represent cash held with a major bank. We maintain cash in bank deposit accounts that may exceed federally insured limits. The financial institutions where our cash is held are generally highly rated and we have a policy to limit the amount of credit exposure with any one institution. We have not experienced any losses in such accounts and believe we are not exposed to significant credit risk.
Taxation
Current taxation is provided at amounts expected to be paid (or recovered) using tax rates and laws that have been enacted or substantively enacted at the balance sheet date.
Deferred income tax is recognised on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the separate financial statements. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled. Deferred income tax assets are recognised only to the extent that it is probable that future taxable income will be available against which the temporary differences can be utilised.
Dividends
Dividend distributions to the Company’s shareholders are recognised as a liability in the Company’s financial statements in the period in which the dividends are approved.
Share based payments
Equity awards are granted to members of the board and to certain members of management. Equity awards granted to Board members vest ratably over approximate one-year period and are valued at the weighted average grant date fair value. Time based equity awards granted to management vest ratably over approximately 3-year period and are valued at the weighted average grant date fair value.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
2  Accounting Policies (Continued)
The company has an Integration Incentive Award program (“Integration Incentive Award”) established in connection with the Cristal acquisition, to certain executive officers and managers with significant integration accountability. RSU’s granted under this program will vest two years from the date the Cristal Transaction closed and based upon the achievement of established performance conditions.
Vesting of the performance-based awards is based on a relative Total Shareholder Return (“TSR”) calculation compared to a peer group performance over the applicable three-year measurement period. The Company’s three-year TSR versus the peer group performance levels determines the payout percentage.
We also have vesting of performance-based awards determined, for 50% of the award, based on Earnings per Share (“EPS”) growth, and the other 50%, based on Operating Return on Net Assets (‘ORONA”) over the applicable three-year measurement period. The combined results are then subject to a Total Shareholder Return (“TSR”) modifier calculation over the same three-year measurement period.
The TSR metric is considered a market condition for which we use a Monte Carlo simulation to determine the grant date fair value.
The share-based compensation expense for the Board members, management and company employees is recorded in the company’s statement of comprehensive Income. The shared based compensation expense of subsidiary employees is recorded in the respective subsidiaries.
Tangible assets
Tangible assets (net) are stated at cost less accumulated depreciation, and is depreciated over its estimated useful life using the straight-line method as follows:
Building improvements	4-5 years
Furniture and fixtures	3 years
Maintenance and repairs are expensed as incurred, except for costs of replacements or renewals that improve or extend the lives of existing properties, which are capitalized. Upon retirement or sale, the cost and related accumulated depreciation are removed from the respective account, and any resulting gain or loss is included in profit and loss account.
Impairment of non-financial assets
Annually, the Directors consider whether any events or circumstances have occurred which indicate that the carrying value of fixed investments may not be recoverable. If such circumstances do exist, a full impairment review is undertaken to establish whether the carrying amounts exceeds the recoverable amount, being the higher of fair value less costs of disposal or value in use. If this is the case, an impairment charge is recorded to reduce the carrying value of the related investment. The value in use is defined as the present value of the future cash flows expected to be derived.
3  Critical Accounting Judgements, Estimates and Assumptions
Impairment of subsidiary
Consistent with our policy stated in Note 1 “Impairment of non-financial assets”, we continue to evaluate investments in subsidiary for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. As part of our impairment analysis, we make assumptions and estimates regarding future market conditions and estimation of free cash flows. To the extent actual results do not meet our estimated assumptions, we may take an impairment loss in the future. If impairment triggers are present at year end, we perform an analysis based on the fair value and/or value in use models. Fair value is generally calculated by examining the market capitalization plus a control premium acceptable for accounting purposes, which is a management estimate. The key assumptions used include control premium, discount rate and free cash flows. There were no impairment triggers present at year end.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
4  Tangible assets
There was no depreciation expense recorded in the profit and loss for the year ended 31 December 2020 (2019: $25,180).
	Building Improvements	Furniture and Fixtures	Total
	$	$	$
Cost
At 1 January 2020	132,162	45,841	178,003
Disposal	(132,162)	(45,841)	(178,003)
At 31 December 2020	—	—	—

Accumulated depreciation
At 1 January 2020	17,860	7,320	25,180
Disposal	(17,860)	(7,320)	(25,180)
At 31 December 2020	—	—	—

Net book value
At 31 December 2020	—	—	—
At 31 December 2019	114,302	38,521	152,823
5  Investments
This represents the carrying amount of the company’s investment in Tronox Investment Holdings Limited.
$

Cost or valuation at 27 March 2019	1,575,350,252
Contribution of Tronox Limited shares to Tronox Investments Holdings Limited in exchange for a note receivable	(1,575,350,251)
Contribution of promissory note to Tronox Investment Holding Limited in exchange for shares issued	488,540,000
Additional shares issued upon acquisition of Cristal(i)	37,580,000
At 31 December 2020 and 2019	526,120,001
(i)	This represents a change in the Cristal acquisition price for the value of the ordinary shares from $13 per share to $14 per share.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
5  Investments(Continued)
The extent of the company’s ownership in its various entities and equity-accounted investees, as a result of its investment in its subsidiary,Tronox Investment Holdings Limited, and their principal activities as of 31 December 2020 are as follows:
Tronox Holdings plc Subsidiaries
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Bemax Sales Pty Ltd	50% owned by Peregrine Mineral Sands Pty Ltd; 25% owned by Imperial Mining (Aust) Pty Ltd; 25% owned by Probo Mining Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cable Sands (WA) Pty Ltd	50% owned by Cable Sands Holdings Pty Ltd; 50% owned by Cable Sands Investments Pty Ltd	Australia	Mining Tenement; Holds Cable Sands JV	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cable Sands Holdings Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cable Sands Investments Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cable Sands Pty Ltd	50% owned by Cable Sands Holdings Pty Ltd; 50% owned by Cable Sands Investments Pty Ltd	Australia	Mining Tenement; Holds Cable Sands JV	Lot 962 Koombana Drive Bunbury WA 6230 Australia

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
5  Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Coffs Harbour Rutile Pty Ltd	95.3% owned by Kathleen Investments (Australia) Pty Ltd; 4.7% owned by Nissho Iwai Mineral Sands (Australia) Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cristal Inorganic Chemicals Switzerland Ltd.	100% owned by Tronox Investments Netherlands BV	Switzerland	Holding company	Zugerstrasse 76B, 6340 Baar, Switzerland

Cristal Metals LLC	100% owned by Tronox US Holdings Inc.	Delaware, USA	Holding company	CSC, 251 Little Falls Drive, Wilmington, Delaware 19808

Hawkins Point LLC	100% owned by Tronox LLC	Delaware, USA	Holding company	CSC, 251 Little Falls Drive, Wilmington, Delaware 19808

Hong Kong Titanium Products Company Limited	100% owned by Tronox Investment Holdings Limited	Hong Kong	Holding company	Unit 417, 4th Floor, Lippo Centre, Tower Two, No. 89 Queensway, Admiralty, Hong Kong

Imperial Mining (Aust) Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Jiangxi Tikon Titanium Products Company Limited	100% owned by Hong Kong Titanium Products Company Limited	China	Operating company	No. 4, Antang Road, Fubei Town, Linchuan District, Fuzhou City, Jiangxi Province China

Kathleen Investments (Australia) Pty Ltd	100% owned by Nissho Iwai Mineral Sands (Australia) Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
5  Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Millennium Inorganic Chemicals Holdings Brasil Ltda.	99.99% owned by Tronox Investments Netherlands BV; 0.01% owned by Tronox International BV	Brazil	Holding company	Est. BA 099, KM 20 – Bairro Abrantes – Camaçari, BA – CEP 42840-000 Brazil

Millennium Inorganic Chemicals Le Havre SAS	100% owned by Millennium Inorganic Chemicals SAS	France	Holding company	Route du Pont VII, 76600 Le Havre, France

Millennium Inorganic Chemicals Overseas Holdings	100% owned by Tronox UK Holdings Limited	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Millennium Inorganic Chemicals SAS	100% Tronox Pigment UK Limited	France	Holding company	95 rue du Général de Gaulle - 68800 Thann, France

Millennium Inorganic Chemicals UK Holdings Limited	100% owned by Millennium Inorganic Chemicals Overseas Holdings	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Murray Basin Titanium Pty Ltd	50% owned by NIMSA Murray Basin Pty Ltd; 50% owned by Tronox Mineral Holdings Australia Pty Ltd	Australia	Mining Tenement; Holds Murray Basis JV	Lot 962 Koombana Drive Bunbury WA 6230 Australia

NIMSA Murray Basin Pty Ltd	100% owned by Coffs Harbour Rutile Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Nissho Iwai Mineral Sands (Australia) Pty Ltd	50% owned by Cable Sands Holdings Pty Ltd; 50% owned by Cable Sands Investments Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
5  Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Peregrine Gold Mining Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Peregrine Mineral Sands Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Pooncarie Operations Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Probo Mining Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Rutile and Zircon Mines (Newcastle) Pty Ltd	100% owned by Coffs Harbour Rutile Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

RZM Pty Ltd	100% owned by Coffs Harbour Rutile Pty Ltd	Australia	Mining Tenement; Holds Bayfield JV	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Shanghai Millennium Chemicals Trading Limited	100% owned by Tronox Pigment Bunbury Ltd	China	Sales company	Room 817, 8 Huajing Road, China (Shanghai) Pilot Free Trade Zone

Tific Pty. Ltd.	100% owned by TiO2 Corporation Pty Ltd	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

TiO2 Corporation Pty Ltd	100% owned by Tronox Australia Pty Ltd	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Titanium Technology (Australia) Pty Ltd	100% owned by Coffs Harbour Rutile Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Tronox Australia Holdings Pty Limited	100% owned by Tronox Global Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
5  Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Tronox Australia Pigments Holdings Pty Limited	100% owned by Tronox Global Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Australia Pty Ltd	100% owned by Tronox Holdings (Australia) Pty Ltd	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Australind Pty Ltd	100% owned by Tronox Limited	Australia	Holding company	Lot 350 Old Coast Road Australind Western Australia 6233

Tronox Belgium bvba	99.99% owned by Tronox Investment Holdings Limited; 0.01% owned by Millennium Inorganic Chemicals Overseas Holdings	Belgium	Operating company (Willebroek)	23 Avenue Marnix 5th floor, 1000 Brussels Belgium

Tronox Finance LLC	100% owned by Tronox Global Holdings Pty Limited	Delaware, USA	2026 bond issuer	CSC, 251 Little Falls Drive, Wilmington, Delaware 19808

Tronox Finance plc	100% owned by Tronox UK Holdings Limited	United Kingdom	2025 bond issuer	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox France SAS	100% owned by Millennium Inorganic Chemicals SAS	France	Operating company	95 rue du Général de Gaulle - 68800 Thann, France

Tronox Global Holdings Pty Limited	100% owned by Tronox Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Holdings (Australia) Pty Ltd	100% owned by Tronox Pigments Australia Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
5  Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Tronox Holdings Coöperatief U.A.	100% owned by Tronox Global Holdings Pty Limited	Netherlands	Holding company	Lot 22 Mason Road Kwinana Beach Western Australia 6167

Tronox Holdings Europe C.V.	60.004% owned by Tronox Global Holdings Pty Limited; 39.996% owned by Tronox Limited	Netherlands	Holding company	Lot 22 Mason Road Kwinana Beach Western Australia 6167

Tronox Incorporated	100% owned by Tronox US Holdings Inc.	Delaware, USA	Holding company	CSC, 251 Little Falls Drive, Wilmington, Delaware 19808

Tronox India Private Limited	99% owned by Tronox Pigments (Holland) B.V.; 1% owned by Tronox Investments Netherlands BV	India	Employing entity for IT personnel	404, 4th Floor, Shangrila Plaza, Road No.2, Park View Enclave, Jubilee Hills, HYDERABAD, Hyderabad, Telangana, India, 500034

Tronox International BV	100% owned by Tronox Investment Netherlands BV	Netherlands	Holds CMA	Strawinskylaan 1543, Tower C, 15th floor, 1077XX Amsterdam

Tronox International Finance LLP	99% owned by Tronox UK Holdings Limited; 1% owned by Tronox Investment Holdings Limited	United Kingdom	Holding company	1 Bartholomew Lane London, United Kingdom, EC2N 2AX

Tronox Investment Holdings Limited	100% owned by Tronox Holdings plc	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox Investment Netherlands BV	100% owned by Tronox Pigments (Holland) B.V.	Netherlands	Holding company	Strawinskylaan 1543, Tower C, 15th floor, 1077XX Amsterdam

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
5  Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Tronox Investments UK Limited	100% owned by Millennium Inorganic Chemicals Overseas Holdings	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox Italy Srl	95% owned by Tronox Pigment UK Limited; 5% owned by Millennium Inorganic Chemicals Overseas Holdings	Italy	Sales company	Via Torino 61, 20123 – Milano (MI), Italia

Tronox Korea Ltd.	100% owned by Tronox Pigment UK Limited	South Korea	Sales company	6th Floor (Dohwa-dong, Ilsin Building), 38 Mapo-daero, Mapo-gu, Seoul, 04174

Tronox KZN Sands (Pty) Ltd	74% owned by Tronox Sands Holdings Pty Limited	South Africa	Operating company	River Falls Office Park Wild Pear Buildings 262 Rose Avenue Dooringkloof Centurion 0157 South Africa

Tronox Limited	100% owned by Tronox Investment Holdings Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox LLC	100% owned by Tronox Incorporated	Delaware, USA	Operating company (Hamilton)	CSC, 251 Little Falls Drive, Wilmington, Delaware 19808

Tronox Management Pty Ltd	100% owned by Tronox Global Holdings Pty Limited	Australia	Operating company; Tiwest (Kwinana)	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Mineral Holdings Australia Pty Ltd	100% owned by Tronox Limited	Australia	Holding company	Lot 962 Koombana Drive Bunbury Western Australia 6230

Tronox Mineral Sales Pty Ltd	100% owned by Yalgoo Minerals Pty. Ltd.	Australia	Dormant	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
5  Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Tronox Mineral Sands (Pty) Ltd	74% owned by Tronox Sands Holdings Pty Limited	South Africa	Operating company (Namakwa)	River Falls Office Park Wild Pear Buildings 262 Rose Avenue Dooringkloof Centurion 0157 South Africa

Tronox Mining Australia Ltd.	100% owned by Tronox Mineral Holdings Australia Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury Western Australia 6230

Tronox Pigment Bunbury Ltd	100% owned by Tronox Australind Pty Ltd	Australia	Operating company (Bunbury)	Lot 350 Old Coast Road Australind Western Australia 6233

Tronox Pigment UK Limited	100% owned by Millennium Inorganic Chemicals Overseas Holdings	United Kingdom	Operating company (Stallingborough)	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox Pigmentos do Brasil SA	72% owned by Millennium Inorganic Chemicals Holdings Brasil Ltda.	Brazil	Public company listed on Brazil Exchange	Rodovia BA-099, Km 20, Camaçari, BA 42829-710 Brazil

Tronox Pigments (Holland) B.V.	100% owned by Tronox Investment Holdings Limited	Netherlands	Operating company (Botlek)	Professor Gerbrandyweg 2 3197KK Botlek Rotterdam The Netherlands

Tronox Pigments (Netherlands) B.V.	100% owned by Tronox Holdings Coöperatief U.A.	Netherlands	Holding company	Lot 22 Mason Road Kwinana Beach Western Australia 6167

Tronox Pigments (Singapore) Pte. Ltd.	100% owned by Tronox Global Holdings Pty Limited	Singapore	Sales company	51 Goldhill Plaza 308900 Singapore

Tronox Pigments Australia Holdings Pty Limited	100% owned by Tronox Australia Pigments Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
5  Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Tronox Pigments Australia Pty Limited	100% owned by Tronox Pigments Australia Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Pigments LLC	100% owned by Tronox Global Holdings Pty Limited	Delaware, USA	Holding company	CSC, 251 Little Falls Drive, Wilmington, Delaware 19808

Tronox Pigments Pty Limited	100% owned by Tronox Global Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Port Durnford Mining (Pty) Ltd	100% owned by Tronox KZN Sands (Pty) Ltd	South Africa	Private company	Wild Pear Building River Falls Office Park, 262 Rose Avenue Dooringkloof, Centurion, Gauteng, 0157 South Africa

Tronox Sands Holdings Pty Limited	100% owned by Tronox Global Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Sands LLP	99% owned by Tronox Global Holdings Pty Limited; 1% owned by Tronox Limited	United Kingdom	Holding company	1 Bartholomew Lane London,United Kingdom, EC2N 2AX

Tronox Sands UK Holdings Limited	100% owned by Tronox Sands LLP	United Kingdom	Holding company	7 Albemarle Street, London, United Kingdom, W1S 4HQ

Tronox Saudi Industries Company	100% owned by Tronox UK Holdings Limited	Kingdom of Saudi Arabia	Operating company	Jeddah, Al Rabwah district, P.O. Box 13586 Jeddah 22514 Kingdom of Saudi Arabia

Tronox Titanium Holdings AS	100% owned by Tronox UK Holdings Limited	Norway	Holdings company	c/o Fred A Litsheim, Wikborg Rein Advokatfirma AS, Dronning Mauds gate 11, 0250 NO-OSLO

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
5  Investments(Continued)
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Tronox UK Holdings Limited	100% owned by Tronox Investment Holdings Limited	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox UK Limited	100% owned by Tronox UK Holdings Limited	United Kingdom	Holding company	1 Bartholomew Lane London, United Kingdom, EC2N 2AX

Tronox UK Merger Company Limited	100% owned by Tronox UK Holdings Limited	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox US Holdings Inc.	100% owned by Tronox UK Holdings Limited	Delaware, USA	Holding company	CSC, 251 Little Falls Drive, Wilmington, Delaware 19808

Tronox Western Australia Pty Ltd	100% owned by Tronox Global Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Worldwide Pty Limited	100% owned by Tronox Australia Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Yalgoo Minerals Pty. Ltd.	100% owned by TiO2 Corporation Pty Ltd	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia
6  Debtors: amounts falling due after one year
	At 31 December 2020 $	At 31 December 2019 $
Amounts owed by group undertakings Tronox Investment Holdings Limited
Total debtors due after one year from group undertakings	1,285,051,151	1,353,102,826
Interest receivable on note due from TIHL	46,135,062	—

	1,331,186,213	1,353,102,826
Debtor amounts due from the company’s subsidiary Tronox Investment Holdings Limited (“TIHL”) relate to the sale of Tronox Limited shares in exchange for a long-term note receivable.
Interest on unpaid principal accrues at a rate of 7% per annum. All outstanding principal and accrued interest is payable in full upon maturity of the note which is three calendar years from 27 March 2019.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
7  Receivables from related parties
On May 9, 2018, one of the company’s subsidiary entered into an Option Agreement with Advanced Metal Industries Cluster (“AMIC”) which is owned equally by Tasnee and Cristal. Under the terms of the Option Agreement, AMIC granted us an option (the “Option”) to acquire 90% of a special purpose vehicle (the “SPV”) which will hold AMIC’s ownership in a titanium slag smelter facility (the “Slagger”) located in The Jazan City for Primary and Downstream Industries in KSA.
Pursuant to the Option Agreement, we agreed to lend AMIC up to $125 million for capital expenditures and operational expenses intended to facilitate the start-up of the Slagger (the “Tronox Loans”). Such funds were drawn down by AMIC and the SPV, as applicable, on a quarterly basis as needed based on a budget reflecting the needs of the Slagger start-up. For the year ended 31 December 2020, we have loaned $36 million for capital expenditures and operational expenses to facilitate the startup of the Slagger. This brings the total amount that we have lent under the Tronox Loans to equal to the $125 million maximum amount that we agreed to lend. At 31 December, 2020, we have recorded the $125 million loan and related interest of $6 million within “related party receivable” under fixed assets. The Option did not have a significant impact on the financial statements as of or for the periods ended December 31, 2020. If the Option Criteria are met and Cristal exercises the Put or we exercise the Option, AMIC will also contribute the Tronox Loans to the SPV before we acquire a 90% ownership in it.
Additionally, on May 13, 2020, we amended a Technical Services Agreement that we had entered with AMIC on March 15, 2018, to add project management support services. Under this arrangement, AMIC and its consultants are still responsible for engineering and construction of the Slagger while we provide technical advice and project management services including supervision and management of third party consultants intended to satisfy the Option Criteria. As compensation for these services, Tronox receives a monthly management fee of $625,000 which is recorded within “related party receivable” under current assets. The monthly management fee is subject to certain success incentives if and when the Slagger achieves the Option Criteria. The balance as of 31 December, 2020 represents the December technical service fee due from AMIC.
8  Debtors: amounts falling due within one year
	At 31 December 2020 $	At 31 December 2019 $
Intercompany receivable
Payments on behalf of other group companies	12,314,090	—
Shared based compensation	8,760,615	10,802,187
	21,074,705	10,802,187
Shared based compensation represents amounts receivable from subsidiaries for equity awards granted to employees in the respective subsidiaries as part of the Management Equity Incentive Plan (MEIP).
Tronox Holdings plc Amended and Restated Management Equity Incentive Plan
On March 27, 2019, in connection with the Re-domicile Transaction, Tronox Holdings plc assumed the management equity incentive plan previously adopted by Tronox Limited, which plan was renamed the Tronox Holdings plc Amended and Restated Management Equity Incentive Plan. The amendments to the plan were made to provide, among other things, for the appropriate substitution of Tronox Holdings in place of Tronox Limited and to ensure the compliance with the laws of England and Wales law in place of Australian law. The MEIP permits the grant of awards that are comprised of incentive options, nonqualified options, share appreciation rights, restricted shares, restricted share units, performance awards, and other share-based awards, cash payments, and other forms as the compensation committee of the Board of Directors (the “Board”) in its discretion deems appropriate, including any combination of the above. Subject to further adjustment, as of 31 December 2019, the maximum number of shares which may be the subject of awards (inclusive of incentive options) is 20,781,225 ordinary shares.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
8  Debtors: amounts falling due within one year(Continued)
The maximum number of shares which may be subject to awards under our MEIP was increased by 8,000,000 on the affirmative vote of our shareholders on June 24, 2020.
During 2020, a total of 193,805 of time-based awards were granted to members of the Board of which 21,654 vested in June 2020, 161,720 will vest in May 2021 and 10,431 will vest in June 2021
During 2019, 195,178 Restricted Stock Units (RSU’s) were granted to Board members and vested in 2020. period. 3,528 RSUs were also granted to certain Board members in lieu of cash fees earned and vested immediately.
Awards to board members are valued at the weighted average grant date fair value.
9  Restricted Cash
At 31 December 2020, the company had restricted cash of $18 million related to the termination fee associated with the Tizir Titanium and Iron (TTI ) acquisition by one of the company’s indirect subsidiary.
10 Creditors falling due within one year
Creditor amounts are primarily payables associated with various transactions with the company’s subsidiaries. Intercompany payable transactions primarily relate to funds received from other company subsidiaries to fund dividend payments and payment of the restricted cash for the acquisition of TTI. Accrued liabilities and other creditors primarily relate to professional fees payable primarily related to acquisition of TTI.
	At 31 December 2020 $	At 31 December 2019 $

Amounts owed to group undertakings	82,696,539	8,681,808
Accruals	7,154,888	2,368,594
Other creditors	4,993,986	221,959
Dividends payable	1,807,781	422,323
	96,653,194	11,694,684
11  Creditors: amounts falling due after one year
	At 31 December 2020 $	At 31 December 2019 $

Intercompany note payable	35,822,900	—
Deferred dividends on unvested RSU's	1,414,241	349,444
	37,237,141	349,444
Intercompany note payable is due to Tronox UK Holdings Limited an indirect subsidiary of the company for payments made by the subsidiary on the company’s behalf during the year. The interest rates charged on the note payable ranged from 3.73% to 3.799%.
12 Called-up share Capital
This represents 143,557,479 (2019: 141,900,459) ordinary shares of $0.01 each issued and outstanding at par value.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
12 Called-up share Capital (Continued)
Number of shares
Shares issued on incorporation	1
Shares issued on completion of redomicile	125,726,277
Shares issued on acquisition of Cristal	37,580,000
Shares repurchased and retired	(21,453,379)
Shares issued upon vesting of restricted stock units	47,560

Shares outstanding as of 31 December 2019	141,900,459
Shares issued upon vesting of restricted stock units	2,032,758
Shares cancelled	(375,738)

Shares outstanding as of 31 December 2020	143,557,479
The shares repurchased and retired during 2019 represent approximately 15% of the company’s called up share capital as of 31 December 2020 and 2019.
Cristal acquisition
On April 10, 2019, the company completed the acquisition of the TiO2 business of Cristal for $1.675 billion of cash, plus 37,580,000 ordinary shares. The total acquisition price, including the value of the ordinary shares at $14 per share on the closing date of the Cristal Transaction, was approximately $2.2 billion. With the acquisition of our shares, an affiliate of Cristal became our largest shareholder. At 31 December 2020 and 2019, Cristal International Holdings B.V. (formerly known as Cristal Inorganic Chemical Netherlands Cooperatief W.A.), a wholly owned subsidiary of National Titanium Dioxide Company Ltd., continues to own 37,580,000 shares of Tronox, or a 26% ownership interest. National Titanium Dioxide Company Ltd. is 79% owned by Tasnee.
Exxaro mineral completion agreement
On November 26, 2018, the company, certain of its subsidiaries and Exxaro entered into the Completion Agreement. The Completion Agreement provides for the orderly sale of Exxaro’s remaining ownership interest in us, subject to market conditions, helped to facilitate the Re-domicile Transaction, as well as addressed several legacy issues related to our 2012 acquisition of Exxaro’s mineral sands business.
Pursuant to the terms of the Completion Agreement, on May 9, 2019, Exxaro exercised their right under the agreement to sell 14 million shares to us for an aggregate purchase price of approximately $200 million or $14.3185 per share, plus fees of approximately $1 million. The share price was based upon a 5% discount to the 10-day volume weighted average price as of the day that Exxaro exercised their sale notice to us. Upon repurchase of the shares by the Company, the shares were cancelled. The shares repurchased represent approximately 9.87% of the called-up share capital as of 31 December, 2019.
Repurchase of Common Stock
On June 3, 2019, the Company’s Board of Directors authorized the repurchase of up to $100 million of the Company’s stock. During the period ended December 31, 2019, we purchased 7,453,391 shares under the authorization at an average price of $11.59 per share and at a cost of approximately $87 million, including

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
12 Called-up share Capital (Continued)
sales commissions and fees. Upon repurchase of the shares by the Company, the shares were cancelled. The shares repurchased represent approximately 5.25% of the called-up share capital.
13 Share premium account
Share premium represents the dollar value of the number of shares issued in excess of common stock at par value.
14  Retained earnings
During the year, the retained earnings were reduced by dividends paid to ordinary shareholders of $42,147,660 (2019: $20,272,683).
Retained earnings includes profit for the period of $38,862,209 (2019: $40,572,739).
15  Guarantees
The company, with some of its subsidiaries, were guarantors of a term loan credit agreement with a maturity date of 22 September 2024 and with an outstanding balance of $ 1.607 billion (2019 $1.805 billion) , Senior Notes due 2025 with an outstanding balance of $450 million (2019: $450 million), Senior Notes due 2026 with an outstanding balance of $615 million (2019: $615 million) and 6.5% Senior Secured Notes due 2025 with an outstanding balance of $500 million (2019 : nil) that were recorded in the consolidated financial statements of the company as of 31 December 2020 and 2019. The company was also a guarantor to the Wells Fargo revolving syndicated credit agreement with a maturity date of 22 September 2022 of which no draw down had been made as of 31 December 2020 and 2019.
16  Subsequent Events
Dividends
On 24 February 2021, the Board declared a quarterly dividend of $0.08 per share to holders of our ordinary shares at the close of business on 8 March 2021, which was paid on 19 March 2021.
Exxaro
In connection with the Company’s acquisition in 2012 of Exxaro Resources Limited’s (“Exxaro”) mineral sands business, Exxaro was granted a “flip in” right such that following the occurrence of certain events, Exxaro could exercise a put option, or the Company could exercise a call option, whereby Exxaro exchanges its 26% shareholding in the Company’s South African operating subsidiaries which hold the Company’s material mining licenses (the “South African Subsidiaries Interest”) for an additional 7,246,035 of our ordinary shares. On 26 November 2018, the Company, certain of the Company’s subsidiaries and Exxaro entered into the Exxaro Mineral Sands Transaction Completion Agreement which amended the “flip in” rights granted to Exxaro to accelerate the occurrence of the “flip in” upon satisfaction of certain conditions, which have now been satisfied. On 23 February 2021, we exercised our call option to complete the “flip in” transaction, pursuant to which we issued to Exxaro 7,246,035 new ordinary shares of the Company in exchange for Exxaro’s South African Subsidiaries Interest. In addition, on 1 March 2021, Exxaro sold its entire share ownership in us, including the “flip-in” shares, totaling 21,975,315 ordinary shares in an underwritten public offering.
Debt
On 15 March 2021, Tronox Incorporated, a Delaware corporation (the “Issuer”), and a wholly owned indirect subsidiary of Tronox Holdings plc (the “Company”), closed an offering of $1,075 million aggregate principal amount of 4.625% senior notes due 2029 (the “Notes”) . The Company expects to use the net proceeds from the issuance of the Notes, along with cash on hand, to finance the redemption in full of the

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
16  Subsequent Events(Continued)
Issuer’s outstanding $615 million aggregate principal amount of 6.500% senior notes due 2026 and the redemption in full of Tronox Finance plc’s outstanding $450 million aggregate principal amount of 5.750% senior notes due 2025. The redemptions are expected to be consummated on 31 March 2021 and 1 April 2021, respectively.
On 11 March 2021, Tronox Finance LLC, a wholly owned indirect subsidiary of Tronox Holdings plc (the “Company”), closed a transaction which refinanced our::
a)
Existing $2,150 million ($1,607 million balance as of 31 December 2020) variable rate Term Loan Facility with a new variable rate seven-year term loan facility in an aggregate initial principal amount of approximately $1,300 million (“New Term Loan Facility”); and

b)	Existing ABL Facility with a new five-year cash flow revolving facility providing initial revolving commitments of approximately $350 million (the “New Revolving Facility”).
It is intended that the net proceeds from the New Term Loan Facility plus cash on hand will be used to, among other things, pay down debt under the Existing Term Loan Facility and payoff all debt, and terminate all commitments, under the Existing ABL Facility.
Others
On 19 January 2021, the Company announced the decision to terminate its agreement with Eramet S.A.to acquire the Tizir Titanium and Iron (“TTI”) business following rejection by the U.K. Competition and Markets Authority of a remedy proposal and opening of a phase 2 investigation. Upon signing of the agreement to acquire TTI in May 2020, $18 million of funds were placed into escrow which, due to the termination of the agreement, were released to Eramet S.A. in January 2021 as a break fee.
17  Certain disclosures relevant to the group
Basis of preparation
The consolidated financial statements have been prepared in accordance with accounting principles
Accepted in the United States of America (“GAAP”), as permitted by Statutory Instruments 2015 no. 1675, “The Accounting Standards (Prescribed Bodies) (United States of America and Japan) Regulation 2015” and in accordance with the UK Companies Act 2006.
UK statutory Disclosure Requirements
(a) Group	2020	2019
(i) Average monthly number of people (including executive directors) employed:
Employees
Male	5,343	4,041
Female	1,183	896
Total Average headcount	6,526	4,937
Senior Managers
Male	27	27
Female	7	4
Total Average headcount	34	31
b) Company
The company had no employees during 2020 and 2019.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
17  Certain disclosures relevant to the group(Continued)
(ii) Employee costs (in usd thousands)
Group	2020	2019
Salaries	350,173	319,733
Defined benefit costs	17,869	15,849
Defined contribution costs	3,314	5,828
Total employee costs	371,356	341,410
(iii) Directors’ remuneration
Details of the remuneration paid to directors of the Company are provided in the Directors’ remuneration report on pages 26 to 39.
(iv) Auditors remuneration
Services provided by the company's auditors and its associates (in usd thousands)
Group	2020	2019
Fees payable to company's auditor and its associates for the audit of the parent company and consolidated financial statements	437	456
Fees payable to company's auditor and its associates for other services:
Audit of company's subsidiaries	8,625	13,107
Audit-related assurance services	339	85
Audit of benefit plans	18	15
Tax compliance services	417	518
Tax consulting services	785	2,348
	10,621	16,529

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
Independent auditors’ report to the members of Tronox Holdings plc
Report on the audit of the group financial statements
Opinion
In our opinion, Tronox Holdings plc’s group financial statements:
•	give a true and fair view of the state of the group’s affairs as at 31 December 2020 and of its profit and cash flows for the year then ended;
•	have been properly prepared in accordance with accounting principles generally accepted in the United States of America; and
•	have been prepared in accordance with the requirements of the Companies Act 2006.
We have audited the financial statements, included within the Annual Report and Financial Statements (the “Annual Report”), which comprise: the consolidated balance sheet as at 31 December 2020; the consolidated statement of operations, the consolidated statement of comprehensive income (loss), the consolidated statement of cash flows, and the consolidated statement of changes in shareholders' equity for the year then ended; and the notes to the financial statements, which include a description of the significant accounting policies.
Basis for opinion
We conducted our audit in accordance with International Standards on Auditing (UK) (“ISAs (UK)”) and applicable law. Our responsibilities under ISAs (UK) are further described in the Auditors’ responsibilities for the audit of the financial statements section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Independence
We remained independent of the group in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, which includes the FRC’s Ethical Standard, as applicable to listed entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements.
Our audit approach
Overview
Audit scope
•	Overall group materiality: US$14.5 million (2019: US$13 million).
•
Tronox Holdings plc is a public limited company incorporated under the laws of England and Wales and is listed on the New York Stock Exchange thus the Group is subject to group financial statement audits in both the United Kingdom (UK) and the United States of America (US).

•
The Group’s headquarters are in the United Kingdom, however it maintains its global operations in Stamford, Connecticut, USA, where Group management resides. We have thus used the US corporate component team to perform the on-site testing in the US in relation to testing of balances accounted for on a centralized basis and then other component teams to perform the on-site testing for other global sites in scope (including another component team in the US for the Hamilton operation), with the UK Group team performing the remainder of the audit work.

•
We identified 2 reporting units which, in our view, required a full scope audit based on their size and risk. In addition, we determined that audit procedures over certain accounts or balances were required at a further 10 reporting units to provide sufficient overall Group coverage of particular financial statement line items.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
•
We used component teams in 7 countries to perform a combination of full scope audit procedures and audits of specific balances, with the Group team performing the remainder. Certain Group financial statement disclosures and a number of complex areas, prepared by the head office finance function, were audited by the US corporate component team, with the Group consolidation audited by the UK Group engagement team.

•
Reporting units where audit procedures were performed accounted for 80% of Group revenue and 85% of Group total assets. Our audit scope provided sufficient appropriate audit evidence as a basis for our opinion on the Group financial statements as a whole.

Key audit matters
•	Fraud in Revenue Recognition
•	Covid-19
•	Assessment of the Valuation Allowance against U.S. Deferred Tax Assets
Materiality
•	Overall materiality: US$14,500,000 (FY2019: US$13,000,000) based on 2.17% of Adjusted EBITDA.
•	Performance materiality: US$10,800,000.
The scope of our audit
As part of designing our audit, we determined materiality and assessed the risks of material misstatement in the financial statements.
Capability of the audit in detecting irregularities, including fraud
Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined in the Auditors’ responsibilities for the audit of the financial statements section, to detect material misstatements in respect of irregularities, including fraud. The extent to which our procedures are capable of detecting irregularities, including fraud, is detailed below.
Based on our understanding of the group and industry, we identified that the principal risks of non-compliance with laws and regulations related to breaches of legislation in respect of local taxes, bribery and corruption, intellectual property, data protection, health and safety, mining regulations, export regulations and competition/antitrust laws. We also considered those laws and regulations that have a direct impact on the preparation of the financial statements such as the pensions legislation, tax legislation and environmental laws and regulations, and we considered the extent to which non-compliance might have a material effect on the financial statements. We also considered those laws and regulations that have a direct impact on the preparation of the financial statements such as the Companies Act 2006. We evaluated management’s incentives and opportunities for fraudulent manipulation of the financial statements (including the risk of override of controls), and determined that the principal risks were related to posting unauthorised manual journal entries to accelerate recognition revenue during the reporting period and management bias in accounting estimates or judgments to manipulate results. The group engagement team shared this risk assessment with the component auditors so that they could include appropriate audit procedures in response to such risks in their work. Audit procedures performed by the group engagement team and/or component auditors included:
•	Holding discussions with Group management, Internal Audit, legal and tax advisors, including consideration of known or suspected instances of non compliance with laws and regulation and fraud;
•	Evaluation of management’s controls designed to prevent and detect irregularities;
•	Review of Board meeting minutes;

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
•	Challenging assumptions and judgements made by management in their significant accounting estimates and judgments, particularly in relation to the key audit matters below;
•	Identifying and testing journal entries based on our risk assessment and evaluating whether there was evidence of management bias that represents a risk of material misstatement due to fraud; and.
•	Incorporating elements of unpredictability into the audit procedures performed.
There are inherent limitations in the audit procedures described above. We are less likely to become aware of instances of non-compliance with laws and regulations that are not closely related to events and transactions reflected in the financial statements. Also, the risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion.
Key audit matters
Key audit matters are those matters that, in the auditors’ professional judgement, were of most significance in the audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) identified by the auditors, including those which had the greatest effect on: the overall audit strategy; the allocation of resources in the audit; and directing the efforts of the engagement team. These matters, and any comments we make on the results of our procedures thereon, were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.
This is not a complete list of all risks identified by our audit.
Assessment of the Valuation Allowance against U.S. Deferred Tax Assets is a new key audit matter this year. Risk of material misstatement related to the Cristal acquisition – Valuation of mineral leaseholds, which was a key audit matter last year, is no longer included because the acquisition and related accounting entries occurred and was audited in the previous year. Otherwise, the key audit matters below are consistent with last year.
Key audit matter	How our audit addressed the key audit matter
Fraud in Revenue Recognition
We determined that the focus of the significant risk of fraud in revenue recognition is specifically related to management override through unauthorized manual adjustments to revenue throughout the year, impacting the existence/occurrence and accuracy assertions.

Testing of revenue has been performed by the component teams which cover 80% of the overall revenue balance. The substantive procedures performed are as follows:

  • Tested a sample of revenue transactions recognised to the appropriate support such as signed contracts, purchase orders, invoices, proof of delivery and cash receipts.

  • Tested unusual manual journal entries that credited revenue.

  • For components not in scope, we have performed disaggregated revenue analytics based on products and location to assess the revenue balances and any unusual movements.

  • We did not identify any material misstatement as a result of the procedures performed.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
Key audit matter	How our audit addressed the key audit matter
Covid-19
The ongoing global COVID-19 pandemic, including new strains of the virus, has adversely affected, and may continue to adversely affect the Group's business, financial condition and results of its operations.The Group has significant sales and manufacturing operations in the U.S., Europe, South Africa, Brazil, the Kingdom of Saudi Arabia and Australia, and each of these countries has been significantly affected by the outbreak and taken measures to try to contain it. These restrictive measures have adversely impacted, and may further adversely impact, the group's workforce and operations, the operations of their customers and vendors.

Our procedures included the following:

  •  We have reviewed managements assessment of the potential impact of COVID-19 on the operations of the business and the resultant impact to the financial statements

  •  Read and evaluated the adequacy of the disclosures made in the financial statements.
We considered whether there were any further impacts of the pandemic on the financial statements and our audit and concluded that there were none.
We found that management’s disclosures within the Annual Report and Financial Statements are appropriate.

Assessment of the Valuation Allowance against U.S. Deferred Tax Assets
As at 31 December 2020, Tronox has recognised a total deferred tax asset (“DTA”) of US$1,100 million, net of valuation allowances of US$1,800 million. Whilst this relates to multiple jurisdictions, the largest element of this is in the US with US$0.9bn of deferred assets recognised. During the year, management assessed the DTAs based upon historical results and projected future taxable income, to determine if a valuation allowance is still required. As a result of the assessment performed, a US$909mn tax benefit was recognised following a partial release relating to the US valuation allowance. Evaluating the need for and amount of a valuation allowance for deferred tax assets often requires significant judgment and extensive analysis of all the positive and negative evidence available to determine whether all or some portion of the deferred tax assets will not be realized. There are significant judgements made by management in determining the amount of and period when the valuation allowance is to be released, which in turn led to a high degree of auditor judgement, subjectivity and effort in performing procedures and in evaluating audit evidence relating to management’s assessment of the realizability of deferred tax assets, and management’s significant assumptions relating to estimates of continued profitability and expected utilization of deferred tax assets.

We evaluated the following attributes of the deferred tax models to assess the recoverability of deferred tax assets for the US territories:

  •  Tested completeness and accuracy of underlying data used by management and evaluated management’s assessment of the realizability of deferred tax assets in the US.

  • Evaluated the reasonableness of management’s significant assumptions related to estimates of future continued profitability and expected utilization of deferred tax assets.
Professionals with specialised skills and knowledge were used to assist in evaluating the appropriateness of the Group's assessment of the realisation of deferred tax assets.
We did not identify any material misstatement as a result of the procedures performed and the disclosures appropriately draw attention to the significant areas of estimation and judgement.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
How we tailored the audit scope
We tailored the scope of our audit to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole, taking into account the structure of the group, the accounting processes and controls, and the industry in which it operates.
The Group’s accounting process is structured around a local finance function in each of the Group’s reporting units. These functions maintain their own accounting records and controls (although transactional processing and certain controls for some reporting units are performed at a shared service centre) and report to the head office finance team through an integrated consolidation system.
In establishing the overall Group audit strategy and plan, we determined the type of work that needed to be performed at the reporting units by the Group engagement team and by component auditors from other PwC network firms. Where the work was performed by component auditors, we determined the level of involvement we needed to have in the audit work at those reporting units so as to be able to conclude whether sufficient appropriate audit evidence had been obtained as a basis for our opinion on the Group financial statements as a whole.
For each reporting unit, we determined whether we required an audit of their complete financial information (“full scope”) or whether procedures on specified accounts or balances would be sufficient. Those where a full scope audit was required included the largest reporting unit (Hamilton plant), determined as individually financially significant because it contributes more than 15% of the Group’s revenue. We performed a full scope audit at one further component based on its size and risk. We maintained regular communication with the local teams, before, during and after their audits. We directed the work of the component teams, reviewed their approach and findings and participated in the closing meetings of the significant components.
In addition, we determined that audit procedures over certain accounts or balances were required at a further 10 reporting units to provide sufficient overall Group coverage of particular financial statement line items. We performed a detailed review of the working papers for the significant component and other component teams as deemed appropriate. We maintained regular communication with the local teams, before, during and after their audits. We directed the work of the component teams, reviewed their approach and findings and participated in the closing meetings of the components.
The US corporate component team performs audit procedures over certain areas that are being managed by the corporate finance team based in Stamford. These includes current income tax receivable/payable, deferred tax asset/liabilities, derivative financial instruments and related hedge accounting, right of use asset and lease liabilities, bonus accruals, bank and other borrowings and related finance costs and non-controlling interest. The Group consolidation is audited by the UK Group engagement team.
Reporting units where audit procedures were performed accounted for 80% of Group revenue and 85% of Group total assets.
In determining the nature, timing, and extent of audit procedures to be performed at non-significant components, the US corporate component team performed analytical procedures at a Group level. Those not subject to analytical review procedures were individually, and in aggregate, immaterial. This gave us the evidence we needed for our opinion on the financial statements as a whole.
Materiality
The scope of our audit was influenced by our application of materiality. We set certain quantitative thresholds for materiality. These, together with qualitative considerations, helped us to determine the scope of our audit and the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and in evaluating the effect of misstatements, both individually and in aggregate on the financial statements as a whole.
Based on our professional judgement, we determined materiality for the financial statements as a whole as follows:

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
Overall group materiality	US$14,500,000 (FY2019: US$13,000,000).
How we determined it	2.17% of Adjusted EBITDA
Rationale for benchmark applied
The engagement team notes that Adjusted EBITDA is the primary metric reported by Tronox’s peers and used by analysts and the users of the Company’s financial statements. The primary differences from regular EBITDA and adjusted EBITDA have been transaction costs associated with the TTI acquisition, integration costs associated with the Cristal transaction, share-based compensation, loss on extinguishment of debt, non-cash pension costs, and unrealized foreign currency remeasurements. As a result this is the primary metric used by management and investors.

For each component in the scope of our group audit, we allocated a materiality that is less than our overall group materiality. The range of materiality allocated across components was between US$2 million and US$13 million. Certain components were audited to a local statutory audit materiality that was also less than our overall group materiality.
We use performance materiality to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds overall materiality. Specifically, we use performance materiality in determining the scope of our audit and the nature and extent of our testing of account balances, classes of transactions and disclosures, for example in determining sample sizes. Our performance materiality was 75% of overall materiality, amounting to US$10,800,000 for the group financial statements.
In determining the performance materiality, we considered a number of factors - the history of misstatements, risk assessment and aggregation risk and the effectiveness of controls - and concluded that an amount at the upper end of our normal range was appropriate.
We agreed with those charged with governance that we would report to them misstatements identified during our audit above $1,000,000 (FY2019: $750,000) as well as misstatements below that amount that, in our view, warranted reporting for qualitative reasons.
Conclusions relating to going concern
Our evaluation of the directors’ assessment of the group's ability to continue to adopt the going concern basis of accounting included:
•	Understanding and evaluating the group’s assessment of its going concern.
•	Performing a risk assessment to identify factors that could impact the going concern basis of accounting, including the impact of Covid-19.
•
Evaluating the financial forecasts and the group’s stress testing of liquidity, including the severity of the downside scenarios that were used to support the going concern assumption and testing the mathematical accuracy of the model.

•	Testing compliance with all objectively determinable debt covenants.
•	Reading and evaluating the adequacy of the disclosures made in the financial statements in relation to going concern.
Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group's ability to continue as a going concern for a period of at least twelve months from when the financial statements are authorised for issue.
In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate.
However, because not all future events or conditions can be predicted, this conclusion is not a guarantee as to the group's ability to continue as a going concern.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report.
Reporting on other information
The other information comprises all of the information in the Annual Report other than the financial statements and our auditors’ report thereon. The directors are responsible for the other information. Our opinion on the financial statements does not cover the other information and, accordingly, we do not express an audit opinion or, except to the extent otherwise explicitly stated in this report, any form of assurance thereon.
In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If we identify an apparent material inconsistency or material misstatement, we are required to perform procedures to conclude whether there is a material misstatement of the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report based on these responsibilities.
With respect to the Strategic report and Directors' Report, we also considered whether the disclosures required by the UK Companies Act 2006 have been included.
Based on our work undertaken in the course of the audit, the Companies Act 2006 requires us also to report certain opinions and matters as described below.
Strategic report and Directors' Report
In our opinion, based on the work undertaken in the course of the audit, the information given in the Strategic report and Directors' Report for the year ended 31 December 2020 is consistent with the financial statements and has been prepared in accordance with applicable legal requirements.
In light of the knowledge and understanding of the group and its environment obtained in the course of the audit, we did not identify any material misstatements in the Strategic report and Directors' Report.
Responsibilities for the financial statements and the audit
Responsibilities of the directors for the financial statements
As explained more fully in the Statement of directors' responsibilities, the directors are responsible for the preparation of the financial statements in accordance with the applicable framework and for being satisfied that they give a true and fair view. The directors are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, the directors are responsible for assessing the group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or to cease operations, or have no realistic alternative but to do so.
Auditors’ responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

TRONOX HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS
Our audit testing might include testing complete populations of certain transactions and balances, possibly using data auditing techniques. However, it typically involves selecting a limited number of items for testing, rather than testing complete populations. We will often seek to target particular items for testing based on their size or risk characteristics. In other cases, we will use audit sampling to enable us to draw a conclusion about the population from which the sample is selected.
A further description of our responsibilities for the audit of the financial statements is located on the FRC’s website at: www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditors’ report.
Use of this report
This report, including the opinions, has been prepared for and only for the company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.
Other required reporting
Companies Act 2006 exception reporting
Under the Companies Act 2006 we are required to report to you if, in our opinion:
•	we have not obtained all the information and explanations we require for our audit; or
•	certain disclosures of directors’ remuneration specified by law are not made.
We have no exceptions to report arising from this responsibility.
Other matter
We have reported separately on the company financial statements of Tronox Holdings plc for the year ended 31 December 2020 and on the information in the Directors' Remuneration Report that is described as having been audited.
/s/ PricewaterhouseCoopers LLP
Miles Saunders (Senior Statutory Auditor)
for and on behalf of PricewaterhouseCoopers LLP
Chartered Accountants and Statutory Auditors
Reading
18 March 2021

TRONOX

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TRONOX HOLDINGS PLC

The Board of Directors recommends a vote FOR the election of all the nominees for Director in Proposal 1 - Election of Directors, and FOR Proposals 2 – 7.

	For	Against	Abstain
1. Election of Directors			
Nominees:			
1a. Ilan Kaufthal	☐	☐	☐
1b. Mutlaq Al-Morished	☐	☐	☐
1c. Vanessa Guthrie	☐	☐	☐
1d. Peter Johnston	☐	☐	☐
1e. Ginger Jones	☐	☐	☐
1f. Stephen Jones	☐	☐	☐
1g. Moazzam Khan	☐	☐	☐
1h. Sipho Nkosi	☐	☐	☐
1i. John Romano	☐	☐	☐
1j. Jean-Francois Turgeon	☐	☐	☐
2. A non-binding advisory vote to approve executive compensation.	☐	☐	☐

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TRONOX HOLDINGS PLC
Annual Meeting of Shareholders
May 5, 2021 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John Romano, Jean-Francois Turgeon and Jeffrey Neuman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TRONOX HOLDINGS PLC that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on May 5, 2021, location at 410 Park Avenue, Suite 1400, New York, New York 10022 and any adjournment or postponement thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees for Director in Proposal 1 – Election of Directors, and FOR Proposals 2, 3, 4, 5, 6 and 7.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side